As filed with the Securities and Exchange Commission on November  8, 1996

                                                    Registration No. 333-12653


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          EMPIRE FEDERAL BANCORP, INC.
              (Exact name of small business issuer in its charter)


            Delaware                   6035                    81-0512374
 (State or other jurisdiction of  (Primary SICC No.)         (I.R.S. Employer
  incorporation or organization)                             Identification No.)


                              123 South Main Street
                            Livingston, Montana 59047
                                 (406) 222-1981

    (Address and telephone number of principal executive offices and place of business)

                          John F. Breyer, Jr., Esquire
                          Victor L. Cangelosi, Esquire
                                BREYER & AGUGGIA
                               1300 I Street, N.W.
                                 Suite 470 East
                             Washington, D.C. 20005

                                 (202) 737-7900
            (Name, address and telephone number of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

              As soon as practicable after this registration statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee


     Title of Each Class of    Proposed Maximum   Proposed        Proposed Maximum    Amount of
     Securities Being          Amount Being       Offering        Aggregate Offering  Registration
     Registered                Registered(1)      Price(1)        Price(1)              Fee


     Common Stock, $0.01 Par  2,592,100               $10.00     $25,921,000          $8,939(2)
     Value


      (1) Estimated solely for purposes of calculating the registration fee.

      (2) Previously paid.


      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          Cross Reference Sheet showing the location in the Prospectus of the Items of Form SB-2


            1.   Front of Registration              Front of Registration Statement;
                 Statement and Outside Front        Outside Front Cover Page
                 Cover of Prospectus

            2.   Inside Front and Outside Back      Inside Front Cover Page; Outside Back
                 Cover Pages of Prospectus          Cover Page

            3.   Summary Information and Risk
                 Factors                            Prospectus Summary; Risk Factors

            4.   Use of Proceeds                    Use of Proceeds; Capitalization

            5.   Determination of Offering Price    Market for Common Stock; The
                                                    Conversion -- Stock  Pricing
                                                    and Number of Shares to be Issued

            6.   Dilution                           *

            7.   Selling Security-Holders           *

            8.   Plan of Distribution               The Conversion

            9.   Legal Proceedings                  Business of the  Association --  Legal
                                                    Proceedings

            10.  Directors, Executive Officers,     Management  of  the  Holding  Company;
                  Promoters and Control Persons     Management of the Association


            11.  Security Ownership of Certain
                 Beneficial                        *
                 Owners and Management

            12.  Description of Securities          Description of Capital Stock

            13.  Interest of Named Experts and      Legal and Tax Opinions; Experts
                 Counsel

            14. Disclosure of Commission Position Part II - Item 17 on Indemnification for Securities
                 Act Liabilities

            15.  Organization Within Last           Business of the Association
                 Five Years

            16.  Description of Business            Business of the Holding Company;
                                                    Business of the Association

            17.  Management's Discussion and        Management's  Discussion  and Analysis of
                 Analysis or Plan of Operation      Financial  Condition  and  Results  of
                                                    Operations

            18.  Description of Property            Business of the Association - Properties






            19.  Certain Relationships and          Management of the Association --Transactions
                 Related Transactions               with the Association


            20.  Market Price for Common Equity     Outside Front Cover Page; Market for
                 and Related Stockholder Matters    Common Stock; Dividend Policy

            21.  Executive Compensation             Management of the Association --Executive
                                                    Compensation; and -- Benefits

            22.  Financial Statements               Financial Statements; Pro Forma Data

            23.  Changes in and Disagreements       *
                 with Accountants on Accounting
                 and Financial Disclosure

            *Item is omitted because answer is negative or item inapplicable.

PROSPECTUS
                          Empire Federal Bancorp, Inc.
   (Proposed Holding Company for Empire Federal Savings and Loan Association,
                  to be known as "Empire Federal Savings Bank")
          Up to 2,254,000 Shares of Common Stock (Anticipated Maximum)

      Empire Federal Bancorp, Inc. ("Holding Company"), a Delaware corporation, is offering between 1,666,000 and 2,254,000 shares of its common stock, $.01 par value per share ("Common Stock"), in connection with the conversion of Empire Federal Savings and Loan Association ("Association") from a federally chartered mutual savings and loan association to a federally chartered capital stock savings bank, the simultaneous issuance of the Association's capital stock to the Holding Company. The simultaneous conversion of the Association to stock form, the issuance of the Association's capital stock to the Holding Company and the offer and sale of the Common Stock by the Holding Company are undertaken pursuant to a plan of conversion ("Plan" or "Plan of Conversion"), and are referred to herein as the "Conversion." References herein to the Association include Empire Federal Savings and Loan Association and Empire Federal Savings Bank, as indicated by the context.


      Pursuant to the Plan, nontransferable rights to subscribe for the Common Stock ("Subscription Rights") have been granted, in order of priority, to (i) depositors with $50.00 or more on deposit at the Association as of March 31, 1995 ("Eligible Account Holders"), (ii) the Association's employee stock ownership plan ("ESOP"), a tax-qualified employee benefit plan, (iii) depositors with $50.00 or more on deposit at the Association as of September 30, 1996 ("Supplemental Eligible Account Holders"), and (iv) depositors of the Association as of October 31, 1996 ("Voting Record Date") and borrowers of the Association with loans outstanding as of ____________, 1996 which continue to be outstanding as of the Voting Record Date ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan of Conversion ("Subscription Offering"). Subscription Rights are nontransferable. Persons selling or otherwise transferring their Subscription Rights to subscribe for Common Stock in the Subscription Offering or subscribing for Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision ("OTS") or another agency of the U.S. Government. See "THE CONVERSION -- The Subscription, Direct Community and Syndicated Community Offerings" and "-- Limitations on Purchases of Shares." Concurrently, but subject to the prior rights of holders of Subscription Rights, the Holding Company is offering the Common Stock for sale to members of the general public through a direct community offering ("Direct Community Offering") with preference given to natural persons who are permanent residents of Park, Gallatin and Sweet Grass Counties of Montana ("Local Community"). The Subscription Offering and the Direct Community Offering are referred to herein as the "Subscription and Direct Community Offering." It is anticipated that shares of Common Stock not subscribed for or purchased in the Subscription and Direct Community Offering will be offered to eligible members of the general public on a best efforts basis by a selling group of broker-dealers managed by Charles Webb & Company ("Webb"), a division of Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette"), in a syndicated offering ("Syndicated Community Offering"). The Subscription and Direct Community Offering and the Syndicated Community Offering are referred to collectively as the "Offerings." The Holding Company and the Association reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Direct Community Offering or Syndicated Community Offering either at the time of receipt of an order or as soon as practicable following the termination of the Offerings. If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order.


 FOR INFORMATION ON HOW TO SUBSCRIBE FOR SHARES OF COMMON STOCK, CALL THE STOCK
    INFORMATION CENTER AT (406) ________ AND ASK FOR A WEBB REPRESENTATIVE.


FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE
               INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE 1.


   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR ACCOUNTS AND WILL NOT BE
       INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), THE
            SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") OR ANY OTHER
                               GOVERNMENT AGENCY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION ("SEC"), THE OTS, THE FDIC OR ANY OTHER FEDERAL
         AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC, THE
            OTS, THE FDIC OR ANY OTHER AGENCY OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                             Charles Webb & Company,
                   a Division of Keefe, Bruyette & Woods, Inc.

                 The date of this Prospectus is _____ __, 1996.


                                                           Estimated Underwriting
                                          Purchase           and Other Fees and   Estimated Net
                                          Price(1)               Expenses(2)      Proceeds

    Minimum Price Per Share                  $10.00                  $0.33          $9.67
    Midpoint Price Per Share                 $10.00                  $0.30          $9.70
    Maximum Price Per Share                  $10.00                  $0.27          $9.73
    Maximum Price Per Share, as adjusted(3)  $10.00                  $0.24         $9.76
    Minimum Total(4)                         $16,660,000          $545,000       $16,115,000
    Midpoint Total(5)                        $19,600,000          $585,000       $19,015,000
    Maximum Total(6)                         $22,540,000          $619,000       $21,921,000
    Maximum Total, as
      adjusted(3)(7)                         $25,921,000          $619,000       $25,302,000


            (1)Determined in accordance with an independent appraisal prepared by Keller & Company, Inc. ("Keller") as of September 6, 1996, which states that the estimated aggregate pro forma market value of the Holding Company and the Association, as converted, ranged from $16,660,000 to $22,540,000 with a midpoint of $19,600,000
            ("Estimated Valuation Range"). See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued." (2)Includes estimated costs to the Holding Company and the Association arising from the Conversion, including fees to be paid to Webb in connection with the Offerings. Such fees may be deemed to be underwriting fees and Webb may be deemed to be an underwriter. Actual expenses, and thus net proceeds, may be more or less than estimated amounts. The Holding Company and the Association have agreed to indemnify Webb against certain liabilities, including liabilities that may arise under the Securities Act of 1933, as amended ("Securities Act"). See "USE OF PROCEEDS" and "THE CONVERSION -- Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings."
            (3)Gives effect to an increase in the number of shares sold in the Offerings due to an increase in the pro forma market value of the Holding Company and the Association, as converted, up to 15% above the maximum of the Estimated Valuation Range. Such shares may be issued without the resolicitation of subscribers or any right of cancellation. The ESOP shall have a first priority right to subscribe for such additional shares up to an aggregate of 8% of the Common Stock issued in the Conversion. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."
            (4) Assumes the issuance of 1,666,000 shares at $10.00 per share.
            (5) Assumes the issuance of 1,960,000 shares at $10.00 per share.
            (6) Assumes the issuance of 2,254,000 shares at $10.00 per share.
            (7) Assumes the issuance of 2,592,100 shares at $10.00 per share.


                  Except for the ESOP, which is expected to purchase 8% of the
            Common Stock issued in the Conversion, subject to the approval of the OTS, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may subscribe in their capacity as such in the Subscription Offering for shares of Common Stock having an aggregate purchase price of more than $225,000 (22,500 shares based on the Purchase Price); no person may purchase in the Direct Community Offering shares of Common Stock having an aggregate purchase price of more than $225,000 (22,500 shares based on the Purchase Price); no person, together with associates of and persons acting in concert with such person, may purchase in the Subscription Offering, Direct Community Offering and the Syndicated Community Offering shares of Common Stock having an aggregate purchase price of more than $350,000 (35,000 shares based on the Purchase Price); and no person, together with associates of and persons acting in concert with such person, may purchase shares of Common Stock in the Conversion having an aggregate purchase price of more than $350,000 (35,000 shares based on the Purchase Price). Under certain circumstances, the maximum purchase limitation may be increased or decreased at the sole discretion of the Association and the Holding Company. See "THE CONVERSION -- The Subscription, Direct Community and Syndicated Community Offerings," "-- Limitations on Purchases of Shares" and "-- Procedure for Purchasing Shares in the Subscription and Direct Community Offering" for other purchase and sale limitations. The minimum purchase is 25 shares.


                  The Subscription Offering will expire at Noon, Mountain Time, on _____ __, 1996 ("Expiration Date"), unless extended by the Association and the Holding Company for up to __ days to ____ __, 1996.

            Such extension may be granted without additional notice to subscribers. The Direct Community Offering is also expected to terminate at Noon, Mountain Time, on _____ __, 1996 or at a date thereafter, however, in no event later than ____ __, 1997. The Holding Company must receive at the Association's office the accompanying original Stock Order Form (facsimile copies and photocopies will not be accepted) and a fully executed separate Certification Form ("Certification Form") along with full payment (or appropriate instructions authorizing a withdrawal from a deposit account at the Association) of $10.00 per share ("Purchase Price") for all shares subscribed for or ordered by the Expiration Date. Funds so received will be placed in segregated accounts created for this purpose at the Association, and interest will be paid at the passbook rate (___% per annum as of the date hereof) from the date payment is received until the Conversion is consummated or terminated. These funds will be otherwise unavailable to the depositor until such time. Payments authorized by withdrawals from deposit accounts will continue to earn interest at the contractual rate until the Conversion is consummated or terminated, although such funds will be unavailable for withdrawal until the Conversion is consummated or terminated. Shares of Common Stock issued in the Conversion are not deposit liabilities, will not earn interest, and will not be insured by the FDIC, the SAIF or any other government agency. Payment for shares of Common Stock by wire transfer will not be accepted. Orders submitted are irrevocable until the consummation of the Conversion. If the Conversion is not consummated within 45 days after the last day of the Subscription and Direct Community Offering (which date will be no later than ____ __, 1997) and the OTS consents to an extension of time to consummate the Conversion, subscribers will be notified in writing of the time period within which the subscriber must notify the Association of his or her intention to increase, decrease or rescind his or her subscription. If an affirmative response to any such resolicitation is not received by the Holding Company or the Association from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. If such period is not extended or, in any event, if the Conversion is not consummated by _______ __, 1997, all subscription funds will be promptly returned, together with accrued interest, and all withdrawal authorizations terminated.

                  The Association and the Holding Company have engaged Webb as their financial advisor and to assist the Holding Company in the sale of the Common Stock in the Offerings. Neither Webb nor any other registered broker-dealer is obligated to take or purchase any shares of Common Stock in the Offerings. See "THE CONVERSION -- Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings."


                  Prior to the Offerings, the Holding Company has not issued any capital stock and accordingly there has been no market for the shares offered hereby. There can be no assurance that an active and liquid trading market for the Common Stock will develop or, if developed, will be maintained. See "RISK FACTORS -- Absence of Prior Market for the Common Stock." The Holding Company has received conditional approval to list the Common Stock on the National Market under the symbol "EFBC." Keefe, Bruyette has advised the Holding Company that it intends to act as a market maker for the Common Stock following the Conversion. See "MARKET FOR COMMON STOCK."

                   Empire Federal Savings and Loan Association
                             123 South Main Street
                           Livingston, Montana 59047
                                 (406) 222-1981












               [Map of the State of Montana with the location of the counties of Park, Gallatin and Sweet Grass illustrated]













THE CONVERSION IS CONTINGENT UPON APPROVAL OF THE PLAN OF CONVERSION BY AT LEAST A MAJORITY OF THE ELIGIBLE VOTING MEMBERS OF THE ASSOCIATION, THE SALE OF AT LEAST 1,666,000 SHARES OF COMMON STOCK PURSUANT TO THE PLAN OF CONVERSION, AND RECEIPT OF ALL APPLICABLE REGULATORY APPROVALS.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR ACCOUNTS AND WILL NOT BE INSURED OR GUARANTEED BY THE FDIC, THE SAIF OR ANY OTHER GOVERNMENT AGENCY.




                               PROSPECTUS SUMMARY

      The information set forth below should be read in conjunction with and is qualified in its entirety by the more detailed information and Consolidated Financial Statements (including the Notes thereto) presented elsewhere in this Prospectus. The purchase of Common Stock is subject to certain risks. See "RISK FACTORS."


Empire Federal Bancorp, Inc.

      The Holding Company is a Delaware corporation organized in September 1996 at the direction of the Association to acquire all of the capital stock that the Association will issue upon its conversion from the mutual to stock form of ownership. The Holding Company has not engaged in any significant business to date. The Holding Company has received OTS approval to become a savings and loan holding company and to acquire 100% of the capital stock of the Association. Immediately following the Conversion, the only significant assets of the Holding Company will be the outstanding capital stock of the Association, that portion of the net proceeds of the Offerings permitted by the OTS to be retained by the Holding Company and a note receivable from the ESOP evidencing a loan from the Holding Company to fund the Association's ESOP. The Holding Company has received approval from the OTS to retain 50% of the net proceeds of the Offerings, which will be used for general business activities, including a loan by the Holding Company directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion. See "USE OF PROCEEDS." Upon consummation of the Conversion, the Holding Company initially will be a unitary savings and loan holding company which, under existing laws, generally would not be restricted in the types of business activities in which it may engage as long as the Association retains a specified amount of its loans in housing-related investments. See "REGULATION -- Savings and Loan Holding Company Regulations." Management believes that the holding company structure and retention of proceeds would facilitate the expansion and diversification of its operations, should it decide to do so. There are no present plans, arrangements, agreements, or understandings, written or oral, however, regarding any such activities or repurchases. The principal executive office of the Holding Company is located at 123 South Main Street, Livingston, Montana 59047, and its telephone number is
(406) 222-1981.

Empire Federal Savings and Loan Association

      The Association is a federally chartered mutual savings and loan association located in Livingston, Montana, which is approximately 26 miles east of Bozeman, Montana. Chartered in 1923 as a Montana-chartered mutual building and loan association under the name "Empire Building and Loan Association," the Association converted to a federal charter and adopted its current name in 1970. In connection with the Conversion, the Association will convert to a federal stock savings bank and change its name to "Empire Federal Savings Bank." The Association is regulated by the OTS, its primary federal regulator, and the FDIC, the insurer of its deposits. The Association's deposits are federally insured by the FDIC under the SAIF. The Association is a member of the Federal Home Loan Bank ("FHLB") System. At June 30, 1996, the Association had total assets of $86.8 million, total deposits of $68.6 million and total equity of $15.9 million, or 18.3% of total assets, on a consolidated basis.

      The Association is a community oriented financial institution which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on real estate mortgage loans. Lending activities have been focused primarily on the origination of loans secured by one- to four-family residential

                                       (i)
dwellings, including an emphasis on loans for construction of residential dwellings. To a lesser extent, lending activities also have included the origination of multi-family, commercial real estate and home equity loans. The Association's primary business has been that of a traditional thrift institution, originating loans in its primary market area for its portfolio. At June 30, 1996, the Association's gross loan portfolio totaled $43.1 million, of which 81.7% were one- to four-family residential mortgage loans, 3.2% were construction loans (most of which related to one- to four-family residences), 5.4% were multi-family loans, and 2.7% were commercial real estate loans. In addition the Association has maintained a significant portion of its assets in investment and mortgage-backed securities. Similar to its lending activities, the Association's investment portfolio has been weighted toward mortgage-backed securities secured by one- to four-family residential properties. The portfolio also includes U.S. Government agency securities. Investment securities, including mortgage-backed securities, totaled $39.1 million, or 45.0% of total assets, at June 30, 1996. In addition to interest and dividend income on loans and investments, the Association receives other income from the sale of insurance products through its wholly-owned subsidiary, Dime Service Corporation.

      The Association's market area is comprised of Park, Gallatin and Sweet Grass Counties of South Central Montana. The Association faces strong competition in its market area. See "RISK FACTORS -- Dependence on Local Economy and Competition Within Market Area." The Association's principal executive office is located at 123 South Main Street, Livingston, Montana 59047, and its telephone number is (406) 222-1981.

The Conversion


      The Association is converting from a federally chartered mutual savings and loan association to a federally chartered capital stock savings bank and, in connection therewith, will issue all of its outstanding capital stock to the Holding Company in exchange for 50% of the net Conversion proceeds. Simultaneously, the Holding Company will sell its Common Stock in the Offerings. The Conversion is subject to the approval of the OTS, as well as the Association's members at a special meeting to be held on December 19, 1996. After the Conversion, depositors and borrowers of the Association will have no voting rights in the Holding Company, unless they become stockholders.


      The Plan of Conversion requires that the aggregate purchase price of the Common Stock to be issued in the Conversion be based upon an independent appraisal of the estimated pro forma market value of the Holding Company and the Association, as converted. Keller has advised the Association that in its opinion, at September 6, 1996, the aggregate estimated pro forma market value of the Holding Company and the Association, as converted, ranged from $16,660,000 to $22,540,000, with a midpoint of $19,600,000, or from 1,666,000 shares to
2,254,000 shares, with a midpoint of 1,960,000 shares, assuming a $10.00 per share Purchase Price. The appraisal of the pro forma market value of the Holding Company and the Association as converted is based on a number of factors and should not be considered a recommendation to buy shares of the Common Stock or any assurance that after the Conversion the shares of Common Stock will be able to be resold at or above the Purchase Price. The appraisal will be updated or confirmed prior to the consummation of the Conversion.


      The Board of Directors and management of the Association believe that the stock form of ownership is preferable to the mutual form of organization, especially in light of the competitive and heavily regulated environment within which the Association operates and recently enacted Federal legislation, discussed under "RISK FACTORS--Regulatory Oversight and Legislation," that calls for the elimination of the Federal savings association charter. The Board of Directors and management believe that the Conversion is in the best interests of the Association's members and its communities. The Conversion is intended to (i) improve the competitive position of the Association in its market area and support possible future expansion and diversification of operations (currently, there are no specific plans, arrangements or understandings, written or oral, regarding any such activities); (ii) afford members of the Association and others the opportunity to become stockholders of the Holding Company and thereby participate more directly in, and contribute to, any future growth of the Holding Company and the Association; and (iii) provide future access to capital markets. See "THE CONVERSION -- Purposes of Conversion."


                                      (ii)

Tax Consequences of the Conversion

      The Association has received an opinion of counsel that the Conversion will constitute a nontaxable reorganization under the Internal Revenue Code of 1986, as amended ("Code"), and will not result in any federal income tax liability to the Association, its account holders, or the Holding Company. The Association has also received an opinion from Huppert and Swindlehurst, P.C. that, assuming the Conversion does not result in any federal income tax liability to such persons and entities, the Conversion will not result in any Montana income tax liability to such persons or entities. Prospective investors are urged to consult with their own tax advisors regarding the tax consequences of the Conversion particular to them. See "RISK FACTORS -- Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights" and "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -- Tax Effects."

The Subscription, Direct Community and Syndicated Community Offerings

      The Holding Company is offering up to 2,254,000 shares of Common Stock at $10.00 per share to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders; (ii) the Association's ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Members. In the event the number of shares offered in the Conversion is increased above the maximum of the Estimated Valuation Range, the Association's ESOP shall have a first priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the Common Stock issued in the Conversion. Concurrently, and subject to the prior rights of holders of Subscription Rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered in the Direct Community Offering to the general public with preference being given to natural persons who are permanent residents of the Local Community. The Holding Company and the Association have engaged Webb to consult with and advise the Holding Company and the Association in the Offerings, and Webb has agreed to use its best efforts to assist the Holding Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Webb is not obligated to take or purchase any shares of Common Stock in the Offerings. If all shares of Common Stock to be issued in the Conversion are not sold through the Subscription and Direct Community Offering, then the Holding Company expects to offer the remaining shares in the Syndicated Community Offering managed by Webb, which would occur as soon as practicable following the close of the Subscription and Direct Community Offering but may commence during the Subscription and Direct Community Offering, subject to the prior rights of subscribers in the Subscription Offering and to the right of the Holding Company to accept or reject orders in the Direct Community Offering and the Syndicated Community Offering in whole or in part. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Direct Community Offering. Orders submitted are irrevocable until the consummation of the Conversion. See "USE OF PROCEEDS," "PRO FORMA DATA" and "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued." The Subscription Offering will expire at Noon, Mountain Time, on _____ __, 1996, unless extended by the Association and the Holding Company for up to __ days. The Direct Community Offering and Syndicated Community Offering, if any, are also expected to terminate at Noon, Mountain Time, on _____ __, 1996, and may terminate on a date thereafter, however, in no event later than ____ __, 1997.

Restrictions on Transfer of Subscription Rights

      No person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon the exercise of Subscription Rights. Each person exercising Subscription Rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and there is no agreement or understanding regarding the sale or transfer of such shares. The Holding Company and the Association may pursue any and all legal and equitable remedies in the event they become aware of the transfer of Subscription Rights and will not honor orders known by them to involve the transfer or purported transfer of Subscription Rights.


                                      (iii)

Prospectus Delivery and Procedure for Purchasing Common Stock

      To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), no Prospectus will be mailed later than five days or hand delivered later than two days prior to the Expiration Date. Execution of the Stock Order Form will confirm receipt or delivery of a Prospectus in accordance with Rule 15c2-8. Stock Order Forms will be distributed only with a Prospectus.

      To ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts, or in the case of Other Members who are only borrowers, loans held at the Association, on the Stock Order Form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date.

      Full payment by check, cash (only if delivered in person at the Association), money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original Stock Order Form (facsimile copies and photocopies will not be accepted) and a fully executed separate Certification Form. Orders cannot and will not be accepted without a fully executed separate Certification Form. See "THE CONVERSION -- Procedure for Purchasing Shares in the Subscription and Direct Community Offering."

Purchase Limitations


      Except for the ESOP, which is expected to subscribe for 8% of the shares of Common Stock issued in the Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering shares of Common Stock having an aggregate purchase price of more than $225,000 (22,500 shares based on the Purchase Price); no person may purchase in the Direct Community Offering shares of Common Stock having an aggregate purchase price of more than $225,000 (22,500 shares based on the Purchase Price); no person, together with associates of and persons acting in concert with such person, may purchase in the Direct Community Offering and the Syndicated Community Offering shares of Common Stock having an aggregate purchase price of more than $350,000 (35,000 shares based on the Purchase Price); and no person, together with associates of and persons acting in concert with such person, may purchase shares of Common Stock in the Conversion having an aggregate purchase price of more than $350,000 (35,000 shares based on the Purchase Price). This maximum purchase limitation may be increased or decreased as consistent with OTS regulations in the sole discretion of the Holding Company and the Association, subject to any required regulatory approval. The minimum purchase is 25 shares. In addition, stock orders received either through the Direct Community Offering or the Syndicated Community Offering may be accepted or rejected, in whole or in part, at the discretion of the Holding Company and the Association. See "THE CONVERSION -- Limitations on Purchases of Shares." If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order. In the event of an oversubscription, shares will be allocated in accordance with the Plan of Conversion. See "THE CONVERSION -- The Subscription, Direct Community and Syndicated Community Offerings."


Stock Pricing and Number of Shares to be Issued in the Conversion


      The Purchase Price in the Offerings is a uniform price for all subscribers, including members of the Holding Company's and the Association's Boards of Directors and their managements and the Association's ESOP, and was set by the Boards of Directors of the Holding Company and the Association. The number of shares to be offered at the Purchase Price is based upon an independent appraisal of the aggregate pro forma market value of the Holding Company and the Association, as converted, which was estimated by Keller to range from $16,666,000 to $22,540,000 as of September 6, 1996, or from 1,660,000 to 2,254,000 shares based on the Purchase Price. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued." The appraisal of the pro forma value of the Holding Company and the Association as converted will be updated or confirmed at the completion of the Offerings. The maximum of the Estimated Valuation Range may be increased by up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 2,592,100 shares due to material




                                      (iv)
changes in the financial condition or operations of the Association or changes in market conditions or general financial and economic conditions. Subscribers will be resolicited and will be permitted to modify or cancel their subscriptions if the gross proceeds from the sale of the Common Stock are less than the minimum of the Estimated Valuation Range or more than 15% above the maximum of the Estimated Valuation Range. The appraisal is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock nor can assurance be given that purchasers of the Common Stock in the Conversion will be able to sell such shares after the Conversion at a price that is equal to or above the Purchase Price.
Furthermore, the pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.


Benefits of the Conversion to Management

      ESOP. In connection with the Conversion, the Association will adopt the ESOP, a tax-qualified employee benefit plan, for the benefit of officers and employees of the Association. The ESOP intends to purchase 8% of the shares of Common Stock issued in the Offerings (180,320 shares of Common Stock, based on the issuance of the maximum of the Estimated Valuation Range). In the event that the ESOP's subscription is not filled in its entirety, the ESOP may purchase additional shares in the open market or may purchase additional authorized but unissued shares with cash contributed to it by the Association. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Impact of New Accounting Pronouncements and Regulatory Policies -- Accounting for Employee Stock Ownership Plans" and "MANAGEMENT OF THE ASSOCIATION -- Benefits -- Employee Stock Ownership Plan."

      Management Recognition Plan. The Holding Company expects to seek stockholder approval of the Management Recognition Plan and Trust ("MRP") at a meeting of stockholders occurring no earlier than six months following consummation of the Conversion. The MRP, which will be funded with a number of shares equal to 4% of the number of shares issued in the Conversion, is a non-tax-qualified restricted stock plan intended for the benefit of key employees and directors of the Holding Company and the Association. If stockholder approval of the MRP is obtained, it is expected that shares of Common Stock of the Holding Company will be awarded pursuant to such plan to key employees and directors of the Holding Company and the Association (which shares will be awarded at no cost to such recipients). Although no specific award determinations have been made, the Association anticipates that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent permitted by applicable regulations. OTS regulations currently provide that no individual officer or employee may receive more than 25% of the shares reserved for issuance under any stock compensation plan and that non-employee directors may not receive more than 5% of such shares individually or 30% in the aggregate for all non-employee directors.See "MANAGEMENT OF THE ASSOCIATION -- Benefits -- Management Recognition Plan."

      Stock Option Plan. The Holding Company expects to seek stockholder approval of the 1996 Stock Option Plan ("Stock Option Plan"), which will reserve a number of shares equal to 10% of the number of shares issued in the Conversion, at a meeting of stockholders occurring no earlier than six months following consummation of the Conversion. If stockholder approval of the Stock Option Plan is obtained, it is expected that options to acquire up to 259,210 shares of Common Stock of the Holding Company will be available for award to key employees and directors of the Holding Company and the Association (based on the issuance of the maximum of the Estimated Valuation Range). The exercise price of such options will be 100% of the fair market value of the Common Stock on the date the option is granted. Although no specific award determinations have been made, the Association anticipates that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent permitted by applicable regulations. OTS regulations currently provide that no individual officer or employee may receive more than 25% of the shares reserved for issuance under any stock compensation plan and that non-employee directors may not receive more than 5% of such shares individually or 30% in the aggregate for all non-employee directors. Options granted to officers and directors are valuable only to the extent that such options are exercisable and the market price for the underlying share of common stock is in excess of the exercise price.

                                       (v)

An option effectively eliminates the market risk of holding the underlying security since no consideration is paid for the option until it is exercised and, therefore, the recipient may, within the limits of the term of the option, wait to exercise the option until the market price exceeds the exercise price. See "MANAGEMENT OF THE ASSOCIATION -- Benefits -- 1996 Stock Option Plan."

      Employment Agreements. The Holding Company and the Association have agreed to enter into employment agreements with Mrs. Harris and Mr. Ernest A. Sandberg, Treasurer, Secretary and Chief Financial Officer of the Holding Company and Executive Vice President and Secretary of the Association, which provide certain benefits in the event of their termination following a change in control of the Holding Company and the Association. In the event of a change in control of the Holding Company or the Association, as defined in the agreements, Mrs. Harris and Mr. Sandberg will be entitled to a cash severance amount equal to 2.99 times her or his average annual compensation during the five-year period preceding the change in control. Assuming a change of control occurred as of June 30, 1996, the aggregate amounts payable to Mrs. Harris and Mr. Sandberg under these agreements would have been approximately $309,000 and $284,000, respectively. See "MANAGEMENT OF THE ASSOCIATION -- Executive Compensation -- Employment Agreements."

      For information concerning the possible voting control of officers, directors and employees following the Conversion, see "RISK FACTORS -- Anti-takeover Considerations -- Voting Control by Insiders."

Use of Proceeds

      The net proceeds from the sale of the Common Stock are estimated to range from $16.2 million to $22.0 million, or to $25.3 million if the Estimated Valuation Range is increased by 15%, depending upon the number of shares sold and the expenses of the Conversion. The Holding Company has received the approval of the OTS to purchase all of the capital stock of the Association to be issued in the Conversion in exchange for 50% of the net proceeds. This will result in the Holding Company retaining approximately $8.1 million to $11.0 million of the net proceeds, or up to $12.7 million if the Estimated Valuation Range is increased by 15%, and the Association receiving an equal amount.

      Receipt of 50% of the net proceeds of the sale of the Common Stock will increase the Association's capital and will support the expansion of the Association's existing business activities. The Association will use the funds contributed to it for general corporate purposes, including, initially, local lending and securities of the type currently held by the Association. Shares of Common Stock may be purchased with funds on deposit at the Association, which will reduce deposits by the amounts of such purchases. The net amount of funds available to the Association for investment following receipt of the Conversion proceeds will be reduced to the extent shares are purchased with funds on deposit.

      A portion of the net proceeds retained by the Holding Company will be used for a loan by the Holding Company to the Association's ESOP to enable it to purchase 8% of the shares of Common Stock issued in the Conversion. Such loan would fund the entire purchase price of the ESOP shares ($1.8 million at the maximum of the Estimated Valuation Range) and would be repaid principally from the Association's contributions to the ESOP and from dividends payable on the Common Stock held by the ESOP. The remaining proceeds retained by the Holding Company initially will be invested primarily in certificates of deposit and securities of the type currently held by the Association. Such proceeds will be available for additional contributions to the Association in the form of debt or equity, to support future growth and diversification activities, as a source of dividends to the stockholders of the Holding Company and for future repurchases of Common Stock (including possible repurchases to fund the MRP or to provide shares to be issued upon exercise of stock options) to the extent permitted under Delaware law and OTS regulations. Currently, as discussed below under "USE OF PROCEEDS," there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any of such activities.

                                      (vi)

Market for Common Stock


      The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. The Holding Company has received conditional approval to have the Common Stock listed on the Nasdaq National Market under the symbol "EFBC." Keefe, Bruyette has indicated its intention to act as a market maker in the Common Stock following the consummation of the Conversion, depending on trading volume and subject to compliance with applicable laws and regulatory requirements. Furthermore, Webb has agreed to use its best efforts to assist the Holding Company in obtaining additional market makers for the Common Stock. No assurance can be given that an active and liquid trading market for the Common Stock will develop. Further, no assurance can be given that purchasers will be able to sell their shares at or above the Purchase Price after the Conversion. See "RISK FACTORS -- Absence of Prior Market for the Common Stock" and "MARKET FOR COMMON STOCK."


Dividends

      The Board of Directors of the Holding Company will consider a dividend policy following the consummation of the Conversion. Declarations and payments of dividends by the Board of Directors will depend upon a number of factors, including the amount of the net proceeds retained by the Holding Company, capital requirements, regulatory limitations, the Association's and the Holding Company's financial condition and results of operations, tax considerations and general economic conditions. In order to pay such cash dividends, however, the Holding Company must have available cash either from the net proceeds raised in the Offerings and retained by the Holding Company, dividends received from the Association or earnings on Holding Company assets. There are certain limitations on the payment of dividends from the Association to the Holding Company. See "REGULATION -- Federal Regulation of Savings Associations -- Limitations on Capital Distributions." No assurances can be given that any dividends will be declared or, if declared, what the amount of dividends will be or whether such dividends, once declared, will continue. See "DIVIDEND POLICY."

Officers' and Directors' Common Stock Purchases and Beneficial Ownership

      Officers and directors of the Association (seven persons) are expected to subscribe for an aggregate of approximately $690,000 of Common Stock, or 3.1% of the shares based on the maximum of the Estimated Valuation Range. See "THE CONVERSION -- Shares to be Purchased by Management Pursuant to Subscription Rights." In addition, purchases by the ESOP and allocations under the MRP, and the exercise of stock options issued under the Stock Option Plan, will increase the number of shares beneficially owned by officers, directors and employees. See "RISK FACTORS -- Anti-takeover Considerations -- Voting Control by Insiders." The MRP and Stock Option Plan are subject to approval by the stockholders of the Holding Company at a meeting to be held no earlier than six months following consummation of the Conversion.


Risk Factors


      See "RISK FACTORS" for a discussion of certain risks related to the Offerings that should be considered by all prospective investors, including, interest rate risk; declining interest rate spread and return on equity after Conversion; management succession; regulatory oversight and possible legislation; certain lending considerations; dependence on local economy and competition within market area; anti-takeover considerations; absence of prior market for the Common Stock; dilutive effect of benefit programs; possible increase in the number of shares issued in the Conversion and possible adverse income tax consequences of the distribution of Subscription Rights.


                                  (vii)

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following tables set forth certain information concerning the consolidated financial position and results of operation of the Association at the dates and for the periods indicated. This information is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                At     June 30,
                                  1996     1995       1994      1993     1992
                                                (In Thousands)
  SELECTED FINANCIAL
   CONDITION DATA:

  Total assets                $86,810    $85,495   $86,143  $83,107    $78,586
  Cash and interest-bearing
    deposits                    2,499     2,196    2,098      1,892      2,857
  Investment and
   mortgage-backed securities
   available for sale          13,877      1,192     1,081       --         --
  Investment and
   mortgage-backed securities
   held-to-maturity            25,196     39,441    38,805   38,010     36,222
  Loans receivable, net        41,882     39,432    41,387   40,347     37,038
  Deposits                     68,548     67,064    68,336   65,234     62,835
  Advances from FHLB            1,500      1,751     2,189    4,106      3,513
  Total equity                 15,876     15,500    14,475   12,792     11,534


                                               Year  Ended  June  30,
                                  1996     1995       1994      1993     1992
                                                (In Thousands)

  SELECTED OPERATING DATA:

  Interest income              $6,304     $6,305    $6,272   $6,664     $6,627
  Interest expense              3,310      2,938     2,641    2,955      3,562
    Net interest income         2,994      3,367     3,631    3,709      3,065
  Provision for loan losses        55         --        --       82         31
    Net interest income after
     provision for loan losses  2,939     3,367     3,631      3,627     3,034
  Non-interest income:
    Insurance commission income   688        691       589      461        326
    Customer service charges      145        130       149      141        145
    Other income                   45         36        37       25         57
     Total non-interest income    878        857       775      627        528

  Non-interest expense:
    Compensation and
     benefits                   1,615      1,542     1,385    1,134        955
    Occupancy and equipment       340        264       268      262        244
    Deposit insurance premiums    185        226       177      139        152
    Other general and
      administrative              646        651       674      542        477
    Provision for losses on real
     estate owned                  --         --        --       61        406


      Total non-interest expense    2,786  2,683    2,504      2,138     2,234
      Income before income taxes    1,031  1,541    1,902      2,116     1,328
  Income tax expense                  399    589      713        857       498
  Income before cumulative effect of
   change in accounting principle     632    952    1,189      1,259       830
  Cumulative effect of change in
   accounting for income taxes         --     --       56         --        --
     Net income                    $  632 $  952  $ 1,245    $ 1,259    $  830


                                     (viii)



                                                 At or For the Year Ended June 30,
                                           1996      1995       1994      1993     1992

  Performance Ratios:
  Return on average assets (net income
   divided by average total assets)        0.72%     1.12%      1.47%     1.55%     1.10%
  Return on average equity (net income
   divided by average equity)              3.99      6.33       9.13     10.25      7.42
  Average interest-earning assets
   to average interest-bearing
   liabilities                           119.33    118.48     117.34    118.34    116.99
  Net interest income after provision
   for loan losses to total
   other expenses                        105.49    125.49     145.02    169.63    135.84
  Interest rate spread                     2.80      3.33       3.87      3.96      3.31
  Net yield on average interest-earning
   assets                                  3.57      3.97       4.43      4.63      4.12
  Efficiency ratio (non-interest
   expense divided by the sum of net
   interest income and non-interest
   income)                                71.95     63.52      56.83     49.32     62.17

  Equity Ratios:
  Average equity to average assets
   ratio (average equity divided
   by average total assets)               18.11     17.07      16.08     15.16     14.80
  Equity to assets at year end            18.29     18.13      16.80     15.39     14.68

  Asset quality ratios:
  Non-performing assets to total
    assets                                   --        --      0.02       0.62      0.65
  Non-performing loans to
    total assets                             --        --      0.02       0.06      0.06
  Non-performing loans to
   net loans                                 --        --      0.04       0.13      0.12
  Allowance for loan losses, REO and
   other repossessed assets to
   non-performing assets                      *         *    966.67     117.57     91.36
  Allowance for loan losses to total
   loans outstanding                       0.46      0.36      0.34       0.35      0.17

                                                            At June 30,
                                           1996      1995     1994       1993       1992
  OTHER DATA:

  Number of:
   Real estate loans outstanding            744       765       824        853       864
   Deposit accounts                      10,632    10,623    10,692     10,540    10,613
   Full-service offices                       3         3         3          3         3


   ---------
   *     Not meaningful.

                                      (ix)

                             RECENT DEVELOPMENTS


         THE FOLLOWING TABLES SET FORTH CERTAIN INFORMATION CONCERNING THE CONSOLIDATED FINANCIAL POSITION AND RESULTS OF OPERATION OF THE ASSOCIATION AT THE DATES AND FOR THE PERIODS INDICATED. INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 ARE UNAUDITED, BUT, IN THE OPINION OF MANAGEMENT, CONTAIN ALL ADJUSTMENTS (NONE OF WHICH WERE OTHER THAN NORMAL RECURRING ENTRIES) NECESSARY FOR A FAIR PRESENTATION OF THE RESULTS OF SUCH PERIODS. THE SELECTED OPERATIONS DATA FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATION FOR THE ENTIRE FISCAL YEAR. THIS INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO PRESENTED ELSEWHERE IN THIS PROSPECTUS.

                                             At September 30,       At June 30,
                                                   1996                1996
                                                 (Unaudited)
                                                        (In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets................................  $  87,467              86,810
Cash and interest-bearing deposits..........      1,261               2,499
Investment and mortgage-backed securities
 available for-sale ........................     14,028              13,877
Investment and mortgage-backed securities
 held-to-maturity ..........................     25,883              25,196
Loans receivable, net ......................     41,650              41,882
Deposits....................................     69,784              68,548
Advances from FHLB .........................         --               1,500
Total equity................................     16,061              15,876

                                                         Three Months
                                                      Ended September 30,
                                                     1996            1995
                                                              (Unaudited)
                                                            (In Thousands)
SELECTED OPERATING DATA:

Interest income..................................      $  1,576           1,530
Interest expense on deposits.....................           811             809
                                                          -----           -----
Net interest income..............................           765             721
Provision for loan losses........................            --              --
                                                        -------         -------
  Net interest income after provision for loan
     losses......................................           765             721
Non-interest income:
 Insurance commission income....................            178             186
 Customer service charges.......................             44              34
 Other income ..................................             32              33
                                                          -----           -----
    Total non-interest income...................            254             253

Non-interest expense:
 Compensation and benefits......................            421             386
 Occupancy and equipment........................            112              95
 SAIF special assessment........................            451              --
 Deposit insurance premiums ....................             53              53
 Other general and administrative ..............            135             117
                                                         ------          ------
    Total non-interest expense .................          1,172             651
                                                         ------          ------

  Income (loss) before income taxes.............           (153)            323
Income tax (benefit) expense ...................            (58)            114
                                                         -------         ------
Net income (loss) ..............................        $   (95)        $   209
                                                         =======         ======

                               (x)

                                                            At or For the
                                                             Three Months
                                                          Ended September 30,
                                                           1996       1995
SELECTED FINANCIAL RATIOS(1):

PERFORMANCE RATIOS:
Return on average assets (net income (loss)
 divided by average total assets)........................  (0.44)%    0.97%
Return on average equity (net income (loss)
 divided by average equity)..............................  (2.39)      5.36
Average interest-earning assets to average interest-
 bearing liabilities .................................... 119.40     119.35
Net interest income after provision for loan losses to
 total other expenses ...................................  65.27     124.10
Interest rate spread ....................................   2.91       2.72
Net yield on average interest-earning assets.............   3.67       3.48
Efficiency ratio (non-interest expense divided
  by the sum of net interest income and
  non-interest income)................................... 115.01      66.84

EQUITY RATIOS:
Average equity to average assets (average equity
 divided by average total assets) .......................  18.27      18.10
Equity to assets at period end ..........................  18.36      18.07

ASSET QUALITY RATIOS:
Non-performing assets to total assets....................     --         --
Non-performing loans to total assets.....................     --         --
Non-performing loans to net loans........................     --         --
Allowance for loan losses, REO and other
 repossessed assets to non-performing assets.............      *          *
Allowance for loan losses to total loans
 outstanding.............................................   0.47       0.36


(1)  Annualized where appropriate.
 *   Not meaningful.

                            (xi)

Regulatory Capital



    The table below sets forth the Association's capital position relative to its OTS capital requirements at the date indicated.


                                                    At September 30, 1996
                                                               Percent of Adjusted Total
                                                   Amount      or Risk-Weighted Assets(1)
                                               (In Thousands)
Tangible capital level......................       $14,994                 17.4%
Tangible capital requirement................         1,293                  1.5
                                                   -------                -----
Excess......................................       $13,701                 15.9%
                                                    ======                 ====

Core capital level..........................       $14,994                 17.4%
Core capital requirement....................         2,585                  3.0
                                                   -------                -----
Excess......................................       $12,409                 14.4%
                                                    ======                 ====

Risk-based capital level....................       $15,175                 46.4%
Risk-based capital requirement..............         2,617                  8.0
                                                   -------                -----
Excess......................................       $12,558                 38.4%
                                                    ======                 ====

------------
(1) Based upon adjusted total assets for purposes of the tangible and core capital requirements, and risk- weighted assets for purposes of the risk-based capital requirement.


Non-Performing Assets and Delinquencies



    There were no loans accounted for on a non-accrual basis at either September 30, 1996 or June 30, 1996. At September 30, 1996, the Association had no repossessed assets. There were no charge-offs for either the three months ended September 30, 1996 or 1995. The allowance for loan losses was $200,000 at September 30, 1996.

    The following table sets forth the breakdown of the allowance for loan losses by category at September 30, 1996.


                                                           Percent of
                                                         Loans in Each
                                                          Category to
                                     Amount               Total Loans
                                 (in thousands)

Real estate mortgage:
  One- to four-family................  $120                82.74%
  Commercial and multifamily.........    40                 2.70
Land.................................    25                 5.36
Construction.........................    --                 2.34
Consumer.............................    15                 6.86
                                      -----              -------
  Total allowance for loan losses....  $200               100.00%
                                       ====               ======

                            (xii)

Comparison of Financial Condition at September 30, 1996 and June 30, 1996


         Total assets increased by $657,000, or 0.76%, from June 30, 1996 to September 30, 1996 primarily as a result of an increase of $838,000 in investment securities and mortgage-backed securities which was partially offset by a decrease of $237,000, or 0.56%, in loans receivable. A decrease of $1.2 million in cash and interest-bearing deposits was offset by various net increases in other assets.

         Deposits increased $1.2 million from June 30, 1996 to September 30, 1996 due primarily to a $763,000 increase in certificate of deposit accounts and a $497,000 increase in NOW, regular savings and money market accounts. Advances from the FHLB decreased by $1.5 million as a result of maturing advances during the quarter.

         Total equity increased $185,000 primarily as the result of an increase in unrealized gains on securities available-for-sale. Unrealized gains on securities available-for-sale (net of deferred taxes) increased by $280,000 from $256,000 at June 30, 1996 to $536,000 at September 30, 1996 as a result of a decline in market interest rates.
This increase in equity was offset by a $95,000 net loss for the quarter.


Comparison of Results of Operations for the Three Months Ended September 30, 1996 AND 1995



         Net Income (Loss). Net income declined by $304,000 from $209,000 for the three months ended September 30, 1995 to a net loss of $95,000 for the three months ended September 30, 1996. This significant decline was the result of the signing into law the DIF Act on September 30, 1996, which authorized the FDIC to impose a special assessment on certain deposits held by thrift institutions. This special assessment, which is based on outstanding deposits at March 31, 1995, is intended to recapitalize the SAIF. The Association's assessment was $451,000 and this amount, with an off-setting $183,000 tax benefit, was accrued as of September 30, 1996.



         Net Interest Income. Net interest income increased by $44,000, or 6.10%, to $765,000 for the three months ended September 30, 1996 from $721,000 for the three months ended September 30, 1995. The increase was primarily due to the net increase in the net interest spread from 2.72% for the three months ended September 30, 1995 to 2.91% for the three months ended September 30, 1996.



         Interest Income. Interest income increased $46,000 for the three months ended September 30, 1996 compared to the same three months of 1995, primarily as a result of an increase in the average yield on interest-earning assets to 7.55% for the three months ended September 30, 1996, as compared to the average yield of 7.38% for the three months ended September 30, 1995.



         Interest Expense. Interest expense increased slightly from $809,000 for the three months ended September 30, 1995 to $811,000 for the three months ended September 30, 1996, primarily as a result of an increase in the cost of deposits offset by the maturity of FHLB advances. The average cost of interest bearing deposits increased by $20,000 for the comparative periods. The average balance of FHLB advances decrease from $1.8 million for the three months ended September 30, 1995 to zero at September 30, 1996, which contributed to a decrease of $18,000 in interest expense.



         Provision for Loan Losses. No provision for loan losses was recorded for either the three months ended September 30, 1996 or 1995. At the end of both periods, the level of loan loss reserves was deemed to be adequate by management. Loan loss reserves as a percentage of net loans increased from 0.46% at June 30, 1996 to 0.47% at September 30, 1996. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Comparison of Results of Operations for the Years Ended June 30, 1996 and 1995 - Provision for Loan Losses."



         Non-Interest Income. Non-interest income increased $1,000 for the three months ended September 30, 1996 as compared to September 30, 1995 primarily as the result of a $10,000 increase in customer service charges.
This increase was offset by a decrease in insurance commissions of $8,000.


                              (xiii)

         Insurance commissions that the Association receives from Dime Insurance Agency, its wholly-owned subsidiary are the largest component of its non-interest income. The Association received income from insurance commissions of $176,000 and $186,000 for the three months ended September 30, 1996 and 1995, respectively.


         Non-Interest Expense. Total non-interest expense increased $521,000, or 80.0%, for the three months ended September 30, 1996 compared to the three months ended September 30, 1995. This increase was primarily the result of the $451,000 special FDIC insurance assessment and a $35,000 increase in compensation and benefits.


Other non-interest expense items remained relatively stable.

         Included in non-interest expense are direct costs (compensation and benefits, occupancy and equipment, and other expense) attributable to the operations of Dime Insurance Agency. Such direct costs totaled $127,000 and $128,000 for the three months ended September 30, 1996 and 1995, respectively.

         The Association expects to incur increased expenses following the Conversion as a result of the costs associated with being a public company and the ESOP and other stock benefit plans, if adopted.


         Income Taxes. Income taxes declined $199,000 from September 30, 1995 to September 30, 1996 as a result of the decline in income before income taxes. The effective combined federal and state tax rate was 37.91% (benefit) for the three months ended September 30, 1996 and 35.29% for the three months ended September 30, 1995.

                              (xiv)

                                        RISK FACTORS

      Before investing in shares of the Common Stock offered hereby, prospective investors should carefully consider the matters presented below, in addition to the matters discussed elsewhere in this Prospectus.

Above Average Interest Rate Risk Associated With Fixed-Rate Loan and Mortgage-Backed Securities Portfolio


      General. The mismatch between maturities and interest rate sensitivities of balance sheet items results in interest rate risk. The Association is subject to above average interest rate risk because of its practice of originating primarily fixed-rate loans, which, unlike adjustable rate loans, do not reprice in response to changes in interest rates. Like most of the savings industry, the interest-earning assets of the Association have longer effective maturities than its deposits, which largely mature or are subject to repricing within a shorter period of time. Unlike many savings institutions, however, the Association holds a significant amount of its assets in fixed-rate loans that do not reprice in response to changes in interest rates. The majority of the Association's residential mortgage loans are fixed-rate with maturities up to 20 years and are retained in the Association's loan portfolio. In addition, the Association has $31.2 million or 35.9% of its total assets in fixed rate mortgaged-backed securities that do not reprice in response to changes in interest rate. Accordingly, a material and prolonged increase in interest rates could be expected to have a greater adverse effect on the net interest income of the Association relative to that of other savings institutions that hold a materially larger portion of their assets in adjustable rate loans or in fixed-rate one- to four-family mortgage loans that are originated for committed sale in the secondary market, or in a combination thereof. Because of its capital position, the Association has accepted the above average interest rate risk associated with fixed-rate loans and fixed-rate mortgage-backed securities in an effort to maximize yield. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."


      Potential Adverse Impact on Results of Operations. The Association's profitability is substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. When an institution's interest-bearing liabilities exceed its interest-earning assets which mature within a given period of time, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally would have a favorable effect on net interest income.

      The extent of interest rate risk to which the Association is subject is monitored by management by modeling the change in net portfolio value ("NPV") over a variety of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The calculation is intended to illustrate the change in NPV that will occur in the event of an immediate and sustained change in interest rates of at least 200 basis points with no effect given to any steps which management might take to counter the effect of that interest rate movement. At June 30, 1996, the Association's NPV as a percent of present value of assets was 20.49%. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management and Interest Rate Risk" for a discussion of the NPV method of analyzing interest rate risk and for an illustration of the effect of an increase in interest rates on the Association's earnings.

      Changes in interest rates can affect the amount of loans originated by an institution, as well as the value of its loans and other interest-earning assets and the resultant ability to realize gains on the sale of such assets. Changes in interest rates also can result in disintermediation, which is the flow of funds away from savings associations into direct investments, such as U.S. Government and corporate securities, and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally can pay higher rates of return than financial intermediaries such as commercial banks and thrift institutions.

      Changes in the level of interest rates also affect the Association's portfolio of mortgage-backed securities. Payments in the Association's mortgage-backed securities may be affected by declining and rising interest rate environments. In a low and falling interest rate environment, prepayments could be expected to increase. The Association's adjustable-rate instruments would be expected to generate lower yields as a result of the effect of falling interest rates on the indices for determining payment of interest. Additionally, the increased principal payments received may be subject to reinvestment at lower rates. Conversely, in a period of rising interest rates, prepayments would be expected to decrease, which would make less principal available for reinvestment at higher rates. In a rising interest rate environment, adjustable-rate instruments generally would generate higher yields to the extent that the indices for determining payment of interest did not exceed the lifetime interest rate caps. Such changing interest rate environment may subject the Association's fixed and variable rate mortgage-backed securities to yield and price volatility.

Declining Interest Rate Spread and Return on Equity After Conversion

      Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Holding Company's post-Conversion pro forma return on equity will be less than the Association's pre-Conversion return on equity because of the increase in consolidated equity of the Holding Company that will result from the net proceeds of the Offerings. See "SELECTED CONSOLIDATED FINANCIAL INFORMATION" for numerical information regarding the Association's historical returns on equity and "CAPITALIZATION" for a discussion of the Holding Company's estimated pro forma consolidated capitalization as a result of the Conversion.


      For the three years ended June 30, 1996, 1995 and 1994 the Association's return on average equity was 3.99%, 6.33%, and 9.13%, respectively. In order for the Holding Company to achieve a return on equity comparable to the historical levels achieved by the Association prior to the Conversion, the Holding Company would have to either increase net income or reduce stockholders' equity, or both, commensurate with the increase in equity as a result of the Conversion. Reductions in equity could be achieved by, among other things, the payment of regular cash dividends or periodic special dividends (although no assurances can be given as to whether any dividends will be paid or, if paid, their amount and frequency), the repurchase of shares of Common Stock subject to regulatory restrictions, the acquisition of other financial institutions (neither the Holding Company nor the Association has any present plans, arrangements, or understandings, written or oral, regarding any repurchase or acquisitions), or distributions to stockholders in the form of returns of capital (neither the Holding Company nor the Association has any current plans regarding such distributions). See "DIVIDEND POLICY" and "USE OF PROCEEDS."

      Achievement of increased net income levels will depend on several important factors outside the control of management, such as general economic conditions, including the level of market interest rates, competition and related factors, among others. See "-- Dependence on Local Economy and Competition Within Market Area" and "-- Potential Adverse Impact of Changes in Interest Rates." The Association has experienced a decrease in its interest rate spread as the weighted average yield on its loan portfolio has decreased while the weighted average rate paid on its interest-bearing liabilities has increased. In addition to the contraction in net interest rate spread that the Association has experienced in recent periods, and which can be expected to continue, the expenses associated with the ESOP and the MRP (see "PRO FORMA DATA") along with other post-Conversion expenses, are expected to contribute initially to reduced earnings levels. The Association intends to deploy the net proceeds of the Offerings to increase earnings per share and book value per share without assuming undue risk, with the goal of maximizing its return on equity. This goal will likely take a number of years to achieve and no assurances can be given that this goal can or will be attained.

Management Succession

      The Association believes that its success in serving the needs of its community has been due largely to the local ties established by its directors and management over the Association's 73-year history. The current members of the Board of Directors and management of the Association have been affiliated with the institution for an average of 25 years. There can be no assurance that adequate replacements for Mrs. Harris and Mr. Sandberg could be found if the Association were to lose their services. See "MANAGEMENT OF THE HOLDING COMPANY" and "MANAGEMENT OF THE ASSOCIATION -- Directors and Executive Officers."


Regulatory Oversight and Legislation

         The Association is subject to extensive regulation, supervision and examination by the OTS, as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Association is a member of the FHLB System and is subject to certain limited regulations promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve"). As the holding company of the Association, the Holding Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the OTS, the FDIC or Congress, could have a material impact on the Holding Company, the Association and their respective operations. See "REGULATION."

         On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("DIF Act") was enacted into law. Among other things, the DIF Act authorizes the FDIC to impose a special one-time assessment on each depository institution with SAIF-assessable deposits so that the SAIF may achieve its designated reserve ratio. The Association's assessment was $451,000 on a pre-tax basis, and was accrued during the quarter ended September 30, 1996. See "RECENT DEVELOPMENTS." In addition, the DIF Act provides for the merger of the BIF and the SAIF into the Deposit Insurance Fund on January 1, 1999, but only if no insured depository institution is a savings association on that date. The DIF contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the financial condition or results of operations of the Association. See "REGULATION -- Federal Regulation of Savings Associations -- Federal Deposit Insurance Corporation."

         Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries, and has included provisions that would (i) require federal savings associations to convert to a national bank or a state-chartered bank or thrift, (ii) require all savings and loan holding companies to become bank holding companies and (iii) abolish the OTS. Included in such proposed legislation may be provisions imposing material limitations on the non-banking activities of federal savings associations, particularly insurance activities. Such provisions, if included, may impose material limitations on the operations of the Association's wholly-owned subsidiary, Dime Service Corporation, and may have a material adverse effect on the Association's financial condition and results of operations. See "BUSINESS OF THE ASSOCIATION -- Subsidiary Activities." It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation on the Association.

Certain Lending Considerations

      Historically, the Association has been a portfolio lender, maintaining the residential mortgage loans it originates in its portfolio rather than selling them in the secondary market to the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). The Association currently intends to continue this practice after the consummation of the Conversion. A significant portion of the Association's residential mortgage loans are not readily saleable in the secondary market because they are not originated in conformity with the purchase requirements of the FHLMC or the FNMA (i.e. "non-agency-conforming"). Although such loans satisfy the Association's underwriting requirements, they are non-agency- conforming because they often have irregular monthly payment dates and do not satisfy various other requirements imposed by the FHLMC and FNMA. Accordingly, the Association's non-conforming loans could be sold only after incurring certain costs and/or discounting the purchase price.

Dependence on Local Economy and Competition Within Market Area

      The Association has been and intends to continue to operate as an independent community-oriented financial institution with a focus on servicing customers in Park, Gallatin and Sweet Grass Counties. At June 30, 1996, the Association's loan portfolio consisted of loans made to borrowers and collateralized by properties located principally in this market area. Principally all of the Association's depositors reside in this market area as well.

      A downturn in the economy of the Association's market area could have an adverse effect on the quality of the Association's loan portfolio. In addition, because the Association operates in a market area with a small population, the Association's ability to achieve loan and deposit growth is limited. Future growth opportunities for the Association depend largely on market area growth and the Association's ability to compete effectively within and outside its market area.

      The Association faces strong competition both in originating loans and attracting deposits. This competition arises from savings institutions, commercial banks, credit unions, mortgage banks and securities brokerage firms, which operate within the Association's market area. This competition could adversely affect the Association's future growth and earnings prospects.

Anti-takeover Considerations

      Provisions in the Holding Company's Governing Instruments and Delaware Law. Certain provisions included in the Holding Company's Certificate of Incorporation and in the Delaware General Corporation Law ("DGCL") might discourage potential takeover attempts, particularly those that have not been negotiated with the

Board of Directors. As a result, these provisions might preclude takeover attempts that certain stockholders may deem to be in their best interest and might tend to perpetuate existing management. These provisions include, among other things, a provision limiting voting rights of beneficial owners of more than 10% of the Common Stock, supermajority voting requirements for certain business combinations, staggered terms for directors, non-cumulative voting for directors, limits on the calling of special meetings, and specific notice requirements for stockholder nominations and proposals. In addition, the Certificate of Incorporation provides for the election of directors to staggered terms of three years and for their removal without cause only upon the vote of holders of 80% of the outstanding voting shares. Certain provisions of the Certificate of Incorporation of the Holding Company cannot be amended by stockholders unless an 80% stockholder vote is obtained. The Bylaws of the Holding Company also contain provisions regarding the timing and content of stockholder proposals and nominations. The existence of these anti-takeover provisions could result in the Holding Company being less attractive to a potential acquiror and in stockholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. Furthermore, federal regulations prohibit for three years after consummation of the Conversion the ownership of more than 10% of the Savings Bank or the Holding Company without prior OTS approval. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."


      Voting Control by Insiders. Directors and officers of the Association and the Holding Company expect to purchase 69,000 shares of Common Stock, or 3.1% of the shares issued in the Offerings at the maximum of the Estimated Valuation Range. Directors and officers are also expected to control indirectly the voting of approximately 8% of the shares of Common Stock issued in the Conversion through the ESOP (assuming shares have been allocated under the ESOP). Under the terms of the ESOP, the unallocated shares will be voted by the independent ESOP trustee in the same proportion as the votes cast by participants with respect to the allocated shares.

      At a meeting of stockholders to be held no earlier than six months following the consummation of the Conversion, the Holding Company expects to seek approval of the Holding Company's MRP, which is a non-tax-qualified restricted stock plan for the benefit of key employees and directors of the Holding Company and the Association. Assuming the receipt of stockholder approval, the Holding Company expects to reserve for issuance common stock of the Holding Company on behalf of the MRP in an amount equal to 4% of the Common Stock issued in the Conversion, or 90,160 shares at the maximum of the Estimated Valuation Range. Under the terms of the MRP, the MRP committee or the MRP trustees will have the power to vote unallocated and unvested shares. In addition, the Holding Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to 10% of the Common Stock issued in the Conversion (225,400 shares at the maximum of the Estimated Valuation Range). The Holding Company also intends to seek approval of the Stock Option Plan at a meeting of stockholders to be held no earlier than six months following the consummation of the Conversion.

      Assuming (i) the receipt of stockholder approval for the MRP and the Stock Option Plan, (ii) the open market purchase of shares on behalf of the MRP, (iii) the purchase by the ESOP of 8% of the Common Stock sold in the Offerings, and
(iv) the exercise of stock options equal to 10% of the number of shares of Common Stock issued in the Conversion, directors, officers and employees of the Holding Company and the Association would have voting control, on a fully diluted basis, of 9.1% of the Common Stock, based on the issuance of the maximum of the Estimated Valuation Range. Management's potential voting control alone, as well as together with additional stockholder support, may preclude or impede takeover attempts that certain stockholders deem to be in their best interest, and may tend to perpetuate existing management.

      Provisions of Employment Agreements. The employment agreements with Mrs. Harris and Mr. Sandberg provide for cash severance payments in the event of a change in control of the Holding Company or the Association in an amount equal to 2.99 times the executive's average annual compensation during the five-year period preceding the change in control. Such agreements also provide for the continuation of certain employee benefits for a three-year period following the change in control. These provisions may have the effect of increasing the cost of acquiring the Holding Company, thereby discouraging future attempts to take over the Holding Company or the Association.

      See "MANAGEMENT OF THE ASSOCIATION -- Benefits," "DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

      Regulatory and Statutory Provisions. Federal regulations prohibit for a period of three years after consummation of the Conversion, the ownership of more than 10% of the Association or the Holding Company without prior OTS approval. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution.

Absence of Prior Market for the Common Stock

      The Holding Company has never issued capital stock and, consequently, there is no existing market for the Common Stock. Although the Holding Company has received conditional approval to list the Common Stock on the Nasdaq National Market, there can be no assurance that the Holding Company will meet Nasdaq National Market listing requirements upon the consummation of the Conversion, which include a minimum market capitalization, at least two market makers and a minimum number of record holders. Keefe, Bruyette has advised the Holding Company that it intends to act as a market maker for the Common Stock following the Conversion. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Holding Company, the Association or any market maker. There can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "MARKET FOR COMMON STOCK."

Dilutive Effect of Benefit Programs

      At a meeting held no earlier than six months following consummation of the Conversion, the Holding Company expects to seek stockholder approval of the MRP. If approved, the Holding Company intends to reserve for issuance under the MRP an amount of Common Stock of the Holding Company equal to 4% of the shares issued in the Conversion. Such shares of Common Stock of the Holding Company may be acquired by the Holding Company in the open market or from authorized but unissued shares of Common Stock of the Holding Company. In the event that the MRP utilizes authorized but unissued shares of Common Stock from the Holding Company, the voting interests of existing stockholders will be diluted and net income per share and stockholders' equity per share will be decreased. See "PRO FORMA DATA" and "MANAGEMENT OF THE ASSOCIATION - - Benefits -- Management Recognition Plan."

      At a meeting held no earlier than six months following consummation of the Conversion, the Holding Company expects to seek stockholder approval of the Stock Option Plan. If approved, the Stock Option Plan will provide for options for up to a number of shares of Common Stock of the Holding Company equal to 10% of the shares issued in the Conversion. Such shares may be authorized but unissued shares of Common Stock of the Holding Company and, upon exercise of the options, will result in the dilution of the voting interests of existing stockholders and will decrease net income per share and stockholders' equity per share. See "MANAGEMENT OF THE ASSOCIATION -- Benefits -- 1996 Stock Option Plan."

Possible Increase in the Number of Shares Issued in the Conversion

      The number of shares to be issued in the Conversion may be increased as a result of an increase in the Estimated Valuation Range of up to 15% to reflect material changes in the financial condition or performance of the Association or changes in market conditions or general financial and economic conditions prior to the consummation of the Conversion. In the event that the Estimated Valuation Range is so increased, the Holding Company expects to issue up to 2,592,100 shares of Common Stock at the Purchase Price for an aggregate price of up to $25.9 million. An increase in the number of shares issued will decrease the Holding Company's net income per share and stockholders' equity per share on a pro forma basis and will increase the Holding Company's consolidated stockholders' equity and net income. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net income per share.

      The ESOP intends to purchase 8% of the Common Stock issued in the Conversion. In the event the number of shares issued in the Conversion is increased as a result of an increase in the Estimated Valuation Range, the ESOP shall have a first priority right to subscribe for all the shares sold in excess of 2,254,000 shares, up to an aggregate of 8% of the Common Stock issued in the Conversion. See "PRO FORMA DATA" and "THE CONVERSION -- Stock Pricing and the Number of Shares to be Issued."

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

      If the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Association are deemed to have an ascertainable value, receipt of such rights may be a taxable event (either as capital gain or ordinary income), which may be recognizable by all members or only by those Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who exercise the Subscription Rights in an amount equal to such value. Additionally, the Association could be required to recognize a gain for tax purposes on such distribution. Whether Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Association has been advised by Keller that such rights have no value; however, Keller's conclusion is not binding on the Internal Revenue Service ("IRS"). See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -- Tax Effects."





                          EMPIRE FEDERAL BANCORP, INC.

      The Holding Company was organized as a Delaware corporation at the direction of the Association on September 20, 1996 to acquire all of the outstanding capital stock of the Association to be issued upon its Conversion. The Holding Company has received OTS approval to become a savings and loan holding company and to acquire all of the outstanding capital stock of the Association. Prior to the Conversion, the Holding Company will not engage in any material operations. After the Conversion, the Holding Company will be classified as a unitary savings and loan holding company subject to regulation by the OTS, and its principal business will be the ownership of the Association. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of the Association, that portion of the net proceeds of the Offerings to be retained by the Holding Company and a note receivable from the ESOP evidencing a loan from the Holding Company to fund the Association's ESOP. See "BUSINESS OF THE HOLDING COMPANY."

      The management of the Holding Company is set forth under "MANAGEMENT OF THE HOLDING COMPANY." Initially, the Holding Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Association in accordance with applicable law and regulations. Presently, the Holding Company does not intend to employ any persons other than officers who are also officers of the Association, but will utilize the support staff of the Association from time to time in accordance with applicable laws and regulations. Additional employees will be hired as appropriate to the extent the Holding Company expands or changes its business in the future.

      The holding company structure will permit the Holding Company to expand the financial services currently offered through the Association. Management believes that the holding company structure and retention of a portion of the proceeds of the Offerings would facilitate the expansion and diversification of its operations, should it decide to do so. The holding company structure will also enable the Holding Company to repurchase its stock without adverse income tax consequences. There are no present plans, arrangements, agreements, or understandings, written or oral, regarding any such activities or repurchases. See "REGULATION -- Savings and Loan Holding Company Regulations."

      The Holding Company's principal executive office is located at 123 South Main Street, Livingston, Montana 59047, and its telephone number is (406) 222-1981.

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION

      The Association is a federally chartered mutual savings and loan association located in Livingston, Montana. Originally chartered in 1923 as a Montana mutual building and loan association under the name "Empire Building and Loan Association," the Association converted to a federal charter and adopted its current name in 1970. In connection with the Conversion, the Association will convert to a federally chartered capital stock savings bank under the name "Empire Federal Savings Bank," and become a wholly-owned subsidiary of the Holding Company. The Association is regulated by the OTS. The Association's deposits are federally insured by the FDIC under the SAIF. The Association is a member of the FHLB System. At June 30, 1996, the Association had total assets of $86.8 million, total deposits of $68.6 million, and total equity of $15.9 million on a consolidated basis.

      The Association is a community oriented financial institution which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on real estate mortgage loans. Lending activities have been focused primarily on the origination of loans secured by one- to four-family residential dwellings, including an emphasis on loans for construction of residential dwellings. To a lesser extent, lending activities also have included the origination of multi-family, commercial real estate and consumer loans. The Association's primary business has been that of a traditional thrift institution, originating loans in its primary market area for its portfolio. At June 30, 1996, the Association's gross loan portfolio totaled $43.1 million, of which 81.7% were one- to four-family residential mortgage loans, 3.2% were construction loans (most of which related to one- to four-family residences), 5.4% were multi-family loans, and 2.7% were commercial real estate loans. In addition the Association has maintained a significant portion of its assets in investments and mortgage-backed securities. Similar to its lending activities, the Association's investment portfolio has been weighted toward mortgage-backed securities secured by one- to four-family residential properties. The balance of the portfolio includes U.S. agency securities. Investment securities, including mortgage-backed securities, totaled $39.1 million at June 30, 1996. In addition to interest and dividend income on loans and investments, the Association receives other income from the sale of insurance products through its wholly owned subsidiary, Dime Service Corporation.
                               8

      The Association's principal executive office is located at 123 South Main Street, Livingston, Montana 59047, and its telephone number is (406) 222- 1981.

                                 USE OF PROCEEDS


      The net proceeds from the sale of the Common Stock offered hereby are estimated to range from $16.1 million to $22.0 million, or up to $25.3 million if the Estimated Valuation Range is increased by 15%. See "PRO FORMA DATA" for the assumptions used to arrive at such amounts. The Holding Company has received OTS approval to purchase all of the capital stock of the Association to be issued in the Conversion in exchange for 50% of the net proceeds of the Offerings. This will result in the Holding Company retaining approximately
$8.1 million to $11.0 million of net proceeds, or up to $12.7 million if the Estimated Valuation Range is increased by 15%, and the Association receiving an equal amount.


      Receipt of 50% of the net proceeds of the sale of the Common Stock will increase the Association's capital and will support the expansion of the Association's existing business activities. The Association will use the funds contributed to it for general corporate purposes, including, initially, local lending or investment in securities of the type currently held by the Association.

      In connection with the Conversion and the establishment of the ESOP, the Holding Company intends to loan the ESOP the amount necessary to purchase 8% of the shares of Common Stock sold in the Conversion. The Holding Company's loan to fund the ESOP may range from $1.3 million to $1.8 million based on the sale of 133,280 shares to the ESOP (at the minimum of the Estimated Valuation Range) and 180,320 shares (at the maximum of the Estimated Valuation Range), respectively, at $10.00 per share. If 15% above the maximum of the Estimated Valuation Range, or 2,592,100 shares, are sold in the Conversion, the Holding Company's loan to the ESOP would be approximately $2.1 million. It is anticipated that the ESOP loan will have a 10-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the Conversion. The loan will be repaid principally from the Association's contributions to the ESOP and from any dividends paid on the Common Stock.

      The remaining net proceeds retained by the Holding Company initially will be invested primarily in securities of the type currently held by the Association. Such proceeds will be available for additional contributions to the Association in the form of debt or equity, to support future diversification or acquisition activities, as a source of dividends to the stockholders of the Holding Company and for future repurchases of Common Stock to the extent permitted under Delaware law and federal regulations. Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any diversification or acquisition activities.

      Upon consummation of the Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Since the Holding Company has not yet issued stock, there is currently insufficient information upon which an intention to repurchase stock could be based. The facts and circumstances upon which the Board of Directors may determine to repurchase stock in the future may include but are not limited
(i) to market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the ability to improve the Holding Company's return on equity; (ii) to the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) to any other circumstances in which repurchases would be in the best interests of the Holding Company and its stockholders. Any stock repurchases will be subject to a determination by the Board of Directors that both the Holding Company and the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Holding Company's and the Association's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. See "THE CONVERSION -- Restrictions on Repurchase of Stock."

      The Holding Company has committed to the OTS not to make any tax-free distributions to stockholders in the form of a return of capital, or take any action in contemplation of any such distributions, within the first year following the consummation of the Conversion.

                                 DIVIDEND POLICY

General

      The Board of Directors of the Holding Company will consider a dividend policy following the consummation of the Conversion. Declarations or payments of dividends will be subject to determination by the Holding Company's Board of Directors, which will take into account the amount of the net proceeds retained by the Holding Company, the Holding Company's financial condition, results of operations, tax considerations, capital requirements, industry standards, economic conditions and other factors, including regulatory restrictions that affect the payment of dividends by the Association to the Holding Company as discussed below. Under Delaware law, dividends may be paid either out of surplus, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or preceding fiscal year. In order to pay cash dividends, however, the Holding Company must have available cash either from the net proceeds raised in the Offerings and retained by the Holding Company, dividends received from the Association or earnings on Holding Company assets. No assurances can be given that any dividends will be declared or, if declared, what the amount of dividends will be or whether such dividends, once declared, will continue.

Regulatory Restrictions

      Dividends from the Holding Company will depend, in part, upon receipt of dividends from the Association because the Holding Company will have no initial sources of income other than dividends from the Association and earnings from the investment of the net proceeds from the Offerings retained by the Holding Company. OTS regulations require the Association to give the OTS 30 days' advance notice of any proposed declaration of dividends to the Holding Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Holding Company. The OTS imposes certain limitations on the payment of dividends from the Association to the Holding Company which utilizes a three-tiered approach that permits various levels of distributions based primarily upon a savings association's capital level. In addition, the Association may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account to be established pursuant to the Plan of Conversion. See "REGULATION -- Dividend Limitations," "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -- Liquidation Account" and Note 17 of Notes to the Consolidated Financial Statements included elsewhere herein.

      The Association currently meets the criteria to be designated a Tier 1 association, as hereinafter defined, and consequently could at its option (after prior notice to and no objection made by the OTS) distribute up to the higher of: (i) 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year or (ii) 75% of its net income over the most recent four-quarter period less any distributions previously paid during such period.

Tax Considerations

      In addition to the foregoing, retained earnings of the Association appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Holding Company without the payment of federal income taxes by the Association at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "TAXATION -- Federal Taxation" and Note 9 of Notes to the Consolidated Financial Statements included elsewhere herein. The Holding Company does not contemplate any distribution by the Association that would result in a recapture of the Association's bad debt reserve or create the above-mentioned federal tax liabilities.

                             MARKET FOR COMMON STOCK

      The Holding Company has never issued capital stock and, consequently, there is no existing market for the Common Stock. Although the Holding Company has received conditional approval to list the Common Stock on the Nasdaq National Market, there can be no assurance that the Holding Company will meet Nasdaq National Market listing requirements, which include a minimum market capitalization, at least two market makers and a minimum number of record holders. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Keefe, Bruyette has indicated its intention to act as a market maker in the Common Stock following the consummation of the Conversion, depending on trading volume and subject to compliance with applicable laws and regulatory requirements. Furthermore, Webb has agreed to use its best efforts to assist the Holding Company in obtaining at least one additional market maker for the Common Stock. There can be no assurance there will be two or more market makers for the Common Stock. There can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.

                                 CAPITALIZATION

      The following table presents the historical capitalization of the Association at June 30, 1996, and the pro forma consolidated capitalization of the Holding Company after giving effect to the assumptions set forth under "PRO FORMA DATA," based on the sale of the number of shares of Common Stock set forth below in the Conversion at the minimum, midpoint and maximum of the Estimated Valuation Range, and based on the sale of 2,592,100 shares (representing the shares that would be issued in the Conversion after giving effect to an additional 15% increase in the maximum valuation in the Estimated Valuation Range, subject to receipt of an updated appraisal confirming such valuation and OTS approval). A change in the number of shares to be issued in the Conversion may materially affect pro forma consolidated capitalization.


                                                                      Holding Company
                                                           Pro Forma Consolidated Capitalization
                                                                  Based Upon the Sale of

                                                     1,666,000    1,960,000    2,254,000    2,592,100
                                                     Shares at    Shares at    Shares at    Shares at
                                      Association    $10.00       $10.00       $10.00       $10.00
                                       Historical    Per Share(1) Per Share(1) Per Share(1) Per Share(2)
                                                                 (In Thousands)

    Deposits(3)                         $68,548      $68,548       $68,548      $68,548      $68,548
    FHLB advances                         1,500        1,500         1,500        1,500        1,500
    ESOP borrowings(4)                       --           --            --           --           --
    Total deposits and
     borrowed funds                     $70,048      $70,048       $70,048      $70,048      $70,048

    Stockholders' equity:

       Preferred stock:
         250,000 shares, $0.01
         par value per share,
         authorized; none to be issued
         or outstanding                 $     --   $      --       $    --      $    --      $    --

       Common Stock:
         4,000,000 shares, $0.01 par
         value per share, authorized;
         specified number of shares
         assumed to be issued and
         outstanding as
         reflected(5)                        --          17             20           23            26

       Additional paid-in capital            --      16,098         18,995       21,898        25,276

       Retained earinings(7)              15,620     15,620         15,620       15,620        15,620
       Unrealized gain                       256        256            256          256           256
        Less:
         Common Stock acquired
           by ESOP(4)                        --       1,333          1,568        1,803         2,074
         Common Stock to be acquired
           by MRP(6)                         --         666            784          902         1,037


    Total stockholders' equity           15,876      29,992         32,539       35,092        38,067

                          (footnotes on following page)

 ---------------
 (1) Does not reflect the possible increase in the Estimated Valuation Range to reflect material changes in the financial condition or performance of the Association or changes in market conditions or general financial and economic conditions, or the issuance of shares under the Stock Option Plan.

 (2) Represents the pro forma capitalization of the Holding Company in the event the aggregate number of shares of Common Stock issued in the Conversion is 15% above the maximum of the Estimated Valuation Range. See "PRO FORMA DATA" and Footnote 1 thereto.

 (3) Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Such withdrawals will reduce pro forma deposits by the amounts thereof.

 (4) Assumes that 8% of the Common Stock issued in the Conversion will be acquired by the ESOP in the Conversion with funds borrowed from the Holding Company. In accordance with generally accepted accounting principles ("GAAP"), the amount of Common Stock purchased by the ESOP represents unearned compensation and is, accordingly, reflected as a reduction of capital. Since the funds are borrowed from the Holding Company, the borrowing will be eliminated in consolidation and no liability will be reflected in the consolidated financial statements of the Holding Company. See "MANAGEMENT OF THE ASSOCIATION -- Benefits -- Employee Stock Ownership Plan."

 (5) The Association's authorized capital will consist solely of 1,000 shares of common stock, par value $1.00 per share, 1,000 shares of which will be issued to the Holding Company, and 9,000 shares of preferred stock, no par value per share, none of which will be issued in connection with the Conversion.

 (6) Assumes the purchase in the open market at the Purchase Price, pursuant to the proposed MRP, of a number of shares equal to 4% of the shares of Common Stock issued in the Conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The shares assumed to be purchased in the open market are reflected as a reduction of stockholders' equity. The issuance of an additional 4% of the shares of Common Stock for the MRP from authorized but unissued shares of Holding Company Common Stock would dilute the ownership interest of stockholders by 3.85%. See "RISK FACTORS -- Dilutive Effect of Benefit Programs,"
     "PRO FORMA DATA" and "MANAGEMENT OF THE ASSOCIATION -- Benefits -- Management Recognition Plan." The MRP is subject to stockholder approval and is expected to be presented to stockholders at a meeting to be held no earlier than six months following consummation of the Conversion.

 (7) Retained earnings are substantially restricted by applicable regulatory capital requirements and includes unrealized gain on securities available-for-sale, net of taxes. Additionally, the Association will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account, which will be established for the benefit of the Association's Eligible Account Holders and Supplemental Eligible Account Holders at the time of the Conversion and adjusted downward thereafter as such account holders reduce their balances or cease to be depositors. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -- Liquidation Account."
                                       13

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

      The following table presents the Association's historical and pro forma capital position relative to its capital requirements at June 30, 1996. The amount of capital infused into the Association for purposes of the following table is 50% of the net proceeds. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "USE OF PROCEEDS," "CAPITALIZATION" and "PRO FORMA DATA." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Association, see "REGULATION -- Federal Regulation of Savings Associations -- Capital Requirements."



                                                                                                                          15% above
                                               Minimum of Estimated  Midpoint of Estimated Maximum of Estimated Maximum of Estimated
                                                  Valuation Range         Valuation Range     Valuation Range       Valuation Range

                                                   1,666,000 Shares     1,960,000 Shares  2,254,000 Shares        2,592,100 Shares
                                June 30, 1996   at $10.00 Per Share  at $10.00 Per Share  at $10.00 Per Share   at $10.00 Per Share

                                 Percent of            Percent of               Percent of            Percent of         Percent of

                                  Adjusted              Adjusted                Adjusted            Adjusted             Adjusted
                                   Total                 Total                    Total               Total                 Total
                         Amount   Assets (1)   Amount   Assets (1)  Amount       Assets (1)  Amount  Assets (1)  Amount  Assets (1)
                                                                    (Dollars in Thousands)

GAAP capital             $15,876    18.5%       $21,934  23.5%        $23,032        24.3%    $24,132   25.2%      $25,416   26.1%

Tangible capital(2)      $15,125    17.6%       $21,183  22.7%        $22,281        23.6%    $23,381   24.4%      $24,665   25.3%
Tangible capital
    requirement            1,288     1.5          1,399   1.5           1,419         1.5       1,439    1.5         1,462    1.5
Excess                   $13,837    16.1%       $19,784  21.2%        $20,862        22.1%    $21,942   22.9%      $23,203   23.8%

Core capital(2)          $15,125    17.6%       $21,183  22.7%        $22,281        23.6%    $23,381   24.4%      $24,665   25.3%
Core capital
    requirement(3)         2,576     3.0          2,798   3.0           2,839         3.0       2,879    3.0         2,925    3.0
Excess                   $12,549    14.6%       $18,385  19.7%        $19,442        20.6%    $20,502   21.4%      $21,740   22.3%

Risk-based capital(4)(5) $15,305    46.7%       $21,364  62.3%        $22,461        65.0%    $23,561   67.7%      $24,845   70.8%
Risk-based
 capital requirement       2,624     8.0          2,742   8.0           2,763         8.0       2,784     8.0        2,809    8.0
Excess                   $12,681    38.7%       $18,622  54.3%        $19,698        57.0%    $20,777    59.7%     $22,036   62.8%

 -------------------

 (1) Based upon adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirement.

 (2) In accordance with OTS policy, tangible capital and core capital are both less than GAAP capital at June 30, 1996 as a result of the exclusion of unrealized gain on securities available-for-sale, net of taxes, of $256,000 and the investment in Dime Service Corporation of $495,000. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Impact of New Accounting Pronouncements and Regulatory Policies -- Accounting for Certain Investments in Debt and Equity Securities."

 (3) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a core capital ratio of 4% to 5% for all other thrifts.

 (4) Percentage represents total core and supplementary capital divided by total risk-weighted assets.

 (5) Assumes reinvestment of net proceeds into assets with a risk weighting equal to 20%.

 (6) The pro forma data has been adjusted to reflect reductions in capital that would result from an assumed 8% purchase of Common Stock by the ESOP and a 4% purchase of Common Stock by the Association for the MRP at June 30, 1996.

                                 PRO FORMA DATA

      Under the Plan of Conversion, the Common Stock must be sold at a price equal to the estimated pro forma market value of the Holding Company and the Association, as converted, based upon an independent valuation. The Estimated Valuation Range as of September 6, 1996 is from a minimum of $16.7 million to a maximum of $22.5 million with a midpoint of $19.6 million or, at a price per share of $10.00, a minimum number of shares of 1,666,000, a maximum number of shares of 2,254,000 and a midpoint number of shares of 1,960,000. The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is consummated. However, net proceeds set forth on the following table are based upon the following assumptions: (i) Webb will receive a management fee of $25,000, and a success fee of 1.5% of the aggregate Actual Purchase Price of the shares of Common Stock sold in the Offerings excluding shares purchased by the ESOP and officers and directors of the Association (such success fee not to exceed 1.5% of the gross offering proceeds at the midpoint of the Estimated Valuation Range, or $294,000); (ii) none of the shares will be sold in the Syndicated Community Offering; and (iii) Conversion expenses will total approximately $545,000, $585,000, $619,000 and $619,000 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. Actual expenses may vary from this estimate, and the fees paid will depend upon the percentages and total number of shares sold in the Offerings and other factors.

      The pro forma consolidated net income of the Association for the year ended June 30, 1996 has been calculated as if the Conversion had been consummated at the beginning of such period and the estimated net proceeds received by the Holding Company and the Association had been invested at 5.78% at the beginning of the period, which represents the one-year U.S. Treasury Bill yield as of June 30, 1996. While OTS regulations provide for the use of a yield representing the arithmetic average of the weighted average yield earned by the Association on its interest-earning assets and the rates paid on its deposits, the Holding Company believes the U.S. Treasury Bill yield represents a more realistic yield on the Association's investments. As discussed under "USE OF PROCEEDS," the Holding Company expects to retain 50% of the net proceeds of the Offerings from which it will fund the ESOP loan. Pro forma after-tax yields of 3.81% are used for both the Holding Company and the Association for the year ended June 30, 1996, after giving effect to an incremental rate of 34%. Historical and pro forma income per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of Common Stock indicated in the table. Pro forma stockholders' equity at June 30, 1996 has been calculated as if the Common Stock had been sold at June 30, 1996. Historical and pro forma stockholders' equity per share amounts have been calculated by dividing historical and pro forma amounts by the individual number of shares of Common Stock issued. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on net proceeds.

      The following tables summarize the historical net income and total equity of the Association and the pro forma consolidated net income and stockholders' equity of the Holding Company for the periods and at the dates indicated, based on the minimum, midpoint and maximum of the Estimated Valuation Range and based on a 15% increase in the maximum of the Estimated Valuation Range. No effect has been given (i) to the shares to be reserved for issuance under the Holding Company's Stock Option Plan, which is expected to be presented to stockholders for approval at a meeting to be held no earlier than six months following consummation of the Conversion; (ii) to withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion; (iii) to the issuance of shares from authorized but unissued shares to the MRP, which is expected to be presented to stockholders for approval at a meeting to be held no earlier than six months following consummation of the Conversion; or (iv) to the establishment of a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "MANAGEMENT OF THE ASSOCIATION -- Benefits -- 1996 Stock Option Plan" and "THE CONVERSION -- Stock Pricing and Number of Shares Issued." Shares of Common Stock may be purchased with funds on deposit at the Association, which will reduce deposits by the amounts of such purchases. Accordingly, the net amount of funds available for investment will be reduced to the extent shares are purchased with funds on deposit.

      The following pro forma information may not be representative of the financial effects of the Conversion at the date on which the Conversion actually occurs and should not be taken as indicative of future results of operations. Stockholders' equity represents the difference between the stated amounts of consolidated assets and liabilities of the Holding Company computed in accordance with GAAP. Stockholders' equity has not been increased or decreased to reflect the difference between the carrying value of assets and liabilities and market value. Stockholders' equity is not intended to represent fair market value nor does it represent amounts that would be available for distribution to stockholders in the event of liquidation.




                                                              At or For the Year Ended June 30, 1996

                                            Minimum of       Midpoint of      Maximum of      15% Above
                                            Estimated        Estimated        Estimated       Maximum of
                                            Valuation        Valuation        Valuation       Estimated
                                            Range            Range            Range           Valuation Range
                                            1,666,000        1,960,000        2,254,000       2,592,100
                                            Shares           Shares           Shares          Shares
                                            at $10.00        at $10.00        at $10.00       at $10.00
                                            Per Share        Per Share        Per Share       Per Share (1)
    (In Thousands, Except Per Share Amounts)


 Gross proceeds                              $16,660           $19,600           $22,540         $25,921
 Less:
 Estimated offering expenses                    (545)             (585)             (619)           (619)
 Estimated net proceeds                       16,115            19,015            21,921          25,302
 Less:
 Common Stock acquired by the ESOP            (1,333)           (1,568)           (1,803)         (2,074)
 Common Stock to be acquired by MRP             (666)             (784)             (902)         (1,037)
  Estimated net cash proceeds                $14,116           $16,663           $19,216          $22,191

 Consolidated net income:
  Historical                                 $   632            $  632           $   632          $   632
  Pro forma net income on proceeds(2)            538               636               733              847
  Pro forma ESOP adjustments(3)                  (88)             (103)             (119)            (137)
  Pro forma MRP adjustments(4)                   (88)             (103)             (119)            (137)
    Pro forma net income(10)                 $   994            $1,062           $ 1,127          $ 1,205

 Consolidated net income per share(5)(6):
  Historical                                 $  0.41            $ 0.35           $  0.30          $  0.26
  Pro forma net income on proceeds              0.35              0.35              0.35             0.35
  Pro forma ESOP adjustments(3)                (0.06)            (0.06)            (0.06)           (0.06)
  Pro forma MRP adjustments(4)                 (0.06)            (0.06)            (0.06)           (0.06)
    Pro forma net income per share(10)       $  0.64            $ 0.58           $  0.53          $  0.49

 Consolidated stockholders' equity(7):
  Historical                                 $ 15,876          $15,876           $15,876          $ 15,876
  Estimated net Conversion proceeds            16,115           19,015            21,921            25,302
  Less:
  Common Stock acquired by ESOP                (1,333)          (1,568)           (1,803)           (2,074)
  Common Stock to be acquired by MRP(4)          (666)            (784)             (902)           (1,037)
    Pro forma(7)                              $29,992          $32,539           $35,092          $ 38,067

 Consolidated stockholders' equity per
   share(6)(8):
  Historical(6)                               $  9.53           $ 8.10           $  7.04          $   6.12
  Estimated net Conversion proceeds              9.67             9.70              9.73              9.76
  Common Stock acquired by ESOP                 (0.80)           (0.80)            (0.80)            (0.80)

  Common Stock to be acquired by MRP(4)         (0.40)           (0.40)            (0.40)            (0.40)
    Pro forma stockholders' equity
    per share(9)(11)                          $ 18.00           $16.60           $ 15.57           $ 14.68

  Purchase Price as a percentage of pro forma
    stockholders' equity per share              55.56%           60.24%            64.23%            68.12%

  Purchase price to pro forma income per share
    (P/E ratio)                                 15.63 x          17.24 x            18.87 x          20.41 x

  Shares used in calculating income
    per share                               1,539,384        1,811,040          2,082,696        2,395,100

  -------------------

            (1) Gives effect to the sale of an additional 338,100 shares in the Conversion, which may be issued as a result of an increase in the pro forma market value of the Holding Company and the Association as converted, without the resolicitation of subscribers or any right of cancellation. The issuance of such additional shares will be conditioned on a determination of the independent appraiser that such issuance is compatible with its determination of the estimated pro forma market value of the Holding Company and the Association as converted. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."

            (2) No effect has been given to withdrawals from accounts for the purpose of purchasing Common Stock in the Conversion.

            (3) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP (at an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the Conversion, which rate is currently 8.25%), from the net proceeds from the Conversion retained by the Holding Company. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. The Association intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Association's payment of the ESOP debt is based upon equal installments of principal over a 10-year period, assuming a combined federal and state tax rate of 34%. Interest income earned by the Holding Company on the ESOP debt offsets the interest paid by the Association on the ESOP loan. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense reflects recognition of compensation expense based upon shares committed to be released and the exclusion of unallocated shares from income per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share Purchase Price. See "MANAGEMENT OF THE ASSOCIATION -- Benefits -- Employee Stock Ownership Plan."

            (4) In calculating the pro forma effect of the MRP, it is assumed that the required stockholder approval has been received and that the shares were acquired by the MRP at the beginning of the period presented in open market purchases at the Purchase Price. The issuance of authorized but unissued shares of the Common Stock at the date of the consummation of the Conversion instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.9% and pro forma net income per share would be $0.62, $0.56, $0.52 and $0.48 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended June 30, 1996, respectively, and pro forma stockholders' equity per share would be $17.31, $15.96, $14.97 and $14.12 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at June 30, 1996, respectively. Shares issued under the MRP vest 20% per year and, for purposes of this table, compensation expense is recognized on a straight-line basis over each vesting period. In the event the fair market value per share is greater than $10.00 per share on the date of stockholder approval of the MRP, total MRP expense would increase. The total estimated
                  MRP expense was multiplied by 20% (the total percent of
                  shares for which expense is recognized  in the first year)
                  resulting in   pre-tax  MRP expense of $133,280, $156,800,
                  $180,320 and $207,368 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended June 30, 1996, respectively. No effect has been given to the shares reserved for issuance under the proposed Stock Option Plan. If stockholders approve the Stock Option Plan following the Conversion, the Holding Company will have reserved for issuance under the Stock Option Plan authorized but unissued shares of Common Stock representing an amount of shares equal to 10% of the shares sold in the Conversion. If all of the options were to be exercised utilizing these authorized but unissued shares rather than treasury shares (which could be acquired), the voting interests of existing stockholders would be diluted by approximately 9.1%. See "MANAGEMENT OF THE ASSOCIATION -- Benefits -- 1996 Stock Option Plan" and "-- Management Recognition Plan" and "RISK FACTORS -- Dilutive Effect of Benefit Programs."

            (5) Net income per share amounts are based upon the shares of Common Stock sold in the Conversion less the average number of shares assumed to be held by the ESOP not committed to be released during the first year following the Conversion.

            (6) Historical per share amounts have been computed as if the shares of Common Stock expected to be issued in the Conversion had been outstanding at the beginning of the period or on the date shown, but without any adjustment of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion, the additional ESOP expense or the proposed MRP expense, as described above.

            (7) "Consolidated stockholders' equity" represents the difference between the stated amounts of the Association's assets and liabilities. The amounts shown do not reflect the liquidation account that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Association's special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "TAXATION." The amounts shown for consolidated stockholders' equity do not represent fair market values or amounts distributable to stockholders in the unlikely event of liquidation.

            (8) Consolidated stockholders' equity per share amounts are based upon shares outstanding of 1,666,000, 1,960,000, 2,254,000 and 2,592,000 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

            (9) Neither represents, nor is intended to represent, possible future price appreciation or depreciation of the Common Stock.


            (10) Assuming the accrual of the one-time SAIF assessment occurred at June 30, 1996 rather than at September 30, 1996, pro forma consolidated net income per share would be $0.41, $0.39, $0.37 and $0.35 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended June 30, 1996, respectively.

            (11) Assuming the accrual of the one-time SAIF assessment occurred at June 30, 1996 rather than at September 30, 1996, pro forma consolidated stockholders' equity per share would be $17.79, $16.42, $15.41 and $14.55 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at June 30, 1996, respectively.

           EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

      The following Consolidated Statements of Income of Empire Federal Savings and Loan Association and Subsidiary for the fiscal years ended June 30, 1996 and 1995 have been audited by KPMG Peat Marwick LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. These statements should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein.


                                                    Year Ended June 30,
                                                  1996              1995

            Interest income:
               Loans receivable              $3,440,793          $3,408,170
               Mortgage-backed securities     2,516,854           2,530,329
               Investment securities            214,363             142,388
               Other                            131,543             223,905
                  Total interest income       6,303,553           6,304,792

            Interest expense:
               Deposits                       3,214,259           2,793,293
               Advances from Federal
                  Home Loan Bank                 95,444             144,768
                Total interest expense        3,309,703           2,938,061

                Net interest income           2,993,850           3,366,731

            Provision for loan losses            55,000                  --
                Net interest income after
                 provision for loan losses    2,938,850           3,366,731

            Non-interest income:
               Insurance commission
                  income                        688,166             691,196
               Customer service charges         145,456             129,425
               Other                             45,100              36,247
                  Total non-interest income     878,722             856,868

            Non-interest expense:
               Compensation and benefits      1,614,601           1,542,123
               Occupancy and equipment          340,114             264,333
               Deposit insurance premiums       185,287             225,663
               Data processing services         105,986              86,125
               Other                            540,427             564,794
                  Total non-interest expense  2,786,415           2,683,038

                  Income before income taxes  1,031,157           1,540,561

            Income taxes                        399,480             588,623

                  Net income                $   631,677         $   951,938


          See accompanying Notes to Consolidated Financial Statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General

      Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Association. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto and the other sections contained in this Prospectus.

Operating Strategy

      The business of the Association consists principally of attracting deposits from the general public and using such deposits to originate mortgage loans secured primarily by one- to four-family residences. The Association also invests in interest bearing deposits, investment grade federal agency securities and mortgage-backed securities. The Association plans to continue to fund its assets primarily with deposits, although FHLB advances have been used as a supplemental source of funds.

      The Association's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The Association's profitability is also affected by the level of other income and expenses. Other income consists of service charges on negotiable order of withdrawal ("NOW") accounts, late charges on loans and other fees, proceeds from the sale of available-for-sale securities, insurance commissions, and net real estate owned income (expense). Other expenses include compensation and employee benefits, occupancy expenses, deposit insurance premiums, equipment and data servicing expenses, professional fees and other operating costs. The Association's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of the regulatory authorities.

      The Association's strategy is to operate as a conservative, well-capitalized, profitable institution dedicated to financing home ownership and other consumer needs and to provide quality service to all customers. The Association believes that it has successfully implemented its strategy by (i) maintaining strong capital levels, (ii) maintaining effective control over operating expenses to attempt to achieve profitability under differing interest rate scenarios, (iii) emphasizing local loan originations, and (iv) emphasizing high-quality customer service with a competitive fee structure.

Financial Condition

      Total assets increased by approximately $1.3 million, or 1.5%, from $85.5 million at June 30, 1995 to $86.8 million at June 30, 1996. This increase was primarily attributable to an increase in net loans receivable.

      The composition of the consolidated statements of financial condition was not materially affected by market conditions between June 30, 1996 and June 30, 1995. Net loans increased $2.5 million, or 6.2%, as a result of increased originations of one- to four-family and construction loans. Mortgage-backed securities decreased by $1.7 million during this period primarily as the result of maturities of mortgage-backed securities of $7.4 million that were partially offset by purchases of $5.7 million. Premises and equipment increased $177,000 primarily as a result of the remodeling of the Bozeman branch office during fiscal 1996.

      Deposits increased $1.5 million, or 2.2%, to $68.6 million at June 30, 1996 from $67.1 million at June 30, 1995. NOW, regular savings and money market accounts increased only slightly while time deposits increased by approximately $1.4 million. The weighted average rate on deposits increased from 4.05% during fiscal year 1995 to 4.68% for fiscal year 1996.

Results of Operations

      The operating results of the Association depend primarily on its net interest income. The Association's net interest income is determined by its interest rate spread, which is the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. The Association's net earnings are also affected by the establishment of provisions for loan losses and the level of its other non-interest income, including insurance commission income and deposit service charges, as well as its other expenses and income tax provisions.

Comparison of Results of Operations for the Years Ended June 30, 1996 and 1995

      General. Market interest rates are generally measured by the yields on U.S. Treasury obligations. The yields on the one-year U.S. Treasury Bill and the 30-year U.S. Treasury Bond are the respective benchmarks for short-term and long-term market interest rates. During the fiscal year ended June 30, 1995, the yield curve flattened (i.e. short-term and long-term rates converged) as the yield on the one-year U.S. Treasury Bill increased from 4.22% at June 30, 1994 to 5.57% at June 30, 1995, while the yield on the 30-year U.S. Treasury Bond decreased from 7.61% at June 30, 1994 to 6.63% at June 30, 1995. During the fiscal year ended June 30, 1996, the yield curve steepened (i.e. short-term and long-term rates diverged) as the yield on the one-year U.S. Treasury Bill decreased to 5.16% at June 30, 1996, while the yield on the 30-year U.S. Treasury Bond increased to 6.87% at June 30, 1996.

      Net Income. Net income decreased $320,000, or 33.6%, to $632,000 for fiscal 1996 from $952,000 for fiscal 1995. The decline in income was primarily attributable to an increase in the Association's cost of funds from 4.10% during the year ended June 30, 1995 to 4.71% for the year ended June 30, 1996. The average balance of interest-bearing liabilities decreased slightly during this period from $71.6 million during fiscal 1995 to $70.3 million during fiscal 1996.

      Net Interest Income. Net interest income decreased $373,000, or 11.7%, to $2.9 million for 1996 from $3.4 million for 1995. The decrease in net interest income primarily reflected a 53 basis point decrease in the interest rate spread to 2.80% for fiscal 1996 from 3.33% for fiscal 1995.


      Interest Income. Total interest income was $6.3 million for both fiscal 1996 and 1995. Interest income from loans receivable increased $33,000, or 9.6%. The increase was primarily attributable to the increase in the average balance of loans receivable from $40.1 million during fiscal 1995 to $40.8 million during fiscal 1996 as loan originations increased to $12.4 million during fiscal 1996 compared to loan originations of $4.5 million during fiscal 1995. The increase in the average balance of loans receivable in fiscal 1996 resulted primarily from an increase in construction loans and consumer loans, particularly home improvement loans, as the economy of the Association's primary market area improved from fiscal 1995. See "BUSINESS OF THE
ASSOCIATION -- Lending Activities -- Loan Originations, Sales and Purchases." The increase in the average balance of loans receivable was partially offset by the decline in the average yield on loans receivable from 8.51% during fiscal 1995 to 8.44% during fiscal 1996.



      Interest income from mortgage-backed securities was $2.5 million during both periods. The average balance of mortgage-backed securities declined from $38.1 million during fiscal 1995 to $37.1 million during fiscal 1996 as principal repayments exceeded purchases. This was offset, however, by an increase in the yield on mortgage-backed securities from 6.65% during fiscal 1995 to 6.78% during fiscal 1996.

      Interest Expense. Interest expense on deposits increased $421,000 to $3.2 million for 1996 from $2.8 million for 1995. The increase is primarily attributable to an increase in the average cost of deposits which increased from 4.05% during fiscal 1995 to 4.68% during fiscal 1996 which more than offset the decline in the average balance of deposits. The increase in the cost of deposits was primarily attributable to an increase in rates paid on certificates of deposit to meet local competition.


      The Association utilized FHLB advances to purchase mortgage-backed securities and to provide an additional source of funds for its lending activities. During this period the average balance of short term borrowings decreased $1.1 million from $2.7 million during fiscal 1995 to $1.6 million during 1996 as traditional deposits were utilized to fund lending activities and mortgage-backed securities purchases. As a result, the cost of FHLB advances decreased 34.1% from $145,000 during fiscal 1995 to $95,000 during fiscal 1996.


      Provision for Loan Losses. The provision for loan losses for 1996 was $55,000 compared to no provision for 1995. The increase in the provision for loan losses resulted primarily from the increased size of the loan portfolio, particularly with respect to construction and consumer loans which involve greater risk than residential mortgage loans, and management's desire to increase its allowance for loan losses as a percentage of loans receivable to levels comparable with its peers in the Pacific Northwest. Management's periodic evaluation of the adequacy of the allowance is based on factors such as the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current and prospective economic conditions, peer group comparisons, and independent appraisals. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to provide additions to the allowance based upon judgments different from management. Assessment of the adequacy of the allowance for credit losses involves subjective judgements regarding future events, and thus, there can be no assurance that additional provisions for credit losses will not be required in future periods. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Association's control. Any increase or decrease in the provision for loan losses has a corresponding negative or positive effect on net income. At June 30, 1996, the allowance represented 0.46% of loans receivable as compared to 0.36% of loans receivable at June 30, 1995.

      Non-Interest Income. Non-interest income increased $21,000, or 2.6%, in fiscal 1996 as compared to fiscal 1995 primarily as the result of a $15,000, or 12.4%, increase in customer service charges.


      Insurance commissions that the Association receives from its wholly-owned subsidiary are the largest component of its non-interest income. The Association received income from insurance commissions of $688,000 and $691,000 during fiscal 1996 and 1995, respectively.

      Non-Interest Expense. Total non-interest expense increased $103,000, or 3.8%, for 1996 compared to 1995. This increase was primarily the result of a $72,000, or 4.7%, increase in compensation and benefits and a $76,000, or 28.7%, increase in occupancy and equipment expense caused primarily by additional depreciation expense on new equipment and furniture related to the remodeling of the Bozeman branch, repairs to an elevator and other maintenance costs. Data processing expenses increased $20,000, or 23.1%. Other non-interest expense items remained relatively stable.

      Included in non-interest expense are direct costs (compensation and benefits, occupancy and equipment, and other expenses) attributable to the operations of the Association's wholly-owned subsidiary, Dime Insurance Agency. Such direct costs totalled $638,000 and $617,000 for the fiscal years ended June 30, 1996 and 1995, respectively.

      The Association expects to incur increased expenses following the Conversion as a result of the costs associated with being a public company and the ESOP and other stock benefit plans, if adopted.

      Income Taxes. Income taxes declined $189,000 from 1995 to 1996 as a result of the decline in income before income taxes. The effective combined Federal and state tax rate was 38.74% during 1996 and 38.21% during 1995.

Average Balances, Interest and Average Yields/Cost

      The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.



                                                                                          Year Ended June 30,
                                                 At June 30,    --------------------------------------------------------------------
                                                    1996                        1996                                  1995
                                                 ----------     ------------------------------------------ -------------------------
                                                   Yield/        Average                  Yield/     Average                 Yield/
                                                    Cost         Balance       Interest    Cost      Balance     Interest     Cost
                                                   -----         -------       --------    ----      -------     --------     ----
                                                                 (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1)                                 8.16%        $40,766      $3,441      8.44%      $40,069      $3,408      8.51%
 Mortgage-backed securities                          6.86          37,097       2,517      6.78        38,064       2,531      6.65
 Investment securities                               5.28           4,020         214      5.32         3,705         142      3.83
 Other interest-earning assets(2)                    6.18           2,044         132      6.46         3,044         224      7.36
                                                    -----         -------      ------                 -------      ------
   Total interest-earning assets                     7.42          83,927       6,304      7.51        84,882       6,305      7.43

Non-interest-earning assets                                         3,567                               3,196
                                                                  -------                             -------
 Total assets                                                     $87,494                             $88,078
                                                                  =======                             =======

Interest-bearing liabilities:
NOW accounts                                         2.59           8,874         228      2.57         8,944         226      2.53
Money market accounts                                3.50           5,228         184      3.52         5,388         180      3.34
Regular savings                                      3.25          14,799         476      3.22        17,772         596      3.35
Certificates of deposit                              5.76          39,838       2,326      5.84        36,870       1,791      4.86
                                                    -----         -------      ------      ----       -------      ------      ----
   Total deposits                                    4.64          68,739       3,214      4.68        68,974       2,793      4.05

 Other liabilities                                   5.98           1,595          96      6.02         2,668         145      5.43
                                                                  -------     -------                 -------      ------
    Total interest-bearing liabilities               4.67          70,334       3,310      4.71        71,642       2,938      4.10
                                                                               ------                              ------

Non-interest-bearing liabilities                                    1,318                               1,400
                                                                  -------                             -------
 Total liabilities                                                 71,652                              73,042

Retained earnings                                                  15,842                              15,036
                                                                  -------                             -------
 Total liabilities and retained earnings                          $87,494                             $88,078
                                                                  =======                             =======
 Net interest income                                                           $2,994                              $3,367
                                                                               ======                              ======
 Interest rate spread(3)                             2.75                                  2.80%                               3.33%
                                                                                           ====                                ====
 Net yield on interest earning assets(4)                                                   3.57%                               3.97%
                                                                                           ====                                ====
 Ratio of average interest-earning assets
  to average interest-bearing liabilities                                                119.33%                             118.48%
                                                                                             ======                           ======

(1) Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and dividends on FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

      The following table sets forth the effects of changing rates and volumes on net interest income of the Association. Information is provided with respect to (i) effects on net interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributed to the combined impact of rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.



                                                  Year Ended June 30,                                 Year Ended June 30,
                                                  1996 Compared to Year                              1995 Compared to Year
                                                  Ended June 30, 1995                                 Ended June 30, 1994
                                                   Increase (Decrease)                                 Increase (Decrease)
                                                             Due to                                        Due to
                                                             Rate/                                             Rate/
                                        Volume   Rate       Volume       Net      Volume          Rate        Volume          Net
                                        ------   ----       ------       ---      ------          ----        ------          ---
                                                                          (In Thousands)

Interest-earning assets:
 Loans receivable......................  $  59     $ (28)    $   2      $ 33     $ (148)        $  (54)       $  (2)        $ (204)
 Mortgage-backed securities............    (64)       49         1       (14)       181            (18)          --            163
 Investment securities.................     12        55         5        72         98            (60)         (41)            (3)
 Other interest-earning assets.........    (74)      (27)        9       (92)        23             46            8             77
                                        -------   -------    -----    -------     -----          -----        -----          -----
    Total interest-earning assets......    (67)       49        17        (1)       154            (86)         (35)            33
                                        -------   -------   ------     ------     -----          ------       ------         -----
Interest expense:
 Savings accounts......................    (10)      435        (4)      421         74            228            5            307
 Other liabilities.....................    (58)       15        (6)      (49)       (13)             3           --            (10)
                                        -------   ------    -------   -------     ------         -----       ------          ------
    Total interest-bearing liabilities.    (68)      450       (10)      372         61            231            5            297
                                        -------   ------    -------   ------      -----          -----        -----          -----
Net change in net interest income......   $  1     $(401)     $ 27     $(373)      $ 87          $(317)        $(34)          $264
                                          =====    ======     ====     ======      ====          ======        =====          ====



Asset and Liability Management and Interest Rate Risk

      General. The ability to maximize net interest income depends largely upon achieving a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would result in a decrease in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income.

      The Association has perceived its market niche to be that of a traditional thrift lender that originates fixed rate residential loans for its portfolio and purchases fixed rate United States agency investment securities and mortgage-backed securities to supplement its lending activities. The Association uses its capital position to absorb the adverse consequences of the increased interest rate risk associated with this strategy. As an integral part of this strategy, the Association has historically concentrated its lending activity on the origination of long-term, fixed-rate, residential one- to four-family mortgage loans and commercial real estate and multi-family loans. As of June 30, 1996, 83.1% of the Association's total loans, were fixed rate loans and 86.2% of its investments and mortgage-backed securities had fixed interest rates.

      The mismatch between maturities and interest rate sensitivities of balance sheet items results in interest rate risk. The Association has a high level of interest rate risk, compared to many similar sized thrift institutions, as a result of its policies to make fixed-rate, residential one- to four-family real estate loans and to purchase fixed rate investment and mortgage-backed securities, which are longer term in nature than the short-term characteristics of its liabilities for customer deposit accounts. See "RISK FACTORS -- Above Average Interest Rate Risk Associated With Fixed-Rate Loan and Mortgage-Backed Securities Portfolio"; Because of its capital position, the Association has accepted the above average interest rate risk associated with fixed-rate loans and fixed-rate investment and mortgage-backed securities in an effort to maximize yield. See "-- Liquidity and Capital Resources."

Interest Rate Sensitivity of Net Portfolio Value

      The following table is provided to the Association by the OTS and illustrates the change in NPV, at June 30, 1996 based on OTS assumptions. No effect has been given to any steps that management of the Association may take to counter the effect of the interest rate movements presented in the table.



                                                                              Net Portfolio as %
    Basis                                                                    of Portfolio Value
 Point ("bp")                  Net Portfolio Value                               of Assets
 Change
in Rates        $ Amount      $ Change         % Change         NPV Ratio         Change
--------        --------      --------         --------         ---------         ------
                                        (Dollars in Thousands)

 +400 bp           11,766        (6,495)            -36%            14.51%         -598 bp
 +300 bp           13,403        (4,857)            -27             16.13          -436 bp
 +200 bp           15,095        (3,165)            -17             17.72          -277 bp
 +100 bp           16,762        (1,498)             -8             19.22          -127 bp
    0 bp           18,260                                           20.49
 -100 bp           19,346         1,085              +6             21.35           +86 bp
 -200 bp           19,744         1,484              +8             21.59          +110 bp
 -300 bp           19,937         1,677              +9             21.64          +115 bp
 -400 bp           20,417         2,157             +12             21.93          +144 bp

      Under the OTS interest rate risk capital rule (implementation of which has been postponed), those institutions with greater than "normal" levels of interest rate risk will be subject to an interest rate risk component in calculating their risk-based capital ratio. An institution with a "normal" level of interest rate risk is defined as one whose "Measured Interest Rate Risk" is less than 2.0%.

      The following table is provided by the OTS and is based on the calculations in the previous table. It sets forth the IRR capital component that will be deducted from risk-based capital in determining the level of risk-based capital. At June 30, 1996, the change in NPV as a percentage of portfolio value of total assets in negative 3.55%, which is greater than negative 2.0%, indicating that the Association has a greater than "normal" level of interest rate risk. The Association is exempt from any additional capital requirements; however, had the Association been subject to the IRR capital component, its IRR capital component at June 30, 1996 would be approximately $670,000.


                                                                 June 30,       March 31,       June 30,
                                                                   1996           1996            1995

RISK MEASURES:  200 BP RATE SHOCK
Pre-Shock NPV Ratio:  NPV as % of PV of Assets                    20.49%          20.73%         20.06%
Exposure Measure:  Post-Shock NPV Ratio                           17.72           18.02          17.86
Sensitivity Measure:  Change in NPV Ratio                          (277) bp        (270) bp       (220) bp

CALCULATION OF CAPITAL COMPONENT
Change in NPV as % of PV of Assets                                (3.55)%         (3.49)%        (2.88)%
Interest Rate Risk Capital Component ($000)                          --              --             --

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as substantially all of the Association's ARM loans, have features that restrict changes in interest rates on a short-term basis (1.5% to 2.0% per adjustment period) and over the life of the asset (generally 5% over the life). Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Therefore, the data presented in the table should not be relied upon as indicative of actual results.

Liquidity and Capital Resources

      The Association's primary sources of funds are proceeds from principal and interest payments on loans, maturing securities and certificates of deposit. The proceeds from the sale of available-for-sale securities and FHLB advances are additional sources of liquidity. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

      The primary investing activity of the Association is the origination of one- to four-family mortgage loans. During the years ended June 30, 1996 and 1995, the Association originated mortgage loans in the amounts of $12.4 million and $4.5 million, respectively. During these periods, the Association purchased mortgage backed securities of $5.7 million and $4.9 million. Other investing activities include activity in investment grade federal agency and mortgage-backed securities.

      The Association must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. During fiscal years 1996 and 1995, the Association used its sources of funds primarily to fund loan commitments and to pay deposit withdrawals.

      The Association uses cash flows generated from operating, investing and financing activities to meet its liquidity requirements. See Consolidated Statements of Cash Flows included as part of the Consolidated Financial Statements appearing elsewhere herein.

      Like most thrift institutions, deposits, particularly certificates of deposit, have been the primary source of external funds for the Association. By offering interest rates that are competitive with or at a slight premium to the average rate paid by local competitors, the Association has had limited success in lengthening the maturity of its certificate of deposit portfolio. At June 30, 1996, certificates of deposit amounted to $40.0 million, or 58.3% of total deposits, including $12.5 million which were scheduled to mature in more than one year after June 30, 1996. At June 30, 1996, $27.4 million of certificates of deposit were scheduled to mature within one year. Historically, the Association has been able to retain a significant amount of maturing deposits. Management of the Association believes it has adequate resources to fund all loan commitments by deposits and, if necessary, FHLB-Seattle advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

      The OTS requires a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 5.0% of the average daily balance of its net withdrawable deposits and short-term borrowings. In addition, short-term liquid assets currently must constitute 1.0% of the sum of net withdrawable deposit accounts plus short-term borrowings. The Association's actual short- and long-term liquidity ratios at June 30, 1996 were 23.9% and 3.3%, respectively. The Association consistently maintains liquidity levels in excess of regulatory requirements, and believes this is an appropriate strategy for proper asset and liability management.


      The Association is required to maintain specific amounts of capital pursuant to OTS requirements. As of June 30, 1996, the Association was in compliance with all regulatory capital requirements which were effective as of such date with tangible, core and risk-based capital ratios of 17.6%, 17.6% and 46.7%, respectively. For a detailed discussion of regulatory capital requirements, see "REGULATION -- Federal Regulation of Savings Associations -- Capital Requirements." See "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE" for a numerical presentation of the Association's historical and pro forma capital levels at June 30, 1996 relative to regulatory requirements.


Impact of New Accounting Pronouncements and Regulatory Policies

      Accounting for Derivative Financial Instruments. SFAS No. 119 requires disclosures of information such as credit and market risks, cash requirements and accounting policies about derivative financial instruments. The Association holds structured notes which have contractual step-up interest rates and call features. The Association's investment policy does not authorize investments in interest rate swaps, options and futures contracts.

      Accounting by Creditors for Impairment of a Loan. See Note 1 of Notes to the Consolidated Financial Statements for a discussion of SFAS No. 114, as amended by SFAS No. 118. The Association's adoption of SFAS No. 114, as amended by SFAS No. 118, did not have a material impact on the Association's financial position or results of operations.

      Disclosure of Fair Value of Financial Instruments. See Note 16 of Notes to the Consolidated Financial Statements for a discussion of SFAS No. 107.

      Accounting for Impairment of Long-Lived Assets. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows is less than the carrying amount of the asset. The

Association does not expect the implementation of SFAS No. 121 to have an material impact on the Association's consolidated financial position or results of operations. SFAS No. 121 is effective for financial statements issued with fiscal years beginning after December 15, 1995.

      Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123, establishing financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if SFAS No. 123 had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994.

      Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 125 provides guidance on accounting for transfers and servicing of financial assets, recognition and measurement of servicing assets and liabilities, financial assets subject to prepayment, secured borrowings and collateral, and extinguishment of liabilities.

      SFAS No. 125 generally requires that the Association recognize as separate assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or loan originations. Servicing rights are initially recorded at fair value based upon the present value of estimated future cash flows. Subsequently, the servicing rights are assessed for impairment, which is recognized in the statement of income in the period the impairment occurs. For purposes of performing the impairment evaluation, the related portfolio must be stratified on the basis of certain risk characteristics including loan type and note rate. SFAS No. 125 also specifies that financial assets subject to prepayment, including loans that can be contractually prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment, be measured like debt securities available-for-sale or trading securities under SFAS No. 115, as amended by SFAS No. 125. The provisions of SFAS No. 125 apply to transactions occurring after December 31, 1996.

      Accounting for Employee Stock Ownership Plans. In November 1993, the American Institute of Certified Public Accountants issued SOP 93-6, which requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will increase compensation expense relating to the ESOP to be established in connection with the Conversion. This effect on net income and book value per share in fiscal 1996 and future periods cannot be predicted due to the uncertainty of the fair value of the shares of Common Stock subsequent to their issuance.

Effect of Inflation and Changing Prices

      The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Association's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                         BUSINESS OF THE HOLDING COMPANY

General

      The Holding Company was organized as a Delaware business corporation at the direction of the Association in September 1996 for the purpose of becoming a holding company for the Association upon consummation of the Conversion. Upon consummation of the Conversion, the Association will be a wholly-owned subsidiary of the Holding Company.

Business

      Prior to the Conversion, the Holding Company will not engage in any significant operations. Upon consummation of the Conversion, the Holding Company's sole business activity will be the ownership of all of the capital stock of the Association. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

      Initially, the Holding Company will neither own nor lease any property but will instead use the premises, equipment and furniture of the Association with the payment of appropriate rental fees, as required by applicable law.

      Since the Holding Company will only hold the capital stock of the Association, the competitive conditions applicable to the Holding Company will be the same as those confronting the Association. See "BUSINESS OF THE ASSOCIATION -- Competition."

                           BUSINESS OF THE ASSOCIATION

General

      The Association operates as a community oriented financial institution devoted to serving the needs of its customers in its market area. The Association's business consists primarily of attracting deposits from the general public and using those funds to originate residential real estate loans. In addition, the Association has maintained a significant portion of its assets in investments and mortgage-backed securities.

Market Area

      The Association's primary market area includes the Counties of Park, Gallatin and Sweet Grass in South Central Montana. This area has similar economic characteristics, however, there is diversity in some unique industries. All three counties are located near Yellowstone National Park and offer a number of recreational activities, which are popular tourist attractions.

      The Association's main office is located in Livingston (population approximately 7,000), which is the county seat of Park County (population approximately 16,000). The primary economic sources in Park County are agriculture, tourism, mining and forestry. Park County has experienced an increase in population during the last few years as individuals and businesses have relocated to Montana. According to information provided by Livingston Job Service the largest employers in Park County are the State and local governments, the local hospital, Livingston Rebuild Center, Livingston Convalescent Center and Industrial Towel. The Park County unemployment rate for July 1996 was 3.3%.

      Bozeman (population approximately 28,000) is the county seat of Gallatin County (population approximately 59,500). The primary economic sources in Gallatin County are agriculture, tourism, services, recreational manufacturing and natural resource-based industries such as mining and forestry. Gallatin County has also experienced an increase in population during the last three years. In connection with this increase in population, Gallatin County has also experienced some growth in its technology-based companies. Montana State University, which is located in Bozeman and is the largest single employer, also has a significant impact on the Gallatin County economy. Other large employers in Gallatin County include Gibson Guitar, Louisiana Pacific Corp. and Video Lottery Technologies, Inc. The Gallatin County unemployment rate for July 1996 was 1.9%.

      Big Timber (population approximately 1,600) is the county seat of Sweet Grass County (population approximately 3,300). The primary economic sources in Sweet Grass County are agriculture, tourism, mining and forestry. Sweet Grass County has experienced a minimal increase in population during the last few years. The Sweet Grass County unemployment rate for July 1996 was 1.9%.

Lending Activities

      General. As a federally chartered savings and loan association, the Association has general authority to originate and purchase loans secured by real estate located throughout the United States. Notwithstanding this nationwide lending authority, substantially all of the mortgage loans in the Association's portfolio are secured by properties located in its primary market area of Park, Gallatin, and Sweet Grass Counties in South Central Montana.

      Permanent residential one- to four-family mortgage loans amounted to $35.2 million, or 81.7%, of the Association's total loan portfolio, before net items, at June 30, 1996. The Association originates other loans secured by multi-family residential and commercial real estate, and construction loans. Those loans amounted to $4.9 million, or 11.4%, of the total loan portfolio, before net items, (i.e., loans in process, deferred loan origination fees and costs, and allowance for loan losses), at June 30, 1996. Approximately 2.2%, or $965,000, of the Association's total loan portfolio, before net items, as of June 30, 1996 consisted of non-real estate loans.

      Permissible loans-to-one borrower by the Association are generally limited to 15% of unimpaired capital and surplus. The Association's loan-to-one borrower limitation was $2.4 million at June 30, 1996 and would be $5.3 million assuming gross proceeds from the Offering of $22.5 million at the maximum of the Estimated Valuation Range, less the adjustment to capital for the ESOP and MRP. At June 30, 1996, the Association had four borrowing relationships with outstanding balances in excess of $300,000, the largest of which was $1.3 million and all of which were secured by multiple single family properties, multi-family or commercial real estate. All of those loans have performed in accordance with their terms since origination.

      Loan Portfolio Analysis. The following table sets forth the composition of the Association's loan portfolio by type of loan as of the dates indicated. The Association had no concentration of loans of a given category exceeding 10% of total gross loans other than as set forth below.


                                                         At June 30,
                                            1996                             1995
                                   Amount        Percent             Amount        Percent
                                                  (Dollars in Thousands)

 One- to four-family              $35,202        81.66%            $33,974         84.67%
 Multi-family                       2,333         5.41               2,557          6.37
 Commercial real estate             1,182         2.74               1,425          3.55
 Consumer                           2,112         4.90               1,456          3.63
 Share loans                          901         2.09                 455          1.13
 Construction                       1,380         3.20                 257          0.65
                                 --------      -------             -------       -------
   Total                           43,110       100.00%             40,124        100.00%
                                                ======                            ======
Less:
 Loans in process                     770                              315
 Deferred loan origination
  fees and costs                      258                              232
 Allowance for loan losses            200                              145
                                 --------                         --------
   Total loans, net               $41,882                          $39,432
                                  =======                          =======


      Permanent Residential One- to Four-Family Mortgage Loans. The primary lending activity of the Association is the origination for portfolio of permanent residential one- to four-family first mortgage loans. Management believes that this policy of focusing on single-family residential mortgage loans has been successful in contributing to interest income while keeping delinquencies and losses to a minimum. At June 30, 1996, $35.2 million, or 81.7%, of the Association's total loan portfolio, before net items, consisted of permanent residential one- to four-family mortgage loans, with an average balance of $49,000.

      The Association presently originates for portfolio fixed-rate mortgage loans secured by one- to four- family properties with terms of up to 20 years. At June 30, 1996, $29.6 million, or 68.6% of the total loans before net items were fixed rate one- to four-family loans and $5.6 million, or 13.0%, were ARM loans. The Association has offered two ARM products for portfolio which adjust annually subject to a limitation on the annual increase of 1.5% to 2.0% and an overall limitation of 5.0% or to a specific ceiling rate. These ARM products utilize either the OTS Monthly Median Cost of Funds Index or the Semi-Annual Cost of Funds Index ("COFI"). Loans based on COFI constitute a majority of the Association's adjustable rate loans. The COFI is a lagging model index which, together with the periodic and overall interest rate caps, may cause the yield on such loans to adjust more slowly than the cost of interest-bearing liabilities especially in a rapidly rising rate environment. The Association's ARM loans do not permit negative amortization of principal and carry no prepayment restrictions. Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

      ARM loans help reduce the Association's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that, during periods of rising interest rates, the risk of default on ARM loans may increase as a result of repricing with increased costs to the borrower. Another consideration is that although ARM loans allow the Association to increase the sensitivity of its asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, the Association has no assurance that yields on ARM loans will be sufficient to offset increases in the Association's cost of funds.

      The Association's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 80% of the lesser of the appraised value or the purchase price, however, most loans have loan-to-value ratios of 75% or less. Appraisals are obtained on all properties and are made by independent fee appraisers approved by the Board of Directors.

      The Association offers fixed-rate, permanent residential one- to four-family mortgage loans with terms of up to 30 years. Substantially all permanent one- to four-family loans have original contractual terms to maturity of 20 to 25 years and are primarily made for loan amounts of less than $250,000. Such loans generally are amortized on a monthly basis with principal and interest due each month and customarily include "due-on-sale" clauses. The Association enforces due-on-sale clauses to the extent permitted under applicable laws. Substantially all of the Association's mortgage loan portfolio consists of conventional loans. The Association has not originated significant amounts of mortgage loans on second residences.

      The Association also originates residential mortgage loans secured by non-owner occupied rental properties within its primary market area. Generally, such loans are made at higher interest rates than owner occupied residential mortgage loans, with a loan-to-value ratio of 70%, and with a debt coverage ratio of 1.25x.

      The Association requires title insurance on all real estate secured loans. The Association also requires that fire and extended coverage casualty insurance or homeowners insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

      Construction Loans. The Association makes construction loans primarily to prospective home owners for the construction of their single-family residences, which generally convert to a permanent loan upon the completion of construction. Construction loans generally begin to amortize as permanent residential one- to four-family mortgage loans after the construction period (typically six months) is completed, unless extended. At June 30, 1996, construction loans amounted to $1.4 million, or 3.2% of the Association's total loan portfolio, before net items. In connection with the recent population growth experienced in Bozeman, Montana, the Association experienced an increase in the origination of construction loans during fiscal 1996. The balance of the Association's construction loan portfolio increased from $257,000 at June 30, 1995 to $1.4 million at June 30, 1996. Construction loans have rates and terms which generally match the non-construction loans then offered by the Association, except that during the construction phase, the borrower pays only interest on the loan. The borrower is qualified at the interest rate for the permanent loan. The Association's construction loan agreements generally provide that loan proceeds are disbursed in increments as construction progresses. The Association periodically reviews the progress of the underlying construction project. Construction lending is generally limited to the Association's primary lending areas and is underwritten pursuant to the same general guidelines used for originating permanent one- to four-family loans.

      Construction financing is generally considered to involve a higher degree of risk of loss than financing on improved, owner-occupied real estate because of the uncertainties of construction and the possibility of costs exceeding the initial estimates. The Association has sought to minimize the risks associated with permanent construction lending by limiting construction loans to qualified owner-occupied borrowers with construction performed by qualified builders located primarily in the Association's market area.

      Multi-Family and Commercial Real Estate Lending. The Association also originates loans secured by multi-family and commercial real estate. At June 30, 1996, the Association's loan portfolio included $2.3 million in multi-family and $1.2 million in commercial real estate loans.

      Multi-family and commercial real estate lending affords the Association an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by such properties are generally greater in amount, more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate and multi-family properties are often dependent on the successful operation and management of the properties, repayment of such loans may be influenced by adverse conditions in the real estate market or the economy.

      Multi-family and commercial real estate loans originated by the Association are predominately fixed rate loans with terms to maturity of 15 to 20 years. The Association's commercial real estate portfolio consists of loans on a variety of properties including office buildings and churches. Multi-family loans generally are secured by small to medium sized apartment buildings. Appraisals on properties which secure multi-family and commercial real estate loans are performed by an independent appraiser engaged by the Association before the loan is made. Underwriting of commercial and multi-family loans includes a thorough analysis of the cash flows generated by the real estate to support the debt service and the financial resources, experience, and income level of the borrowers. The Association imposes a debt coverage ratio of 1.25x to ensure that the property securing the loans will generate sufficient cash flow to adequately cover operating expenses and debt service payments plus provide an acceptable return to the investor. Operating statements on each multi-family and commercial real estate loan are required and reviewed by management on an annual basis.

      At June 30, 1996, the average loan balance of the Association's multi-family loans was $167,000. At June 30, 1996, the Association had four multi-family loans with one borrower with an aggregate balance of $1.3 million. All of the properties securing the loans are located in the Association's primary market area with the exception of one participation loan on a property located in California with a balance at June 30, 1996 of $324,000. At June 30, 1996, all multi-family and commercial real estate loans were current.

      Consumer Lending. The Association's consumer loan portfolio consist primarily of home equity, home improvement, share loans (loans secured by deposits) and, to a substantially lesser extent, mobile home and automobile loans. At June 30, 1996, the Association's consumer loans totalled approximately $3.0 million, or 7.0% of the Association's gross loans of which $2.0 million, or 4.8%, consisted of home equity and home improvement loans.

      Consumer loans are made at fixed interest rates and for varying terms. Home equity and home improvement loans are made for terms up to 15 years for owner occupied residences. In the case of the majority of home equity loans, the Association holds a second mortgage behind another financial institution that holds the first mortgage. When originating a home equity loan, the Association accounts for both the first and second mortgage liens and generally limits the loan-to-value ratio to 80%.

      Maturity of Loan Portfolio. The following table sets forth the maturity of Association's loan portfolio at June 30, 1996. The table does not include prepayments or scheduled principal repayments. Prepayments and scheduled principal repayments on loans totaled $9.4 million and $7.0 million, for the two years ended June 30, 1996, respectively. Adjustable-rate mortgage loans are shown as maturing based on contractual maturities.


                                          1-4 Family    Multi-family   Commercial    Construction   Consumer      Total
                                                                     (In Thousands)
Amounts Due:
    Within 3 months                        $     5       $    --         $   --         $  210       $  361      $   576
    3 months to 1 year                           7            --             --          1,170          421        1,598

After 1 year:
    1 to 3 years                               244           190             42             --          136          612
    3 to 5 years                               455            40             28             --          260          783
    5 to 10 years                            2,392           822            207             --          571        3,992
    10 to 20 years                          23,833         1,078            905             --        1,241       27,057
    Over 20 years                            8,266           203             --             --           23        8,492
                                          --------       -------       --------       --------      -------     --------

Total due after one year                    35,190         2,333          1,182             --        2,231       40,936
                                          --------       -------        -------       --------      -------     --------
Total amount due                           $35,202        $2,333         $1,182         $1,380      $ 3,013       43,110
                                           =======        ======         ======         ======      =======

Less:
 Allowance for loan loss                                                                                             200
 Loans in process                                                                                                    770
 Deferred loan fees                                                                                                  258
                                                                                                                --------
    Loans receivable, net                                                                                        $41,882
                                                                                                                 =======

      The following table sets forth the dollar amount of all loans due after June 30, 1996, which have fixed interest rates and have floating or adjustable interest rates.


                                   Fixed-                 Floating- or
                                    Rates                 Adjustable-Rates            Total
                                                           (In Thousands)

 One- to four-family               $29,586                     $5,616                 $35,202
 Multi-family                          646                      1,687                   2,333
 Non-residential                     1,182                         --                   1,182
 Construction                        1,380                         --                   1,380
 Consumer and share                  3,013                         --                   3,013
                                   -------                   --------                --------
     Total                         $35,807                     $7,303                 $43,110
                                   =======                     ======                 =======

      Scheduled contractual principal repayments of loans as presented in the preceding table do not reflect the actual life of such assets. The average life of loans ordinarily is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Association the right to declare loans immediately due and payable in the event, (among other things), that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are higher than current mortgage loan market rates.

      Loan Solicitation and Processing. Loan customers are solicited through advertising media and contacts with local real estate brokers. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. All of the Association's lending is subject to its written nondiscriminatory underwriting standards, loan origination procedures and lending policies prescribed by the Association's Board of Directors.

      All loans must be approved by the Association's Loan Committee, which consists of any three members of the Board of Directors. Interest rates are subject to change if the approved loan is not closed within the time of the commitment. Because the Association originates loans for its own portfolio, many of the loans do not comply with all secondary market documentation criteria. This has enabled the Association to develop an expedited loan application and approval process which management believes provides it with a competitive advantage in its primary market area while continuing to maintain its underwriting standards. Management of the Association also believes its local decision-making capabilities is an attractive quality to customers within its market area. The Association's loan approval process allows loans to be approved and closed in approximately four weeks.

      Loan Commitments. Loan commitments typically contain a termination date of 30 days from the date of the commitment letter that is issued at the time the loan is approved. The Association had outstanding loan commitments of approximately $304,000 at June 30, 1996 all of which were for fixed rate loans. See Note 14 of Notes to the Consolidated Financial Statements.

      Loan Originations, Sales and Purchases. During the year ended June 30, 1996, the Association's total gross mortgage loan originations were $12.4 million.

      The Association has occasionally originated or participated in loans secured by properties outside the State of Montana. These properties are primarily located in Northern California but also include loans secured by one- to four- family properties in the Commonwealth of Massachusetts and the States of New Mexico, Arizona and Colorado. At June 30, 1996, these loans amounted to $1.8 million and consisted of (i) $934,826 million in permanent residential one- to four-family mortgage loans, (ii) $429,000 in multi-family loans, (iii) a participation interest in a commercial real estate loan for $324,000, and (iv) two whole loan purchases for $145,000. The Association has purchased loan participation interests primarily during periods of reduced loan demand in its market area. At June 30, 1996, the Association had three participations in its primary market area with a balance of $127,000. Any such purchases are made in conformance with the Association's underwriting standards. The Association may decide to purchase additional loans outside its market area in the future depending upon the demand for mortgage credit in its market area, however, it has not purchased any participation interests outside of its primary market area during the past five years.

      Historically, the Association has been a portfolio lender, maintaining the residential mortgage loans its originates in its portfolio rather than selling them in the secondary market. The Association currently intends to continue this practice after the consummation of the Conversion. See "RISK FACTORS -- Certain Lending Considerations."

      The following table sets forth the Association's originations and loan sales and principal repayments during the periods indicated. Predominately all mortgage loan originations during the periods indicated were fixed rate loans.


                                                                       Year Ended June 30,
                                                     ----------------------------------------------------
                                                     1996              1995          1994          1993
                                                     ----              ----          ----          ----
                                                              (In Thousands)
Total gross loans receivable at
  beginning of period                              $40,124           $42,637        $41,344       $38,120
                                                   -------           -------        -------       -------

Loans originated:
One- to four-family                                  7,411             2,857         13,223        13,115
Multi-family                                           225                57             --           311
Construction                                         2,631               641          1,937         1,592
Commercial                                              47                --             --            18
Consumer                                             2,069               899            413         1,200
                                                   -------            ------        -------       -------
   Total loans originated                           12,383             4,454         15,578        16,236

Loans sold:
 Whole loans                                            --                --             --            --
 Participations sold                                    --                --             --            --
   Total loans sold                                     --                --             --            --

Loan principal repayments                           (9,397)           (6,967)       (14,280)      (13,012)
                                                    -------           -------       --------      --------

Net loan activity                                    2,986            (2,513)         1,293         3,224
                                                   -------            -------      --------      --------

   Total gross loans receivable
    at end of period                               $43,110           $40,124        $42,637       $41,344
                                                   =======           =======        =======       =======


         Management of the Association attributes the reduced loan originations during fiscal 1995 relative to fiscal 1996 to a general decline in the economy of the Association's market area at that time. The relatively low interest rate environment that prevailed during fiscal years 1994 and 1993 contributed to high levels of mortgage loan refinancings during those periods.




      Loan Origination and Other Fees. The Association charges loan origination fees, which are a percentage of the principal amount of the mortgage loan. The amount of fees charged by the Association is generally up to 1% for mortgage loans and 2% for construction loans. The Association generally does not charge fees for home equity loans. Current accounting standards require that origination fees received (net of certain loan origination costs) be deferred and amortized into interest income over the contractual life of the loan. Net deferred fees or costs associated with loans that are prepaid are recognized as income at the time of prepayment. The Association had $252,000 in net deferred loan fees at June 30, 1996.

      Non-Performing Assets and Delinquencies. When a mortgage loan borrower fails to make a required loan payment when due, the Association institutes collection procedures. All loan payments are due on the contractual due date of the loan, however, a loan is not considered delinquent and collection procedures are not instituted until after the 30th day of the contractual due date. The Association does not charge its borrowers late penalty fees on payments made after the contractual due date. The first notice is mailed to the borrower 30 days after the contractual due date and, if necessary, a second written notice follows within 30 days thereafter giving the borrower 15 days to respond and correct the delinquency. Attempts to contact the borrower by telephone generally begin soon after the first notice is mailed to the borrower. If a satisfactory response is not obtained, continuous follow-up contacts are attempted until the loan has been brought current or foreclosure is initiated. Attempts to interview the borrower, preferably in person, are made to establish (i) the cause of the delinquency, (ii) whether the cause is temporary, (iii) the attitude of the borrower toward the debt, and (iv) a mutually satisfactory arrangement for curing the default.

      After such attempts have been made by the Association, or sooner if the borrower is chronically delinquent and all reasonable means of obtaining payment on time have been exhausted, foreclosure is initiated according to the terms of the security instrument and applicable law. Interest income on loans is then reduced by the full amount of accrued and uncollected interest.

      When a consumer loan borrower fails to make a required payment on a consumer loan by the payment due date, the Association institutes the same collection procedures as for its mortgage loan borrowers.

      The Association's Board of Directors is informed monthly as to the status of all mortgage and consumer loans that are delinquent more than 30 days, the status on all loans currently in foreclosure, and the status of all foreclosed and repossessed property owned by the Association.

      At June 30, 1996 and 1995, the Association did not have any nonaccrual loans, accruing loans contractually past due 90 days or more as to principal or interest payments, or troubled debt restructurings within the meaning of SFAS No. 15. Loans amounting to $290,000 and $25,000 were past due (30-89 days) but still accruing at June 30, 1996 and 1995, respectively.

      Real Estate Owned. The Association had no real estate acquired through foreclosure or in satisfaction of loans at June 30, 1996. See Note 1 of Notes to the Consolidated Financial Statements for a discussion of the Association's procedures for accounting for real estate owned.

      Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses may make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset . All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and are monitored by the Association.

      At June 30, 1996 the Association had two substandard loans totaling $75,000 and at June 30, 1995 had three substandard loans totaling $81,000.

      Allowance for Loan Losses. The Association has established a systematic methodology for determining provisions for loan losses. The methodology is set forth in a formal policy and considers the need for an overall general valuation allowance as well as specific allowances for individual loans.

      In originating loans, the Association recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan.

The Association may increase its allowance for loan losses by charging provisions for loan losses against the Association's income.

      The general valuation allowance is maintained to cover losses inherent in the portfolio of performing loans. Management reviews the adequacy of the allowance at least quarterly based on management's assessment of current economic conditions, past loss and collection experience, and risk characteristics of the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, peer group comparisons and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flow. Specific valuation allowances may be established to absorb losses on loans for which full collectibility may not be reasonably assured. The amount of the allowance is based on the estimated value of the collateral securing the loan and other analyses pertinent to each situation.

      At June 30, 1996, the Association had an allowance for loan losses of $200,000, which management believed to be adequate to absorb losses inherent in the portfolio at that date. Although management believes that it uses the best information available to make such determinations in accordance with GAAP, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, there can be no assurance that regulators, in reviewing the Association's loan portfolio, will not request the Association to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Association's financial condition and results of operations.

      The following table sets forth an analysis of the Association's allowance for loan losses for the periods indicated. As indicated by the table, there has not been any fluctuations in the allowance for loan losses.

                                                      Year Ended June 30,
                                                     1996             1995
                                                     ----             ----
                                                     (Dollars in Thousands)

Total loans outstanding before net items            $43,110           $40,124
                                                    -------           -------
Allowance balance at beginning of
 year                                                   145               145
                                                    -------           -------
Provision                                                55                --

Net charge-offs                                          --                --
                                                   --------          --------

Allowance balance at end of year                    $   200           $   145
                                                    =======           =======

Allowance for loan losses as a percent
 of total loans outstanding                            0.46%             0.36%

      The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. The portion of the allowance to each loan category does not necessarily represent the total available for losses within that category since the total allowance applies to the entire loan portfolio. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                           At June 30,
                                                 1996                   1995
                                                    % of                     % of
                                                    Loans                    Loans
                                                    in Each                  in Each
                                                    Category                 Category
                                                    to Total                 to Total
                                        Amount      Loans        Amount      Loans
                                                          (Dollars in Thousands)
One- to four-family                     $120       81.66%          $105       84.67%
Commercial real estate                    40        2.74             15        3.55
Multi-family                              25        5.41             10        6.37
Construction                              --        3.20             --        0.65
Consumer and share                        15        6.99             15        4.76
                                       -----     -------          -----     -------
  Total allowance                       $200      100.00%          $145      100.00%
                                        ====      ======           ====      ======

Investment Activities

      The Association is permitted under federal law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Seattle, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, the Association may also invest a portion of its assets in commercial paper and corporate debt securities. The Association is also required to maintain an investment in FHLB stock.

      The Association is required under federal regulations to maintain a minimum amount of liquid assets. At June 30, 1996, the Association's regulatory liquidity of 23.9% was significantly in excess of the 5% required by OTS regulations. The securities in the Association's investment portfolio provide it with liquidity for funding loan originations and enables the Association to improve the match between the maturities and repricing of its interest-rate sensitive assets and liabilities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "REGULATION."

      The President of the Association determines appropriate investments in accordance with the Board of Directors' approved investment policies and procedures. The Association's policies generally limit investments to U.S. Government and agency securities and mortgage-backed securities issued and guaranteed by FHLMC, FNMA and Government National Mortgage Association ("GNMA"). The Association's policies provide that investment purchases be ratified at monthly Board of Directors meetings. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the Association's liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on the Association's credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

      At June 30, 1996, the Association's investment and mortgage-backed securities portfolio totaled $39.1 million and consisted principally of U.S. Government and agency obligations and mortgage-backed securities. At June 30, 1996, the Association had investment securities available for sale with an estimated market value of $1.4 million which includes stock in the FHLMC and two mutual funds, the assets of which consisted of adjustable rate mortgages and U.S. Government and agency securities. The FHLMC common and preferred stock at June 30, 1996 had an amortized cost of $68,000 and an estimated market value of $1.0 million. The market value of the FHLMC common and preferred stock had increased significantly since their purchase in the mid-80's. From time to time, investment levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of the level of yield that will be available in the future, as well as management's projections as to the short-term demand for funds to be used in the Association's loan origination and other activities.


      U.S. Government and Agency Obligations. The Association's portfolio of U.S. Government and agency obligations had a fair value of $2.4 million ($2.5 million at amortized cost) at June 30, 1996. The portfolio consisted of FHLB bonds that mature between 1998 and 2011, all of which were held in the Association's held to maturity portfolio. At June 30, 1996, the interest rates on these obligations ranged from 5.2% to 8.0%.


      The Association's investment securities include structured notes in the form of step-up bonds and bonds that are subject to call. The form of structured notes in which the Association has invested provides for periodic adjustments in coupon rates on specified dates or call prior to maturity. The Association purchases these bonds as part of its investment strategy and will only consider bonds issued by a governmental agency with maturities of no longer than 15 years. Management of the Association acknowledges the uncertainty that these instruments may be called before maturity with the initial higher coupon offered by these bonds. Management of the Association realizes that step-up bonds, or bonds subject to call, are not as liquid an investment as traditional agency bonds and thus involve more risk than other investments in the Association's portfolio. However, as the Association intends to hold the instruments until their maturity or call, management does not consider this as an obstacle to purchasing these instruments. At June 30, 1996, the Association had $750,000 in step-up bonds and all of such FHLB bonds were subject to call prior to maturity.



      Mortgage-Backed Securities. The Association purchases mortgage-backed securities in order to: (i) generate positive interest rate spreads on large principal balances with minimal administrative expense; (ii) lower the credit risk of the Association as a result of the guarantees provided by FHLMC, FMNA, and GNMA; (iii) enable the Association to use mortgage-backed securities as collateral for financing; and (iv) invest excess funds during periods of reduced loan demand. Included in the Association's mortgage-backed securities portfolio are real estate mortgage investment conduits ("REMICs"), which mature in 2023 and have adjusting interest rates based primarily on the rate paid on United States Treasury Securities and the COFI. At June 30, 1996, net mortgage-backed securities totaled $35.2 million, or 40.5% of total assets. At June 30, 1996, $4.0 million of the mortgage-backed securities had adjustable-rates of interest and $31.2 million had fixed-rates. The mortgage-backed securities portfolio had coupon rates ranging from 4.50% to 17.00% and had a weighted average yield of 6.78% during the year ended June 30, 1996. At June 30, 1996, the amortized cost of the Association's mortgage-backed securities held to maturity was $22.6 million.


      On November 15, 1995, the FASB issued a FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report allows for a "one-time reclassification" of securities as of a single date between November 15, 1995 and December 31, 1995. In December 1995, the Association reclassified approximately $14.2 million of mortgage-backed securities from the held to maturity classification to the available for sale classification. The estimated fair value of the Association's mortgage-backed securities available for sale at June 30, 1996, was $12.5 million, which is $600,000 less than the amortized cost of $13.1 million.

      Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as the Association. Such U.S. Government agencies and
                                       41
government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, FNMA and the GNMA. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of the Association. These types of securities also permit the Association to optimize its regulatory capital because they have low risk weighting.

      REMICs are generally classified as derivative financial instruments because they are created by redirecting the cash flows from the pool of mortgages or mortgage-backed securities underlying these securities to create two or more classes (or tranches) with different maturity or risk characteristics designed to meet a variety of investor needs and preferences. Management believes these securities may represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. Investment practices of the Association prohibit the purchase of high risk REMICs. The Association held REMICs with a net carrying value of $1.9 million at June 30, 1996. REMICs may be sponsored by private issuers, such as mortgage bankers or money center banks, or by U.S. Government agencies and government sponsored entities. At June 30, 1996, the Association did not own any privately issued REMICs.

      Thrift Bulletin Number 52 ("TB-52"), the OTS Policy Statement on securities portfolio policies and unsuitable investment practices, requires that institutions classify mortgage derivative products acquired, including REMICs and certain tranches of CMOs, as "high-risk mortgage securities" if such products exhibit greater price volatility than a benchmark fixed-rate 30-year mortgage-backed pass-through security. Institutions may only hold high-risk mortgage securities to reduce interest-rate risk in accordance with safe and sound practices and must also follow certain prudent safeguards in the purchase and retention of such securities. At June 30, 1996, the Association did not have any securities that would be identified under TB-52 as "high-risk mortgage securities." The Association also evaluates its mortgage-backed securities portfolio annually for compliance with applicable regulatory requirements, including testing for identification of high risk investments pursuant to Federal Financial Institutions Examination Council standards.

      Derivatives also include "off balance sheet" financial products whose value is dependent on the value of an underlying financial asset, such as a stock, bond, foreign currency, or a reference rate or index. Such derivatives include "forwards," "futures," "options" or "swaps." The Association's investment policy does not permit investment in such "off balance sheet" derivative instruments.

      Of the Association's $35.2 million mortgage-backed securities portfolio at June 30, 1996, $17.1 million had contractual maturities within six years and $18.1 million with a weighted had contractual maturities over six years. The actual maturity of a mortgage-backed security may be less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Association may be subject to reinvestment risk because, to the extent that the Association's mortgage-backed securities amortize or prepay faster than anticipated, the Association may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. In contrast to mortgage-backed securities in which cash flow is received (and hence, prepayment risk is shared) pro rata by all securities holders, the cash flow from the mortgages or mortgage-backed securities underlying REMICs are segmented and paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche of REMICs may therefore carry prepayment risk that differs from that of both the underlying collateral and other tranches.

      The following table sets forth information regarding the Association's mortgage-backed securities (including REMICs) activity for the periods indicated.

                                                        Year Ended June 30,
                                                     1996               1995
                                                          (In Thousands)
 Beginning balance                                 $36,943            $37,605
 Mortgage-backed securities purchased                5,704              4,870

 Amortization of premiums and discounts                (31)               (42)
 Principal repayments                               (7,428)            (5,490)
                                                   --------           --------
   Ending balance                                  $35,188            $36,943
                                                   =======            =======

      The following table sets forth the composition of the Association's mortgage-backed securities portfolio at the dates indicated.

                                                                  At June 30,
                                     ---------------------------------------------------------------
                                                  1996                             1995
                                     ---------------------------------- ----------------------------
                                                        Percent                            Percent
                                         Amount         of Total           Amount          of Total
                                                          (Dollars in Thousands)

Mortgage-backed securities:
 REMIC                                    $ 1,865          5.32%            $ 1,865         5.07%
 GNMA                                         996          2.84               1,262         3.43
 FNMA                                       9,042         25.78              11,998        32.61
 FHLMC                                     23,167         66.06              21,670        58.89
                                         --------       -------            --------      -------
   Total                                   35,070        100.00%             36,795       100.00%
                                                         ======                          =======

Net premiums                                  118                               148
                                          -------                           -------
   Net mortgage-backed securities         $35,188                           $36,943
                                          =======                           =======

      The following table sets forth the contractual maturities of the Association's mortgage-backed securities portfolio as of June 30, 1996:

                                 Contractual Maturities Due in Year(s) Ended June 30,
                                                            2000       2003         2013
                                                             to         to          and
                           1997       1998       1999       2002       2012      Thereafter
                           ----       ----       ----       ----       ----      ----------
                                                       (In Thousands)

Mortgage-backed
 securities               $1,645     $1,958      $3,204    $10,191    $11,312      $6,760
                          ======     ======      ======    =======    =======      ======

      The following table sets forth the carrying value of the Association's investment securities portfolio, securities available for sale portfolio, short-term investments and FHLB stock at the dates indicated. At June 30, 1996, the market value of the Association's investment securities portfolio was $2.4 million and securities available for sale portfolio was $1.4 million.

                                                         At June 30,
                                                1996                  1995
                                                        (In Thousands)
Investment securities held to maturity:
 U.S. Government securities                   $     --              $     --
 U.S. Agency securities                          2,499                 2,498
                                                ------                ------
   Total investment securities                   2,499                 2,498
Securities available-for-sale(1)                 1,385                 1,192
Interest-bearing deposits                        1,338                 1,235
FHLB stock                                       1,123                 1,044
                                               -------               -------
   Total                                        $6,345                $5,969
                                                ======                ======

(1)  Excludes mortgage-backed securities.

      The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Association's investment securities and securities available for sale portfolios as of June 30, 1996.


                                                  More Than           More Than
                          One Year or Less    One to Five Years    Five to Ten Years   More Than Ten Years
                        Carrying  Average    Carrying Average     Carrying Average    Carrying   Average
                          Value     Yield      Value    Yield       Value   Yield       Value     Yield
                        --------  ---------  -------- ---------   -------- --------   --------   --------
                                                                           (In Thousands)

U.S. Agency
  obligations        $     --        --%     $ 1,000    6.28%     $ 500     6.00%     $ 999      7.31%
Securities
  available-for-sale    1,385        --           --      --         --       --         --        --
                     ---------             ---------            -------            --------

  Total               $ 1,385                $ 1,000              $ 500               $ 999
                      =======                =======              =====               =====


                       Total Investment Securities
                       Carrying Average    Market
                         Value   Yield      Value
                       -------- --------   ------

U.S. Agency
  obligations          $ 2,499    6.64    $ 2,405
Securities
  available-for-sale     1,385      --      1,385
                        -------            -------

                       $ 3,884            $ 3,790
  Total                =======            =======

Deposit Activities and Other Sources of Funds


      General. Deposits and loan repayments are the major sources of the Association's funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings through the FHLB-Seattle may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. At June 30, 1996, the Association had no other borrowing arrangements.

      Deposit Accounts. Substantially all of the Association's depositors are residents of South Central Montana. Deposits are attracted from within the Association's market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, the Association considers current market interest rates, profitability to the Association, matching deposit and loan products and its customer preferences and concerns. The Association reviews its deposit mix and pricing weekly.

      In the unlikely event the Association is liquidated after the Conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the Holding Company, which will own all the outstanding capital stock that is issued by the Association.

      The following table sets forth certain information concerning the Association's time deposits and other interest-bearing deposits at June 30, 1996.



Weighted                                                                                                Percentage
Average          Original                                              Minimum                          of Total
Interest Rate      Term             Checking and Savings Deposits      Amount       Balance             Deposits
                                                                                (In Thousands)



2.59%            None               NOW accounts                          $200          $8,862           12.91%

3.25             None               Regular savings                          5          14,949           21.77
3.50             None               Money market accounts                1,000           4,761            6.93

                                    Certificates of deposit:

4.79             1-3 months         Fixed term, fixed rate                 500             967            1.41
5.18             4-6 months         Fixed term, fixed rate                 500           7,030           10.24
5.50             7-12 months        Fixed term, fixed rate                 500           9,812           14.29
6.12             13-24 months       Fixed term, fixed rate                 500           7,909           11.52
5.83             25-36 months       Fixed term, fixed rate                 500           7,271           10.59
6.08             36-48 months       Fixed term, fixed rate                 500             957            1.39
6.52             49-120 months      Fixed term, fixed rate                 500           4,597            6.70
6.01             --                 Jumbo certificates                 100,000           1,432            2.09
                                                                                      --------         -------
                                                                                        68,547              --
                 Accrued interest on deposits                                              107            0.16
                                                                                      --------         -------
4.64             Total                                                                 $68,654          100.00%
                                                                                       =======          ======


         The following table indicates the amount of the Association's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1996.

               Maturity Period                   Amount
                                              (In Thousands)

Three months or less...................          $1,183
Over three through six months..........             514
Over six through 12 months.............           1,014
Over 12 months.........................             623
                                                -------
     Total.......................$3,334

Time Deposits by Rates

         The following table sets forth the time deposits in the Association classified by rates at June 30, 1996.

                                                        At June 30,
                                                            1996
                                                      (In Thousands)
      4.00 - 5.99%....................                    $28,717
      6.00 - 7.99%....................                     10,862
      8.00 - 8.99%....................                        396
                                                        ---------
         Total........................                    $39,975
                                                          =======


         The following table sets forth the amount and maturities of time deposits at June 30, 1996.


                                                                       Amount Due
                                                                                   After
                                           June 30,     June 30,     June 30,     June 30,
                                             1997        1998         1999         1999         Total
                                           --------     ------       ------       ------       ------
                                                                   (In Thousands)
      4.00 - 5.99%.................... $    22,828    $   3,918    $   1,041     $     930    $  28,717
      6.00 - 7.99%....................       4,371        2,484        1,570         2,431       10,862
      8.00 - 8.99%....................         232           33          131            --          396
                                         ---------     --------      -------       -------     --------

           Totals.....................    $ 27,431      $ 6,435      $ 2,742       $ 3,367       39,975
                                          ========      =======      =======       =======

      Accrued interest on certificate
       accounts.......................                                                              107
                                                                                               --------
           Total......................                                                          $40,082
                                                                                                =======

Savings Activities

         The following table sets forth the deposit activities of the Association for the periods indicated.

                                                 Year Ended June 30,
                                                1996             1995
                                                    (In Thousands)

Net decrease before interest
 credited..................................    $(1,778)         $(3,971)
Interest credited..........................      3,262            2,699
                                               -------          -------
Net increase (decrease) in savings
 deposits..................................     $1,484          $(1,272)
                                                ======          ========

Borrowings


         Savings deposits are the primary source of funds for the Association's lending and investment activities and for its general business purposes. The Association also relies upon advances from the FHLB-Seattle to supplement its supply of lendable funds, to meet deposit withdrawal requirements and to fund the purchase of investment and mortgage-backed securities. At June 30, 1996, the Association had $1.5 million of borrowings from the FHLB- Seattle at a weighted average rate of 5.83%. Such amount represented three borrowings of $750,000, $500,000 and $250,000 with interest rates of 6.02%, 5.82% and 5.27%, respectively. These borrowings are secured by a blanket lien on $40.1 million of one- to four- family residential real estate loans and by certain investment and mortgage-backed securities having an aggregate carrying value of $38.1 million at June 30, 1996. These borrowings mature between July and September 1996. See
Note 8 of Notes to Consolidated Financial Statements.


         The FHLB-Seattle functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member, the Association is required to own capital stock in the FHLB-Seattle and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.

         The following table sets forth information concerning only short-term borrowings (those maturing within one year or less) the Association had during the periods indicated.


                                                      Year Ended June 30,
                                                     1996              1995
                                                         (In Thousands)
Short-term FHLB advances:
  Average balance outstanding................      $ 1,595           $ 2,668
  Maximum amount outstanding at any
    month-end during the period..............      $ 1,925           $ 4,210
  Weighted average interest rate
    during the period........................         6.02%             5.43%

Total short-term borrowings at
  end of period..............................      $ 1,500           $ 1,751

Competition

         The Association operates in a very competitive market for the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Historically, its most direct competition for savings deposits has come from commercial banks, thrift institutions and credit unions operating in its market area. Some of these commercial banks are subsidiaries of large regional holding companies having vastly greater resources than the Association at their disposal. At June 30, 1996, there were 14 commercial banks, two thrift institutions (in addition to the Association) and two credit unions in Park, Gallatin and Sweet Grass Counties. Particularly in times of high market interest rates, the Association has faced competition for investors' funds from short-term money market securities and corporate and U.S. Government securities. The Association competes for loan originations with mortgage bankers, thrift institutions, credit unions and commercial banks. Such competition for deposits and loans may limit the Association's future growth and earnings prospects.

Subsidiary Activities

         Federal savings associations generally may invest up to 3% of their assets in service corporations, provided that at least one-half of any amount in excess of 1% is used primarily for community, inner-city and community development projects. The Association's investment in its service corporation, Dime Service Corporation ("Service Corporation"), did not exceed these limits at June 30, 1996.

         The Service Corporation is a wholly owned subsidiary of the Association. The Service Corporation was established in 1985 to operate the insurance agency business started by one of the Association's original founders in 1886. In 1992 and 1993, the Service Corporation purchased the insurance business of two local insurance agencies. The Service Corporation presently engages in full service property and casualty insurance activities under the name "Dime Insurance Agency." At June 30, 1996, the Association's investment in the Service Corporation was $495,000. The Service Corporation had total assets of approximately $714,000 at June 30, 1996 and net income of approximately $50,000 and $74,000 for the years ended June 30, 1996 and 1995, respectively. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS -- Comparison of Results of Operations for the Years Ended June 30, 1996 and 1995."

Properties


         The Association has three offices, two of which are owned by the Association. The Association's main office is located at 123 South Main Street, Livingston, Montana 59047. The main office was opened in 1923 and the square footage is approximately 15,000 feet. Beginning in September 1995, the Association subleased part of this building to the Human Resource Development Counsel, District IX. This office is leased by the Association through March 1997. The Association's President, Beverly D. Harris, the wife of the Association's Executive Vice President and Chief Financial Officer, Mrs. Jean E. Sandberg, and the Association's general counsel, Joseph T. Swindlehurst, are the owners of this building. Mrs. Harris, Mrs. Sandberg and Mr. Swindlehurst are sister and brother. For information regarding this relationship, see "MANAGEMENT OF THE ASSOCIATION -- Transactions with the Association." The Association has negotiated with the owners to purchase the building, which has been approved by the OTS. If the Association determines not to purchase the building, it will negotiate and enter into a lease with the owners for the rental of the building prior to the expiration of the current lease term. At June 30, 1996, the net book value of the leasehold improvements was $48,000.

         The Association has branch offices located at 101 McLeod Street, Big Timber, Montana 59011 and at 5 West Mendenhall Street, Bozeman, Montana 59715. The Big Timber branch office, which was opened in 1984, consists of approximately 2,000 square feet. At June 30, 1996, the net book value of the property and equipment was $138,000. The Bozeman branch office consists of approximately 7,000 square feet, was opened in 1958 in connection with the merger with Pioneer Building and Loan Association and relocated to its current facility in 1971. At June 30, 1996, the net book value of the property and equipment was $827,000. The net book value of the Association's premises and equipment at June 30, 1996 was $1.3 million.

         The Association's subsidiary, Dime Service Corporation, leases offices in Livingston and Big Timber, Montana. The Livingston office is 2,500 square feet and the Big Timber office is 365 square feet. There are no written lease agreements for these two offices.

Personnel

         As of June 30, 1996, the Association had 36 full-time employees (ten of which are employed by the Service Corporation) and four part-time employees, none of whom were represented by a collective bargaining unit. The Association believes its relationship with its employees is good.

Legal Proceedings


     From time to time, the Association is involved in routine legal proceedings occurring in the ordinary course of business. At June 30, 1996, the Association was not a party to any legal proceedings that management of the Association believed would be materially adverse to the financial condition, results of operations, cash flows or capital ratios of the Association.

                        MANAGEMENT OF THE HOLDING COMPANY

         The Board of Directors of the Holding Company is divided into three classes, each of which contains approximately one third of the Board. The Directors shall be elected by the stockholders of the Holding Company for staggered three-year terms, or until their successors are elected and qualified. One class of Directors, consisting of Walter J. Peterson, Jr., Sanroe J. Kaisler, Jr. and Walter R. Sales, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Beverly D. Harris and Edwin H. Doig, has a term of office expiring at the second annual meeting of stockholders, and a third class, consisting of Ernest A. Sandberg and John R. Boe, has a term of office expiring at the third annual meeting of stockholders. The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

         The following individuals are the executive officers of the Holding
Company:

         Name                   Position with Holding Company

         Beverly D. Harris      President and Chief Executive Officer
         Ernest A. Sandberg     Treasurer, Chief Financial Officer and Secretary

         Since the formation of the Holding Company, none of the executive officers, directors or other personnel has received remuneration from the Holding Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Holding Company during the past five years is set forth under "MANAGEMENT OF THE ASSOCIATION -- Biographical Information."

                          MANAGEMENT OF THE ASSOCIATION

Directors and Executive Officers

         The Board of Directors of the Association is presently composed of seven members who are elected for terms of three years, approximately one third of whom are elected annually in accordance with the Bylaws of the Association. The executive officers of the Association are elected annually by the Board of Directors and serve at the Board's discretion. The following table sets forth information with respect to the Directors and executive officers of the Association.

                                                                                                          Current
                                                                                          Director        Term
Name                             Age (1)          Position with Association               Since           Expires
----                             -------          -------------------------               -------         -------

Beverly D. Harris                  62             President and Director                   1971           1998

Walter J. Peterson, Jr.            73             Chairman of the Board and                1964           1997
                                                   Director

Ernest A. Sandberg                 60             Executive Vice President,                1971           1999
                                                   Secretary and Director

John R. Boe                        72             Director                                 1979           1999


                                        (table continued on following page)

                                                                                                          Current
                                                                                          Director        Term
Name                             Age (1)          Position with Association               Since           Expires
----                             -------          -------------------------               -------         -------

Edwin H. Doig                      65             Director                                 1979           1998

Sanroe J. Kaisler, Jr.             71             Director                                 1964           1997

Walter R. Sales                    68             Director                                 1977           1997

(1)  As of June 30, 1996.

Biographical Information

         Set forth below is certain information regarding the Directors and executive officers of the Association. Unless otherwise stated, each Director and executive officer has held his or her current occupation for the last five years. All Directors and executive officers reside in Livingston, Montana, unless otherwise noted. There are no family relationships among or between the Directors or executive officers, except for Mrs. Harris and Mr. Sandberg who are sister- and brother-in-law.

         Beverly D. Harris has been employed by the Association since 1956, and has been President since 1972. She is a Director and Treasurer of the Park County Chapter of American Red Cross, the Livingston Community Trust, the Livingston Community Concert Association and the Park County Friends of the Arts. She serves on the Thrift Advisory Council of the Federal Reserve Board. Mrs. Harris also serves on the Board of Directors of the Association's service corporation, Dime Service Corporation, the Montana Power Company, and the Financial Institutions Retirement Fund ("FIRF").

         Walter J. Peterson is Vice President and Manager of Dime Service Corporation. He is a past president of the Montana Association of Insurance Agents, and a past national director. He co-organized and served as trustee of the Montana Insurance Education Foundation. Community endeavors have included serving as president of the Livingston Community Hospital Association, the Livingston Chamber of Commerce, and the Livingston Golf and Country Club; as trustee of the Livingston Elks Lodge #245 B.P.O.E., as alderman on the Livingston City Council, as chairman of the City Water Board, and as a member of the City-County Planning Board. He is an active member of the Livingston Rotary Club.

         Ernest A. Sandberg has been employed by the Association since 1969 and been Executive Vice President and Secretary since 1979. Mr. Sandberg is a member of the Livingston Rotary Club, Chairman of two high school scholarship programs and has served on the Advisory Committee for the Livingston Block Grant Program. Mr. Sandberg also serves on the Board of Directors of the Association's service corporation, Dime Service Corporation.


         John R. Boe is retired after 39 years as a teacher and Vice Principal of the local junior high school in Big Timber. He has been a director of the Association for 17 years. Mr. Boe is a member of the Board of Directors of the Pioneer Medical Center. Mr. Boe is also a member of the American Legion and the Masonic Lodge/Scottish Rite. He resides in Big Timber, Montana.


         Edwin H. Doig is a registered pharmacist, and has been employed by Pamida Pharmacy, a retail drugstore, since 1995. From 1972 to 1995, Mr. Doig was the owner and Manager of Livingston Drug. He is past president of the Montana State Pharmacy Association, and a member of the American Legion, the Masonic Lodge, the Elks Lodge, and the Livingston Golf and Country Club.

         Sanroe J. Kaisler, Jr., a retired insurance broker, was the partner and majority stockholder of Waite & Company, an insurance company. He is a volunteer for the American Red Cross, the American Lung Association and the Diabetes Association. Mr. Kaisler resides in Bozeman, Montana.

         Walter R. Sales is a retired rancher who served 10 years in the Montana legislature. He has been a director of the Association for 19 years. Mr. Sales resides in Bozeman, Montana.


Meetings and Committees of the Board of Directors

         The business of the Association is conducted through meetings and activities of the Board of Directors and its committees. During the fiscal year ended June 30, 1996, the Board of Directors held 12 meetings. No Director attended fewer than 75% of the total meetings of the Board of Directors and of committees on which such Director served.

         The Association's Executive Committee, consisting of Directors Harris, Peterson and Kaisler, meets as needed. This Committee generally has the power and authority to act on behalf of the Board of Directors between scheduled Board meetings, unless specific matters are delegated to it for action by the Board. The Executive Committee did not meet during the fiscal year ended June 30, 1996.

         The Association's Audit Committee, consisting of Directors Peterson, Kaisler, Sales, Doig and Boe, meets as needed. This Committee is responsible for reviewing the external auditors' reports and results of their examination. The Audit Committee met one time during the fiscal year ended June 30, 1996.

         The Loan Committee, consisting of any three Directors of the Association's Board of Directors, meets as needed. This Committee is responsible for reviewing all loan applications prior to their submission to the Board.

Directors' Compensation

         Directors received a fee of $500 per month and a fee of $500 for attendance at regular Board meetings during the year ended June 30, 1996. Effective January 1, 1997, directors will receive a retainer of $500 per month and a fee of $250 for attendance at regular Board meetings of the Association and a fee of $250 per month, payable quarterly, by the Holding Company. In addition, Directors residing in Bozeman and Big Timber received $20 per meeting for travel expenses. No additional fees are paid to Directors for committee meetings. Directors' fees totalled $84,000 for the year ended June 30, 1996.




Executive Compensation

         Summary Compensation Table. The following information is furnished for the President and Chief Executive Officer, and the Executive Vice President and Secretary of the Association for the year ended June 30, 1996. No other executive officer of the Association received salary and bonus in excess of $100,000 during the year ended June 30, 1996.

===============================================================================================================================
                                                SUMMARY COMPENSATION TABLE(1)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                Annual Compensation
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Other
                                                                                                              Annual
              Name and Position                     Year              Salary              Bonus            Compensation
-------------------------------------------------------------------------------------------------------------------------------

 Beverly D. Harris                                  1996             $102,090            $18,724              $11,750
 President and Chief Executive
 Officer

 Ernest A. Sandberg                                 1996              $93,480            $17,137              $12,250
 Executive Vice President and
 Secretary
===============================================================================================================================



(1) Compensation information for fiscal years ended June 30, 1995 and 1994 has been omitted because the Association was neither a public company nor a subsidiary thereof at such times. Excludes certain additional benefits, the aggregate amounts of which do not exceed 10% of total salary and bonus.

         Employment Agreements. In connection with the Conversion, the Holding Company and the Association (collectively, the "Employers") will enter into three-year employment agreements with Mrs. Harris and Mr. Sandberg. Under the agreements, the initial salary level for Mrs. Harris and Mr. Sandberg will be $105,000 and $96,000, respectively, which amounts will be paid by the Association and may be increased at the discretion of the Board of Directors or an authorized committee of the Board. In determining salary levels for Mrs. Harris and Mr. Sandberg, the Board will consider compensation levels for similarly situated executives at comparable institutions, the financial performance of the Association, as well as their individual performance. On each anniversary of the commencement date of the agreements, the term of the agreements may be extended for an additional year. The agreements are terminable by the Employers at any time or upon the occurrence of certain events specified by federal regulations.

         The employment agreement provides for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Employers. Severance payments also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, Mrs. Harris and Mr. Sandberg are assigned duties inconsistent with their positions, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the agreements as having occurred when, among other things, (a) a person other than the Holding Company purchases shares of Common Stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company's then outstanding securities, (c) the membership of the Board of Directors changes as the result of a contested election, or (d) shareholders of the Holding Company approve a merger, consolidation, sale or disposition of all or substantially all of the Holding Company's assets, or a plan of partial or complete liquidation.

         The severance payments from the Employers will equal 2.99 times each executive's average annual compensation during the five-year period preceding the change in control. Such amount will be paid in a lump sum within 10 business days following the termination of employment. Assuming that a change in control had occurred at June 30, 1996, Mrs. Harris and Mr. Sandberg would be entitled to severance payments of approximately $309,000 and $284,000, respectively. Section 280G of the Code states that severance payments that equal or exceed three times the base compensation of the individual are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments, and the Employers would not be entitled to deduct the amount of such excess payments.

         The agreements restrict each executive's right to compete against the Employers for a period of one year from the date of termination of the agreement if Mrs. Harris and Mr. Sandberg involuntarily terminate employment, except in the event of a change in control.

         The Board of Directors of the Holding Company or the Association may, from time to time, also extend employment agreements to other senior executive officers.

Benefits

         General. The Association currently provides health insurance benefits for full-time employees, subject to certain deductibles.


         Defined Benefit Plan. The Association is a participant in the FIRF, a multi-employer, non-contributory defined benefit retirement plan. The FIRF plan covers all employees who have completed one year of service and have attained the age of 21 years and provides for monthly retirement benefits determined based on the employee's base salary and years of service. The normal retirement age is 65 and the early retirement age is before age 65, but at least 45. Normal retirement benefits are equal to 2.0% multiplied by the years of service to the Association and the employee's average salary for the five highest consecutive years preceding retirement. Benefits under the plan are not subject to offset for social security benefits. If an employee elects early retirement, but defers the receipt of benefits until age 65, the formula for computation of early retirement benefits is the same as if the employee had retired at the normal retirement age. However, if the employee elects early retirement and receives benefits prior to age 65, benefits are reduced by applying an early retirement factor based on the number of years the early retirement date precedes age 65. If a participant terminates employment prior to the normal retirement date or early retirement date as a result of disability, the participant would receive the vested percentage of benefits at the participant's normal retirement date. Separate actuarial valuations are not made for individual members of the plan. The Association contributed $108,000 to the plan for the fiscal year ended June 30, 1996. As of June 30, 1996, Mrs. Harris and Mr. Sandberg had 40 and 26 years of credited service under the FIRF, respectively.


         The following table illustrates annual pension benefits payable at normal retirement age, based on various levels of compensation and years of service.

Highest Five-Year                                     Years of Service
Average Annual             ------------------------------------------------------------------------
  Compensation               5         10         15          25         35           40       45
-----------------          -----     ------     ------      ------     ------       ------    ----

$ 10,000  ..................1,000    2,000      3,000       5,000      7,000        8,000     9,000
  20,000  ..................2,000    4,000      6,000      10,000     14,000       16,000    18,000
  30,000  ..................3,000    6,000      9,000      15,000     21,000       24,000    27,000
  40,000  ..................4,000    8,000     12,000      20,000     28,000       32,000    36,000
  60,000  ..................6,000   12,000     18,000      30,000     42,000       48,000    54,000
  80,000  ..................8,000   16,000     24,000      40,000     56,000       64,000    72,000
 100,000  .................10,000   20,000     30,000      50,000     70,000       80,000    90,000
 120,000  .................12,000   24,000     36,000      60,000     84,000       96,000    99,000

          Deferred Compensation. The Association has entered into deferred compensation arrangements with Mrs. Harris and Mr. Sandberg to provide those individuals $500 per month for at least 132 months beginning at age 65. The Association has purchased life insurance as an informal funding vehicle for its obligation under these deferred compensation arrangements.

          Employee Stock Ownership Plan. The Board of Directors has authorized the adoption by the Association of an ESOP for employees of the Association to become effective upon the consummation of the Conversion. The ESOP is intended to satisfy the requirements for an employee stock ownership plan under the Code and the

Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Full-time employees of the Holding Company and the Association who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 will be eligible to participate in the ESOP.

          In order to fund the purchase of up to 8% of the Common Stock to be issued in the Conversion, it is anticipated that the ESOP will borrow funds from the Holding Company. Such loan will equal 100% of the aggregate purchase price of the Common Stock. The loan to the ESOP will be repaid principally from the Association's contributions to the ESOP and any dividends paid on Common Stock held by the ESOP over the anticipated 10-year term of the loan. The interest rate for the ESOP loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the Conversion. See "PRO FORMA DATA." In any plan year, the Association may make additional discretionary contributions to the ESOP for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by the Holding Company. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

          Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

          Participants will vest in their accrued benefits under the ESOP upon the completion of five years of service. Benefits may be payable upon a participant's retirement, early retirement, death, disability, or termination of employment. The Association's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.


          Officers and/or directors of the Association will be appointed by the Board of Directors of the Association to serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of plan participants and allocated shares for which no instructions are received must be voted in the same ratio on any matter as those shares for which instructions are given.

         Compensation expense for a leveraged employee stock ownership plan, such as the ESOP, is recorded at the fair market value of the ESOP shares committed to be released to participants' accounts. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Impact of New Accounting Pronouncements and Regulatory Policies -- Accounting for Employee Stock Ownership Plans."

          The ESOP will be subject to the requirements of ERISA and the regulations of the IRS and the Department of Labor issued thereunder. The Association intends to request a determination letter from the IRS regarding the tax-qualified status of the ESOP. Although no assurance can be given that a favorable determination letter will be issued, the Association expects that a favorable determination letter will be received by the ESOP.

          1996 Stock Option Plan. The Board of Directors of the Holding Company intends to adopt the Stock Option Plan and to submit the Stock Option Plan to the stockholders for approval at a meeting held no earlier than six months following consummation of the Conversion. The approval of a majority vote of the Holding Company's outstanding shares is required prior to the implementation of the Stock Option Plan within one year of the consummation of the Conversion. The Stock Option Plan will comply with all applicable regulatory requirements. However, the Stock Option Plan will not be approved or endorsed by the OTS.

          The Stock Option Plan will be designed to attract and retain qualified management personnel and nonemployee directors, to provide such officers, key employees and nonemployee directors with a proprietary interest in the Holding Company as a incentive to contribute to the success of the Holding Company and the Association, and to reward officers and key employees for outstanding performance. The Stock Option Plan will provide for the grant of incentive stock options ("ISOs") intended to comply with the requirements of Section 422 of the Code and for nonqualified stock options ("NQOs"). Upon receipt of stockholder approval of the Stock Option Plan, stock options may be granted to key employees of the Holding Company and its subsidiaries, including the Association. Unless sooner terminated, the Stock Option Plan will continue in effect for a period of ten years from the date the Stock Option Plan is approved by stockholders.

          A number of authorized shares of Common Stock equal to 10% of the number of shares of Common Stock issued in connection with the Conversion will be reserved for future issuance under the Stock Option Plan (225,400 shares based on the issuance of 2,254,000 shares at the maximum of the Estimated Valuation Range). Shares acquired upon exercise of options will be authorized but unissued shares or treasury shares. In the event of a stock split, reverse stock split, stock dividend, or similar event, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any award relates and the exercise price per share under any option may be adjusted by the Committee to reflect the increase or decrease in the total number of shares of Common Stock outstanding.

          The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Under the Stock Option Plan, the Committee will determine which nonemployee directors, officers and key employees will be granted options, whether, in the case of officers and employees, such options will be ISOs or NQOs, the number of shares subject to each option, and the exercisability of such options. The per share exercise price of an option granted to an officer or employee will equal at least 100% of the fair market value of a share of Common Stock on the date the option is granted. All options granted to nonemployee directors will be NQOs and such options will be granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date the option is granted. Options granted upon the effective date of the Stock Option Plan will become exercisable ratably over a five-year period following the date of grant. However, unvested options will be immediately exercisable in the event of the recipient's death or disability. Unvested options will also be exercisable following a change in control (as defined in the Stock Option Plan) of the Holding Company or the Association, to the extent authorized or not prohibited by applicable law or regulations. Current OTS regulations, however, do not permit accelerated vesting of options in the event of a change in control.

          Each stock option that is awarded to an officer or key employee will remain exercisable at any time on or after the date it vests through the earlier to occur of the tenth anniversary of the date of grant or three months after the date on which the optionee terminates employment (one year in the event of the optionee's termination by reason of death or disability), unless such period is extended by the Committee. Each stock option that is awarded to a nonemployee director will remain exercisable through the earlier to occur of the tenth anniversary of the date of grant or one year (two years in the event of a nonemployee director's death or disability) following the termination of a nonemployee director's service on the Board. All stock options are generally nontransferable except by will or the laws of descent or distribution.

          The Stock Option Plan will also provide that upon the payment of an "extraordinary dividend" by the Holding Company, each optionee will receive a cash payment equivalent to the dividends that would have been payable to such optionee had the options been exercised on or before the record date of such dividend. For purposes of the Stock Option Plan, an "extraordinary dividend" is a dividend payable at a rate in excess of the Association's weighted average cost of funds on interest-bearing liabilities for the 12-month period preceding the record date of the dividend.

          Under current provisions of the Code, the federal tax treatment of ISOs and NQOs is different. With respect to ISOs, an optionee who satisfies certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised. If the holding period requirements are satisfied, the optionee will generally recognize capital gain or loss upon a subsequent disposition of the shares of Common Stock received upon the exercise of a stock option. If the holding period requirements are not satisfied, the difference between the fair market value of the Common Stock on the date of grant and the option exercise price, if any, will be taxable to the optionee at ordinary income tax rates. A federal income tax deduction generally will not be available to the Holding Company as a result of the grant or exercise of an ISO, unless the optionee fails to satisfy the holding period requirements. With respect to NQOs, the grant of an NQO generally is not a taxable event for the optionee and no tax deduction will be available to the Holding Company. However, upon the exercise of an NQO, the difference between the fair market value of the Common Stock on the date of exercise and the option exercise price generally will be treated as compensation to the optionee upon exercise, and the Holding Company will be entitled to a compensation expense deduction in the amount of income realized by the optionee.

          Although no specific award determinations have been made, the Association anticipates that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent permitted by applicable regulations. OTS regulations currently provide that no individual officer or employee may receive more than 25% of the shares reserved for issuance under any stock compensation plan and that non-employee directors may not receive more than 5% of such shares individually or 30% in the aggregate for all non-employee directors.

         Management Recognition Plan. Following the Conversion, the Board of Directors of the Holding Company intends to adopt an MRP for officers, employees, and nonemployee directors of the Holding Company and the Association. The MRP will enable the Holding Company and the Association to provide participants with a proprietary interest in the Holding Company as an incentive to contribute to the success of the Holding Company and the Association.

          The MRP will be submitted to stockholders for approval at a meeting to be held no earlier than six months following consummation of the Conversion. The approval of a majority vote of the Holding Company's stockholders is required prior to implementation of the MRP within one year of the consummation of the Conversion. The MRP will comply with all applicable regulatory requirements. However, the OTS will not approve or endorse the MRP.

          The MRP expects to acquire a number of shares of Common Stock equal to 4% of the Common Stock issued in connection with the Conversion (90,160 shares based on the issuance of 2,254,000 shares in the Conversion at the maximum of the Estimated Valuation Range). Such shares will be acquired on the open market, if available, with funds contributed by the Holding Company to a trust which the Holding Company may establish in conjunction with the MRP ("MRP Trust") or from authorized but unissued shares or treasury shares of the Holding Company.

          A committee of the Board of Directors of the Holding Company will administer the MRP, the members of which will also serve as trustees of the MRP Trust, if formed. The trustees will be responsible for the investment of all funds contributed by the Holding Company to the MRP Trust. Upon recommendation of the Board of Directors, the Committee will allocate awards under the MRP to nonemployee directors, officers and employees of the Association.

         Shares of Common Stock granted pursuant to the MRP will be in the form of restricted stock vesting ratably over a five-year period following the date of grant. During the period of restriction, all shares will be held in escrow by the Holding Company or by the MRP Trust. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to allocated shares that are then subject to restriction. In the event of the recipient's death or disability, all restrictions will expire and all allocated shares will become unrestricted. In addition, all allocated shares will become unrestricted in the event of a change in control (as defined in the MRP) of the Holding Company or the Association to the extent authorized or not prohibited by applicable law or regulations. Current OTS regulations, however, do not permit accelerated vesting of MRP awards in the event of a change in control. Compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized during the years in which the shares vest.

          The Board of Directors of the Holding Company may terminate the MRP at any time and, upon termination, all unallocated shares of Common Stock will revert to the Holding Company.

          A recipient of an MRP award in the form of restricted stock generally will not recognize income upon an award of shares of Common Stock, and the Holding Company will not be entitled to a federal income tax deduction, until the termination of the restrictions. Upon such termination, the recipient will recognize ordinary income in an amount equal to the fair market value of the Common Stock at the time and the Holding Company will be entitled to a deduction in the same amount after satisfying federal income tax withholding requirements. However, the recipient may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In that event, the Holding Company will be entitled to a deduction in such year and in the same amount. Any gain or loss recognized by the recipient upon subsequent disposition of the stock will be either a capital gain or capital loss.

          Although no specific award determinations have been made, the Association anticipates that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent permitted by applicable regulations. OTS regulations currently provide that no individual officer or employee may receive more than 25% of the shares reserved for issuance under any stock compensation plan.

Transactions with the Association

          Applicable law and regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features, and the Association has adopted a policy to this effect. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such director or executive officer and his or her related interests are in excess of the greater of $25,000, or 5% of the Association's capital and surplus (up to a maximum of $500,000), must be approved in advance by a majority of the disinterested members of the Board of Directors. See "REGULATION -- Federal Regulation of Savings Associations -- Transactions with Affiliates." The aggregate amount of loans by the Association to its executive officers and directors was $134,589 at June 30, 1996, or approximately 0.44% and 0.38%, respectively, of the Holding Company's pro forma stockholders' equity based on the minimum and maximum of the Estimated Valuation Range.

         Mr. Joseph T. Swindlehurst, General Counsel to the Association, is a partner with the law firm of Huppert & Swindlehurst, P.C. Mr. Swindlehurst also is the brother of Beverly D. Harris, President of the Association, and the brother-in-law of Ernest A. Sandberg, Executive Vice President and Secretary of the Association. As counsel to the Association during the fiscal year ended June 30, 1996, Huppert & Swindlehurst, P.C. was paid $11,734 in fees and expense reimbursement, which amount did not exceed 5% of the law firm's annual gross revenues. The fees proposed or estimated to be paid to Huppert & Swindlehurst, P.C. for the ending June 30, 1997 are $12,000, which amount is not expected to exceed 5% of the law firm's annual gross revenues.

          The Association's main office is owned by Mr. Swindlehurst, Mrs. Harris and their sister, Mrs. Jean E. Sandberg, who is the wife of Mr. Sandberg, and is leased by the Association from the owners through March 1997. The Association has negotiated the purchase of the building, which has been approved by the OTS. See "BUSINESS OF THE ASSOCIATION -- Properties. During the fiscal year ended June 30, 1996, the owners received $10,000 in rental income from the Association.

                                   REGULATION

General

         The Association is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended ("HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDIA") and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, the Association's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of the Association's mortgage documents. The Association must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review the Association's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on the Holding Company, the Association and their operations. The Holding Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of, the OTS.

Federal Regulation of Savings Associations

         Office of Thrift Supervision. The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

         Federal Home Loan Bank System. The FHLB System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to: supervise the FHLBs; ensure that the FHLBs carry out their housing finance mission; ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital markets; and ensure that the FHLBs operate in a safe and sound manner.

         The Association, as a member of the FHLB-Seattle, is required to acquire and hold shares of capital stock in the FHLB-Seattle in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB-Seattle. The Association is in compliance with this requirement with an investment in FHLB-Seattle stock of $1.1 million at June 30, 1996.

         Among other benefits, the FHLB provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Seattle.

         Federal Deposit Insurance Corporation. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of depository institutions. The FDIC currently maintains two separate insurance funds: the BIF and the SAIF. As insurer of deposits, the FDIC has examination, supervisory and enforcement authority over all savings associations.

         The Association's accounts are insured by the SAIF. The FDIC insures deposits at the Association to the maximum extent permitted by law. The Association pays deposit insurance premiums to the FDIC based on a risk- based assessment system established by the FDIC for all SAIF-member institutions. Under applicable regulations, institutions are assigned to one of three capital groups that are based solely on the level of an institution's capital - - "well capitalized," "adequately capitalized," and "undercapitalized" -- which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates that until September 30, 1996 ranged from 0.23% for well capitalized, financially sound institutions with only a few minor weaknesses to 0.31% for undercapitalized institutions that pose a substantial risk of loss to the SAIF unless effective corrective action is taken. The Association's assessments expensed for the year ended June 30, 1996 were $185,000.

         Until the second half of 1995, the same matrix applied to BIF-member institutions. As a result of the BIF having reached its designated reserve ratio, effective January 1, 1996, the FDIC substantially reduced deposit insurance premiums for well-capitalized, well-managed financial institutions that are members of the BIF. Under the new assessment schedule, rates were reduced to a range of 0 to 27 basis points, with approximately 92% of BIF members paying the statutory minimum annual assessment rate of $2,000. Pursuant to the DIF Act, which was enacted on September 30, 1996, the FDIC imposed a special one-time assessment on each depository institution with SAIF-assessable deposits so that the SAIF may achieve its designated reserve ratio. Beginning January 1, 1997, the assessment schedule for SAIF members will be the same as that for BIF members. In addition, beginning January 1, 1997, SAIF members will be charged an assessment of 0.064% of SAIF-assessable deposits for the purpose of paying interest on the obligations issued by the Financing Corporation ("FICO") in the 1980s to help fund the thrift industry cleanup. BIF-assessable deposits will be charged an assessment to help pay interest on the FICO bonds at a rate of approximately 0.013% until the earlier of December 31, 1999 or the date upon which the last savings association ceases to exist, after which time the assessment will be the same for all insured deposits. See "RISK FACTORS -- Regulatory Oversight and Legislation."

         The DIF Act provides for the merger of the BIF and the SAIF into the Deposit Insurance Fund on January 1, 1999, but only if no insured depository institution is a savings association on that date. The DIF contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the operation of the Association. See "RISK FACTORS -- Regulatory Oversight and Legislation."




         The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the deposit insurance of the Association.

         Liquidity Requirements. Under OTS regulations, each savings institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage (currently 5.0%) of its net withdrawable accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1.0%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

         Prompt Corrective Action. Under Section 38 of the FDIA, as added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be
(i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a leverage ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a leverage ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a leverage ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.


         Section 38 of the FDIA and the implementing regulations also provide that a federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or has received in its most recent examination, and has not corrected, a less than satisfactory rating for asset quality, management, earnings or liquidity. (The OTS may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

         An institution generally must file a written capital restoration plan that meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which sets forth various mandatory and discretionary restrictions on its operations.

         At June 30, 1996, the Association was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

         Standards for Safety and Soundness. The FDIA requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The federal banking agencies have adopted final regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement safety and soundness standards required by the FDIA. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The agencies also proposed asset quality and earnings standards which, if adopted in final, would be added to the Guidelines. Under the final regulations, if the OTS determines that the Association fails to meet any standard prescribed by the Guidelines, the agency may require the Association to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIA. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

         Qualified Thrift Lender Test. All savings associations are required to meet a qualified thrift lender ("QTL") test set forth in the HOLA and regulations of the OTS thereunder to avoid certain restrictions on their operations. A savings institution that fails to become or remain a QTL shall either become a national bank or be subject to the following restrictions on its operations: (i) the association may not make any new investment or engage in activities that would not be permissible for national banks; (ii) the association may not establish any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office; (iii) the association shall be ineligible to obtain new advances from any FHLB; and (iv) the payment of dividends by the association shall be subject to the rules regarding the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a QTL, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. In addition, within one year of the date on which a savings association controlled by a company ceases to be a QTL, the company must register as a bank holding company and become subject to the rules applicable to such companies. A savings institution may requalify as a QTL if it thereafter complies with the QTL test.

         Currently, the QTL test requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); FHLB stock; and direct or indirect obligations of the FDIC. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer and educational loans
(limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of
(i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At June 30, 1996, the Association's qualified thrift investments significantly exceeded 65% of its portfolio assets as required by regulation.

         Capital Requirements. Under OTS regulations a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements. The Holding Company is not subject to any minimum capital requirements.

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         OTS capital regulations establish a 3% core capital or leverage ratio
(defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (i) any intangible assets, except for certain qualifying intangible assets; (ii) certain mortgage servicing rights; and (iii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and nonincludable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS' prompt corrective action regulation provides that a savings institution that has a leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "-- Federal Regulation of Savings
Associations -- Prompt Corrective Action."

         As required by federal law, the OTS has proposed a rule revising its minimum core capital requirement to be no less stringent than that imposed on national banks. The OTS has proposed that only those savings associations rated a composite one (the highest rating) under the CAMEL rating system for savings associations will be permitted to operate at or near the regulatory minimum leverage ratio of 3%. All other savings associations will be required to maintain a minimum leverage ratio of 4% to 5%. The OTS will assess each individual savings association through the supervisory process on a case-by-case basis to determine the applicable requirement. No assurance can be given as to the final form of any such regulation, the date of its effectiveness or the requirement applicable to the Association.

         Savings associations also must maintain "tangible capital" not less than 1.5% of the Association's adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights.

         Each savings institution must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt and mandatory convertible subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

         The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans) are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans that do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor (from 0% to 100%) assigned to that category. These products are then totalled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk- weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included as risk-weighted assets.

         The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total

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capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. Under certain circumstances, a savings association may request an adjustment to its interest rate risk component if it believes that the OTS-calculated interest rate risk component overstates its interest rate risk exposure. In addition, certain "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to calculate their interest rate risk component in lieu of the OTS-calculated amount. The OTS has postponed the date that the component will first be deducted from an institution's total capital until savings associations become familiar with the process for requesting an adjustment to its interest rate risk component.

         See "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE" for a table that sets forth in terms of dollars and percentages the OTS tangible, core and risk-based capital requirements, the Association's historical amounts and percentages at June 30, 1996, and pro forma amounts and percentages based upon the assumptions stated therein.

         Limitations On Capital Distributions. OTS regulations impose uniform limitations on the ability of all savings associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, OTS regulations require the Association to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

         A Tier 1 savings association has capital in excess of its fully phased-in capital requirement (both before and after the proposed capital distribution). A Tier 1 savings association may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in excess of its fully phased-in requirement) at the beginning of the calendar year or the amount authorized for a Tier 2 association. Capital distributions in excess of such amount require advance notice to the OTS. A Tier 2 savings association has capital equal to or in excess of its minimum capital requirement but below its fully phased-in capital requirement (both before and after the proposed capital distribution). Such an association may make (without application) capital distributions up to an amount equal to 75% of its net income during the previous four quarters depending on how close the association is to meeting its fully phased-in capital requirement. Capital distributions exceeding this amount require prior OTS approval. Tier 3 associations are savings associations with capital below the minimum capital requirement (either before or after the proposed capital distribution). Tier 3 associations may not make any capital distributions without prior approval from the OTS.

         The Association is currently meeting the criteria to be designated a Tier 1 association and, consequently, could at its option (after prior notice to, and no objection made by, the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year.

         Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of the Association's unimpaired capital and surplus, plus

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

an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. At June 30, 1996, the Association's limit on loans to one borrower was $2.4 million. At June 30, 1996, the Association's largest aggregate amount of loans to one borrower was $1.3 million, all of which were performing according to their original terms.

         Activities of Associations and Their Subsidiaries. When a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

         The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

         Transactions with Affiliates. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") relative to transactions with affiliates in the same manner and to the same extent as if the savings association were a Federal Reserve member bank. A savings and loan holding company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings association under the HOLA. Generally, Sections 23A and 23B: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guaranty and similar types of transactions.

         Three additional rules apply to savings associations: (i) a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (ii) a savings association may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and (iii) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve Board, as is currently the case with respect to all FDIC-insured banks. The Association has not been significantly affected by the rules regarding transactions with affiliates.

         The Association's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Among other things, these regulations require that such loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans the Association may make to such persons based, in part, on the Association's capital position, and requires certain board approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

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

         Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), a federal statute, all federally-insured financial institutions have a continuing and affirmative obligation consistent with safe and sound operations to help meet all the credit needs of its delineated community. The CRA does not establish specific lending requirements or programs nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to meet all the credit needs of its delineated community. The CRA requires the federal banking agencies, in connection with regulatory examinations, to assess an institution's record of meeting the credit needs of its delineated community and to take such record into account in evaluating certain regulatory applications filed by an institution. The CRA requires public disclosure of an institution's CRA rating. The Association received a "satisfactory" rating as a result of its latest evaluation.

         Regulatory and Criminal Enforcement Provisions. Under the FDIA, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDIA, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Savings and Loan Holding Company Regulations

         Holding Company Acquisitions. The HOLA and OTS regulations issued thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

         Holding Company Activities. As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary other than in a supervisory acquisition, it would become a multiple savings and loan holding company. There generally are more restrictions on the activities of a multiple savings and loan holding company than on a unitary savings and loan holding company. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not an insured association shall commence or continue for more than two years after becoming a multiple savings and loan association holding company or subsidiary thereof, any business activity other than: (i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary insured institution,
(iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the OTS by regulation, prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above also must be approved by the OTS prior to being engaged in by a multiple holding company.

         Qualified Thrift Lender Test. The HOLA requires any savings and loan holding company that controls a savings association that fails the QTL test, as explained under "-- Federal Regulation of Savings Associations -- Qualified Thrift Lender Test," must, within one year after the date on which the association ceases to be a QTL, register as and be deemed a bank holding company subject to all applicable laws and regulations.

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                                    TAXATION

Federal Taxation

         General. The Holding Company and the Association will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Association's reserve for bad debts discussed below. See "CHANGE IN FISCAL YEAR." The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Association or the Holding Company.

         Tax Bad Debt Reserves. For taxable years beginning prior to January 1, 1996, savings institutions such as the Association which met certain definitional tests primarily relating to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, have been deducted in arriving at their taxable income. The Association's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, may have been computed using an amount based on the Association's actual loss experience, or a percentage equal to 8% of the Association's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the nonqualifying reserve. The Association's deduction with respect to nonqualifying loans was computed under the experience method, which essentially allows a deduction based on the Association's actual loss experience over a period of several years. Each year the Association selected the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserve.

         Recently enacted federal legislation repeals the reserve method of accounting for bad debt reserves for tax years beginning after December 31, 1995. As result, savings associations are no longer able to calculate their deduction for bad debts using the percentage-of-taxable-income method. Instead, savings associations are required to compute their deduction based on specific charge-offs during the taxable year or, if the savings association or its controlled group had assets of less than $500 million, based on actual loss experience over a period of years. This legislation also requires savings associations to recapture into income over a six-year period their post-1987 additions to their bad debt tax reserves, thereby generating additional tax liability. At June 30, 1996, the Association's post- 1987 reserves were a negligible amount of approximately $1,000. The recapture may be suspended for up to two years if, during those years, the institution satisfies a residential loan requirement. The Association anticipates that it will meet the residential loan requirement for the taxable year ending December 31, 1996.

         Under prior law, if the Association failed to satisfy the qualifying thrift definitional tests in any taxable year, it would be unable to make additions to its bad debt reserve. Instead, the Association would be required to deduct bad debts as they occur and would additionally be required to recapture its bad debt reserve deductions ratably over a multi-year period. At June 30, 1996, the Association's total bad debt reserve for tax purposes was approximately $3.3 million. Among other things, the qualifying thrift definitional tests required the Association to hold at least 60% of its assets as "qualifying assets." Qualifying assets generally include cash, obligations of the United States or any agency or instrumentality thereof, certain obligationsof a state or political subdivision thereof, loans secured by interests in improved residential real property or by savings accounts, student loans and property used by the Association in the conduct of its banking business. Under current law, a savings association will not be required to recapture its pre-1988 bad debt reserves if it ceases to meet the qualifying thrift definitional tests.

         Distributions. To the extent that the Association makes "nondividend distributions" to the Holding Company that are considered as made: (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method; or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Association's taxable income. Nondividend distributions include distributions in excess of the Association's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Association's current or

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accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Association's bad debt reserve. Thus, any dividends to the Holding Company that would reduce amounts appropriated to the Association's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Association. The amount of additional taxable income attributable to an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Association makes a "nondividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 35% corporate income tax rate (exclusive of state and local taxes). See "REGULATION" and "DIVIDEND POLICY" for limits on the payment of dividends by the Association. The Association does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

         Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. In addition, only 90% of AMTI can be offset by net operating loss carryovers. AMTI is increased by an amount equal to 75% of the amount by which the Association's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). For taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modification) over $2.0 million is imposed on corporations, including the Association, whether or not an Alternative Minimum Tax ("AMT") is paid.

         Dividends-Received Deduction and Other Matters. The Holding Company may exclude from its income 100% of dividends received from the Association as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Holding Company and the Association will not file a consolidated tax return, except that if the Holding Company or the Association owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

         There have not been any IRS audits of the Association's federal income tax returns during the past five years.

State Taxation

         Empire Federal is subject to the Montana Corporation License Tax, which is imposed at the rate of 6.75% of Montana taxable income. There have not been any audits of the Association's state tax returns during the past five years.


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                                 THE CONVERSION

         The OTS has approved the Plan subject to the Plan's approval by the members of the Association entitled to vote on the matter and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan.

General

         On August 29, 1996, the Association's Board of Directors adopted, and on October 8, 1996 subsequently amended, the Plan of Conversion, pursuant to which the Association will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings bank under the name "Empire Federal Savings Bank," to be held as a wholly-owned subsidiary of the Holding Company, a newly formed Delaware corporation. The Holding Company and the Association intend to pursue the business strategy described in this Prospectus with the goal of enhancing long-term shareholder value. Neither the Holding Company nor the Association has any existing plan to pursue any possible business combination, and neither has any agreement or understanding, written or oral, with respect to any possible business combination.

         The following discussion of the Plan of Conversion is qualified in its entirety by reference to the Plan of Conversion, which is attached as Exhibit A to the Association's Proxy Statement and is available from the Association upon written request to Ernest A. Sandberg, Executive Vice President and Secretary, 123 South Main Street, Livingston, Montana 59047. The OTS has approved the Plan of Conversion subject to the Plan's approval by the members of the Association entitled to vote on the matter at a Special Meeting called for that purpose to be held on December 19, 1996, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.

         If the Board of Directors of the Association decides for any reason, such as possible delays resulting from overlapping regulatory processing or policies or conditions that could adversely affect the Association's or the Holding Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Association's operating policies, at any time prior to the issuance of the Common Stock, not to use the holding company form of organization in implementing the Conversion, the Plan of Conversion will be amended to not use the holding company form of organization in the Conversion. In the event that such a decision is made, the Association will promptly refund all subscriptions or orders received together with accrued interest, withdraw the Holding Company's registration statement from the SEC and will take all steps necessary to consummate the Conversion and proceed with a new offering without the Holding Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Association determines not to consummate the Conversion, the Association will issue and sell the common stock of the Association. There can be no assurance that the OTS would approve the Conversion if the Association decided to proceed without the Holding Company. The following description of the Plan assumes that a holding company form of organization will be utilized in the Conversion. In the event that a holding company form of organization is not utilized, all other pertinent terms of the Plan as described below will apply to the Conversion of the Association from mutual to stock form of organization and the sale of the Association's common stock.

         The Conversion will be accomplished through adoption of a Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Association. Under the Plan, 1,666,000 to 2,254,000 shares of Common Stock are being offered for sale by the Holding Company at the Purchase Price of $10.00 per share. As part of the Conversion, the Association will issue all of its newly issued common stock (1,000 shares) to the Holding Company in exchange for 50% of the net proceeds from the sale of Common Stock by the Holding Company.

         The Plan of Conversion provides generally that (i) the Association will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings bank; (ii) the Common Stock will be offered by the Holding Company in the Subscription Offering to persons having Subscription Rights and in a Direct
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

Community Offering to certain members of the general public with preference given to natural persons residing in the Local Community; (iii) if necessary, shares of Common Stock not subscribed for in the Subscription and Direct Community Offering will be offered to certain members of the general public in a Syndicated Community Offering through a syndicate of registered broker-dealerspursuant to selected dealers agreements; and (iv) the Holding Company will purchase all of the capital stock of the Association to be issued in connection with the Conversion. The Conversion will be effected only upon completion of the sale of at least 1,666,000 shares of Common Stock to be issued pursuant to the Plan of Conversion.

         As part of the Conversion, the Holding Company is making a Subscription Offering of its Common Stock to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders (depositors with $50.00 or more on deposit as of March 31, 1995); (ii) the Association's ESOP; (iii) Supplemental Eligible Account Holders (depositors with $50.00 or more on deposit as of September 30, 1996); and (iv) Other Members (depositors of the Association as of October 31, 1996, and borrowers of the Association with loans outstanding as of ________ __, 1996, which continue to be outstanding as of October 31, 1996). Concurrent with the Subscription Offering and subject to the prior rights of holders of Subscription Rights, the Holding Company is offering the Common Stock for sale to certain members of the general public through a Direct Community Offering.

         Shares of Common Stock not sold in the Subscription and Direct Community Offering may be offered in the Syndicated Community Offering. Regulations require that the Syndicated Community Offering be completed within 45 days after completion of the Subscription Offering unless extended by the Association or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible, the Board of Directors of the Association will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of Common Stock. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the Association.

         No sales of Common Stock may be completed, either in the Subscription, Direct Community or Syndicated Community Offerings, unless the Plan of Conversion is approved by the members of the Association.

         The completion of the Offerings, however, is subject to market conditions and other factors beyond the Association's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Syndicated Community Offering or other sale of the Common Stock. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company and the Association as converted, together with corresponding changes in the net proceeds realized by the Holding Company from the sale of the Common Stock. In the event the Conversion is terminated, the Association would be required to charge all Conversion expenses against current income.

         Orders for shares of Common Stock will not be filled until at least 1,666,000 shares of Common Stock have been subscribed for or sold and the OTS approves the final valuation and the Conversion closes. If the Conversion is not consummated by ___________ __, 1997 (45 days after the last day of the fully extended Subscription Offering) and the OTS consents to an extension of time to consummate the Conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at the Association's passbook rate (____% per annum as of the date hereof) from the date payment is received until the funds are returned to the subscriber. If such period is not extended, or, in any event, if the Conversion is not consummated by ____________ __, 1997, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at the Association's passbook rate from the date payment is received until the Conversion is terminated.

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Purposes of Conversion

         Management of the Association believes that the Conversion offers a number of advantages that will be important to the future growth and performance of the Association in that it is intended to (i) improve the competitive position of the Association in its market area and to support possible future expansion (currently there are no specific plans, arrangements or understandings, written or oral, regarding any such activities); (ii) afford members of the Association and others the opportunity to become stockholders of the Holding Company and thereby participate more directly in, and contribute to, any future growth of the Association; and (iii) provide future access to capital markets.


         The Association's Board of Directors has formed the Holding Company to serve upon consummation of the Conversion as a holding company with the Association as its subsidiary. The Association, as a mutual savings association, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, the Holding Company and the Association will be structured in the form used by holding companies of commercial banks and by a growing number of savings institutions.
As discussed under "RISK FACTORS -- Regulatory Oversight and Legislation," recently enacted federal legislation calls for the elimination of the federal thrift charter through the creation of a common charter for all federally chartered depository institutions (i.e., national banks and federal savings associations). The Association believes that the Conversion is in the best interests of the Association and its members given this uncertainty surrounding the federal mutual savings association charter, notwithstanding the expected consequences, as discussed under "RISK FACTORS -- Declining Interest Rate Spread and Return on Equity After Conversion," of the Association's high capital levels subsequent to the consummation of the Conversion.



Effects of Conversion to Stock Form on Depositors and Borrowers of the Association

         Voting Rights. Savings members and borrowers will have no voting rights in the converted Association or the Holding Company and therefore will not be able to elect directors of the Association or the Holding Company or to control their affairs. Currently, these rights are accorded to savings and borrower members of the Association. Subsequent to the Conversion, voting rights will be vested exclusively in the Holding Company with respect to the Association and the holders of the Common Stock as to matters pertaining to the Holding Company. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Holding Company. A stockholder will be entitled to one vote for each share of Common Stock owned.

         Savings Accounts and Loans. The Association's savings accounts, account balances and existing FDIC insurance coverage of savings accounts will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with the Association.

         Tax Effects. The Association has received an opinion from Breyer & Aguggia, Washington, D.C., that the Conversion will constitute a nontaxable reorganization under Section 368(a)(1)(F) of the Code. Among other things, the opinion states that: (i) no gain or loss will be recognized to the Association in its mutual or stock form by reason of its Conversion; (ii) no gain or loss will be recognized to its account holders upon the issuance to them of accounts in the Association immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Association in its mutual form plus interest in the liquidation account; (iii) the tax basis of account holders' accounts in the Association immediately after the Conversion will be the same as the tax basis of their accounts immediately prior to Conversion; (iv) the tax basis of each account holder's interest in the liquidation account will be zero; (v) the tax basis of the Common Stock purchased in the Conversion will be the amount paid and the holding period for such stock will commence at the date of purchase; and (vi) no gain or loss will be recognized to account holders upon the receipt or exercise of Subscription Rights in the Conversion, except to the extent Subscription Rights are deemed to have value as discussed below. Unlike a private letter ruling issued by the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the IRS.

         Based upon past rulings issued by the IRS, the opinion provides that the receipt of Subscription Rights by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members under the Plan will be taxable to the extent, if any, that the Subscription Rights are deemed to have a fair market value. Keller, a financial consulting firm retained by the Association, whose findings are not binding on the IRS, has indicated that the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the Direct Community Offering for unsubscribed shares of Common Stock. If the Subscription Rights are deemed to have a fair market value, the receipt of such rights may only be taxable to those Eligible Account Holders, Supplemental Eligible Account Holders (if any) and Other Members who exercise their Subscription Rights. The Association could also recognize a gain on the distribution of such Subscription Rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event the Subscription Rights are deemed to have a fair market value.

         The Association has also received an opinion from Huppert and Swindlehurst, P.C., Livingston, Montana, that, assuming the Conversion does not result in any federal income tax liability to the Association, its account holders, or the Holding Company, implementation of the Plan of Conversion will not result in any Montana income tax liability to such entities or persons.

         The opinions of Breyer & Aguggia and Huppert and Swindlehurst, P.C. and the opinion from Keller are filed as exhibits to the Registration Statement. See "ADDITIONAL INFORMATION."

         PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION PARTICULAR TO THEM.

         Liquidation Account. In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor in the Association would receive a pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors up to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in the Association at the time of liquidation.

         After the Conversion, holders of withdrawable deposit(s) in the Association, including certificates of deposit ("Savings Account(s)"), shall not be entitled to share in any residual assets in the event of liquidation of the Association. However, pursuant to OTS regulations, the Association shall, at the time of the Conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained herein.

         The liquidation account shall be maintained by the Association subsequent to the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Savings Accounts in the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Savings Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount").

         The initial subaccount balance for a Savings Account held by an Eligible Account Holder or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of such holder's "qualifying deposit" in the Savings Account and the denominator is the total amount of the "qualifying deposits" of all such holders. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

         If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing day of the Association subsequent to March 31, 1995 is less than the lesser of (i) the deposit balance in such Savings Account at the close of business on any other annual closing date subsequent to March 31, 1995 or September 30, 1996 or (ii) the amount of the "qualifying deposit" in such Savings Account on March 31, 1995 or September 30, 1996, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, such subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related
subaccount balance shall be reduced to zero.      In the event of a complete
liquidation of the Association (and only in such event) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for Savings Account(s) then held by such holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Savings Accounts and other liabilities or similar transactions with another federally insured institution in which the Association is not the surviving institution shall be considered to be a complete liquidation. In any such transaction the liquidation account shall be assumed by the surviving institution.

The Subscription, Direct Community and Syndicated Community Offerings

         The Offerings (including the Syndicated Community Offering) are expected to expire at Noon, Mountain Time, on the Expiration Date, unless extended or continued as described on the cover page of this Prospectus.

         Subscription Offering. In accordance with the Plan, nontransferable Subscription Rights to purchase the Common Stock have been issued to all persons and entities entitled to purchase the Common Stock in the Subscription Offering. The amount of the Common Stock which these parties may purchase will be subject to the availability of the Common Stock for purchase under the categories set forth in the Plan. Subscription priorities have been established for the allocation of stock to the extent that the Common Stock is available. These priorities are as follows:


         Category 1: Eligible Account Holders. Each depositor with $50.00 or more on deposit at the Association as of March 31, 1995 will receive nontransferable Subscription Rights to subscribe for up to the greater of 22,500 shares of Common Stock, one-tenth of 1% of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, shares of Common Stock will be allocated among subscribing Eligible Account Holders so as to permit each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Eligible Account Holders. Subscription Rights received by officers and directors in this category based on their increased deposits in the Association in the one-year period preceding March 31, 1995 are subordinated to the Subscription Rights of other Eligible Account Holders.

         Category 2: ESOP. The Plan provides that the ESOP shall receive nontransferable Subscription Rights to purchase up to 8% of the shares of Common Stock issued in the Conversion. The ESOP intends to purchase 8% of the shares of Common Stock issued in the Conversion. In the event the number of shares offered in the Conversion is increased above the maximum of the Estimated Valuation Range, the ESOP shall have a priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the Common Stock.

         Category 3: Supplemental Eligible Account Holders. Each depositor with $50.00 or more on deposit at the Association as of September 30, 1996 will receive nontransferable Subscription Rights to subscribe for up to the greater of 22,500 shares of Common Stock, one-tenth of 1% of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Supplemental Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Supplemental Eligible Account Holders.


         Category 4: Other Members. Each depositor of the Association as of the Voting Record Date and each borrower with a loan outstanding on __________, 1996 which continues to be outstanding as of the Voting Record Date will receive nontransferable Subscription Rights to purchase the greater of 22,500 shares of Common Stock in the Conversion or one-tenth of 1% of the total offering of shares in the Conversion to the extent available following subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders. In the event of an oversubscription, the available shares will be allocated proportionately based on the amount of their respective subscriptions.


           Subscription Rights are nontransferable. Persons selling or otherwise transferring their Subscription Rights to subscribe for Common Stock in the Subscription Offering or subscribing for Common Stock on behalf of another person will be subject to forfeiture of such right and possible further sanctions and penalties imposed by the OTS or another agency of the U.S. Government. Each person exercising Subscription Rights will be required to certify that he or she is purchasing such shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares. Once tendered, subscription orders cannot be revoked without the consent of the Association and the Holding Company.

         The Subscription Offering and all Subscription Rights under the Plan will expire at Noon, Mountain Time, on _____________ __, 1996, whether or not the Association has been able to locate each person entitled to such Subscription Rights. OTS regulations require that the Holding Company complete the sale of Common Stock within 45 days after the close of the Subscription Offering. The Subscription Offering may be extended by the Holding Company and the Association up to _____________ __, 1997 without the OTS's approval. If the Direct Community Offering and the Syndicated Community Offerings are not completed by ______________ __, 1996 (or __________ __, 1997, if the
Subscription Offering is fully extended), all funds received will be promptly returned with interest at the passbook rate and all withdrawal authorizations will be canceled or, if regulatory approval of an extension of the time period has been granted, all subscribers and purchasers will be given the right to increase, decrease or rescind their orders. If an extension of time is obtained, all subscribers will be notified of such extension and of the duration of any extension that has been granted, and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled). No single extension can exceed 90 days.


         Direct Community Offering. Concurrently with the Subscription Offering, the Holding Company is offering shares of the Common Stock to certain members of the general public in a Direct Community Offering with preference given to natural persons residing in the Local Community. Purchasers in the Direct Community Offering, together with their associates and groups acting in concert, are eligible to purchase up to 22,500 shares of Common Stock in the Conversion. In the event an insufficient number of shares are available to fill orders in the Direct Community Offering, the available shares will be allocated on a pro rata basis determined by the amount of the respective orders. Orders for the Common Stock in the Direct Community Offering will be filled to the extent such

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shares remain available after satisfaction of all orders received in the
Subscription Offering. The Direct Community Offering may terminate as early as Noon, Mountain Time, on _____________ __, 1996 or any date thereafter; however, in no case later than ___________ __, 1997, unless extended. Any extensions beyond ___________ __, 1997 would require a resolicitation of orders, wherein subscribers would be given the opportunity to continue their orders, in which case they will need to reconfirm affirmatively their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the passbook rate, or be permitted to modify or cancel their orders. The right of any person to purchase shares in the Direct Community Offering is subject to the absolute right of the Holding Company and the Association to accept or reject such purchases in whole or in part. If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order. The Holding Company presently intends to terminate the Direct Community Offering as soon as it has received orders for all shares available for purchase in the Conversion.

         If all of the Common Stock offered in the Subscription Offering is subscribed for, no Common Stock will be available for purchase in the Direct Community Offering and all funds submitted pursuant to the Direct Community Offering will be refunded promptly with interest.

         Syndicated Community Offering. The Plan provides that shares of Common Stock not purchased in the Subscription and Direct Community Offering, if any, may be offered for sale to certain members of the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be managed by Webb acting as agent of the Holding Company. The Holding Company and the Association have the right to reject orders, in whole or part, in their sole discretion in the Syndicated Community Offering. If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Webb has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

         Stock sold in the Syndicated Community Offering will be sold at the $10.00 Purchase Price, the same price as all other shares in the Offerings. See "-- Stock Pricing and Number of Shares to be Issued." No person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for shares of Common Stock with an aggregate purchase price of more than $250,000. See "-- Plan of Distribution for the Subscription, Community and Syndicated Community Offerings" for a description of the commission to be paid to the selected dealers and to Webb.

         Webb may enter into agreements with selected dealers to assist in the sale of shares in the Syndicated Community Offering. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Conversion Stock. When and if Webb and the Holding Company believe that enough indications of interest and orders have been received in the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering to consummate the Conversion, Webb will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations to such customers on the next business day after the Order Date. Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that the Holding Company established for each selected dealer. Each customer's funds so forwarded to the Holding Company, along with all other accounts held in the same title, will be insured by the FDIC up to the applicable $100,000 legal limit. After payment has been received by the Holding Company from selected dealers, funds will earn interest at the Association's passbook rate (_____% per annum as of the date hereof) until the completion of the Offerings. At the consummation of the Conversion the funds received in the Offerings will be used to purchase the shares of Common Stock ordered. The shares of Common Stock issued in the Conversion cannot and will not be insured by the FDIC or any other government

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

agency. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit their customers' brokerage accounts.

         The Syndicated Community Offering may close as early as Noon, Mountain Time on _____________ __, 1996, the Expiration Date, or any date thereafter at the discretion of the Holding Company. The Syndicated Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Holding Company with any required regulatory approval, but in no case later than ____________ __, 1997. The Syndicated Community Offering may run concurrent to the Subscription and Direct Community Offering or subsequent thereto.

         In the event the Association is unable to find purchasers from the general public for all unsubscribed shares, other purchase arrangements will be made by the Board of Directors of the Association, if feasible. Such other arrangements will be subject to the approval of the OTS. The OTS may grant one or more extensions of the offering period, provided that (i) no single extension exceeds 90 days, (ii) subscribers are given the right to increase, decrease or rescind their subscriptions during the extension period, and (iii) the extensions do not go more than two years beyond the date on which the members approved the Plan. If the Conversion is not consummated by ______________ __, 1996 (or, if the Offerings are fully extended, by ____________ __, 1997), either all funds received will be returned with interest (and withdrawal authorizations canceled) or, if the OTS has granted an extension of such period, all subscribers will be given the right to increase, decrease or rescind their subscriptions at any time prior to 20 days before the end of the extension period. If an extension of time is obtained, all subscribers will be notified of such extension and of their rights to modify their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled). No single extension can exceed 90 days.

         Persons in Non-Qualified States. The Holding Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Holding Company and the Association are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; or (ii) the Holding Company or the Association determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that the Holding Company and the Association or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request or requirement to register or otherwise qualify the Subscription Rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Holding Company and the Association will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state (and of actually registering or qualifying the shares) or the need to register the Holding Company, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Purchases of Shares

         The Plan of Conversion provides for certain additional limitations to be placed upon the purchase of Common Stock by eligible subscribers and others in the Conversion. Each subscriber must subscribe for a minimum of 25 shares. No person by himself shall purchase shares of Common Stock with an aggregate Purchase Price that exceeds $225,000 (22,500 shares based on the $10.00 Purchase Price) in the Conversion. Additionally, no person, together with any associates or groups of persons acting in concert, shall purchase shares of Common Stock with an aggregate Purchase Price that exceeds $350,000 (35,000 shares based on the $10.00 Purchase Price) in the Conversion. Officers, directors and their associates may not purchase, in the aggregate, more than 34% of the shares of Common Stock offered in the Conversion. For purposes of the Plan, the directors are not deemed to be acting in concert solely by reason of their Board membership. Pro rata reductions within each Subscription Rights category will be made in allocating shares to the extent that the maximum purchase limitations are exceeded.
</R.

         The Association's and the Holding Company's Boards of Directors may, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the shares of Common Stock sold in the Conversion, provided that orders for shares which exceed 5% of the shares of Common Stock sold in the Conversion may not exceed, in the aggregate, 10% of the shares sold in the Conversion. The Association and the Holding Company do not intend to increase the maximum purchase limitation unless market conditions are such that an increase in the maximum purchase limitation is necessary to sell a number of shares in excess of the minimum of the Estimated Valuation Range. If the Boards of Directors decide to increase the purchase limitation above 22,500 shares of Common Stock, all persons who subscribed for the maximum number of shares will be given the opportunity to increase their orders accordingly, subject to the rights and preferences of any person who has priority Subscription Rights.

         The term "acting in concert" is defined in the Plan to mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another person ("other party") shall also be deemed to be acting in concert with any person who is also acting in concert with that other party. The Holding Company and the Association may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

         The term "associate" of a person is defined in the Plan to mean (i) any corporation or organization (other than the Association or a majority-owned subsidiary of the Association) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and
(iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Association or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and, therefore, all shares purchased by such corporation would be included with the number of shares which such person could purchase individually under the above limitations.

         The term "officer" is defined in the Plan to mean an executive officer of the Association, including its President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer.

         Common Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Association and the Holding Company and for shares purchased by National Association of Securities Dealers, Inc. ("NASD") members. See "-- Restrictions on Transferability by Directors and Officers and NASD Members."

Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings

         The Holding Company and the Association have retained Webb to consult with and to advise the Association and the Holding Company, and to assist the Holding Company, on a best efforts basis, in the distribution of the shares of Common Stock in the Subscription and Community Offering. The services that Webb will provide include, but are not limited to (i) training the employees of the Association who will perform certain ministerial functions in the Subscription and Community Offering regarding the mechanics and regulatory requirements of the stock offering process, (ii) managing the Stock Information Center by assisting interested stock subscribers and by keeping records of all stock orders, (iii) preparing marketing materials, and (iv) assisting in the solicitation of proxies


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

from the Association's members for use at the Special Meeting. For its services, Webb will receive a management fee of $25,000 and a success fee of 1.5% of the aggregate Actual Purchase Price of the shares of Common Stock sold in the Offerings excluding shares purchased by the ESOP and officers and directors of the Association (such success fee not to exceed 1.5% of the gross offering proceeds at the midpoint of the Estimated Valuation Range, or $294,000). In the event that selected dealers are used to assist in the sale of shares of Common Stock in the Community Offering, such dealers will be paid a fee of up to 5.5% of the aggregate Purchase Price of the shares sold by such dealers. The Holding Company and the Association have agreed to reimburse Webb for its out-of-pocket expenses, and its legal fees up to a total of $35,000, and to indemnify Webb against certain claims or liabilities, including certain liabilities under the Securities Act, and will contribute to payments Webb may be required to make in connection with any such claims or liabilities.

         Sales of shares of Common Stock will be made primarily by registered representatives affiliated with Webb or by the broker-dealers managed by Webb. A Stock Information Center will be established at the office of the Association. The Holding Company will rely on Rule 3a4-1 of the Exchange Act and sales of Common Stock will be conducted within the requirements of such Rule, so as to permit officers, directors and employees to participate in the sale of the Common Stock in those states where the law so permits. No officer, director or employee of the Holding Company or the Association will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of Common Stock.

Procedure for Purchasing Shares in the Subscription and Direct Community
Offering

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Stock Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock Order Forms will only be distributed with a Prospectus. The Association will accept for processing only orders submitted on original Stock Order Forms.

         To purchase shares in the Subscription and Direct Community Offering, the accompanying original Stock Order Form (facsimile copies and photocopies will not be accepted) and a fully executed separate original Certification Form, along with the required full payment for each share subscribed, or with appropriate authorization for withdrawal of full payment from the subscriber's deposit account with the Association (which may be given by completing the appropriate blanks in the Stock Order Form), must be received by the Association by Noon, Mountain Time, on the Expiration Date. Stock Order Forms and Certification Forms that are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions for full payment) are not required to be accepted. The Holding Company and the Association have the right to waive or permit the correction of incomplete or improperly executed Stock Order Forms, but do not represent that they will do so. Pursuant to the Plan of Conversion, the interpretation by the Holding Company and the Association of the terms and conditions of the Plan of Conversion and of the Stock Order Form will be final. Once received, an executed Stock Order Form or Certification Form may not be modified, amended or rescinded without the consent of the Association, unless the Conversion has not been consummated within 45 days after the end of the Subscription Offering, unless such period has been extended.




         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (March 31, 1995) and/or the Supplemental Eligibility Record Date (September 30, 1996) and/or the Voting Record Date (October 31, 1996) must list all accounts on the Stock Order Form giving all names in each account, the account number and the approximate account balance as of such date.


         Full payment for subscriptions may be made (i) in cash only if delivered in person at the Association, (ii) by check, bank draft, or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Appropriate means by which such withdrawals may be authorized are provided on the Stock Order Form. No wire transfers will be accepted and full payment is required. Interest will be paid on payments made by cash, check, bank draft or money order at the Association's passbook rate (___% per annum as of the date hereof) from the date payment is received until the consummation or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until consummation or termination of the Conversion (unless the certificate matures after the date of receipt of the Stock Order Form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until consummation of the Conversion), but a hold will be placed on such funds, thereby making them unavailable to the depositor until consummation or termination of the Conversion. At the consummation of the Conversion the funds received in the Offerings will be used to purchase the shares of Common Stock ordered. The shares issued in the Conversion cannot and will not be insured by the FDIC or any other government agency. In the event that the Conversion is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

         If a subscriber authorizes the Association to withdraw the amount of the Purchase Price from his or her deposit account, the Association will do so as of the effective date of Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Association's passbook rate.

         If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Holding Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         IRAs maintained in the Association do not permit investment in the Common Stock. A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Association does not offer such accounts, it will allow such a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Holding Company's Common Stock in the Offerings. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Association now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an Association IRA to purchase Common Stock should contact the Stock Information Center at the Association as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date. In addition, the provisions of ERISA and IRS regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Direct Community Offering make such purchases for the exclusive benefit of IRAs.

           Certificates representing shares of Common Stock purchased, and any refund due, will be mailed to purchasers at such address as may be specified in a properly completed Stock Order Form or to the last address of such person(s) appearing on the records of the Association as soon as practicable following completion of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to subscribers and purchasers, subscribers and purchasers may not be able to sell the shares of Common Stock for which they subscribed or purchased.

Stock Pricing and Number of Shares to be Issued

         OTS regulations require that the aggregate purchase price of the securities sold in connection with the conversion of a thrift institution be based upon an estimated pro forma value of the association and its holding company (if any) as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities

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

in the Conversion), as determined by an independent appraisal. The Association and the Holding Company have retained Keller to prepare an appraisal of the pro forma market value of the Holding Company and the Association as converted, as well as a business plan. Keller will receive a fee of $22,000 for its appraisal services and preparation of a business plan, plus reasonable out-of-pocket expenses incurred in connection with the appraisal not to exceed $1,000. The Association has agreed to indemnify Keller under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

         Keller has prepared an appraisal of the estimated pro forma market value of the Holding Company and the Association as converted taking into account the formation of the Holding Company as the holding company for the Association. For its analysis, Keller undertook substantial investigations to learn about the Association's business and operations. Management supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller reviewed the Association's Form AC Application for Approval of Conversion and the Holding Company's Form SB-2 Registration Statement. Furthermore, Keller visited the Association's facilities and had discussions with the Association's management and its special conversion legal counsel, Breyer & Aguggia. No detailed individual analysis of the separate components of the Holding Company's or the Association's assets and liabilities was performed in connection with the evaluation.

         In estimating the pro forma market value of the Holding Company and the Association, as required by applicable regulatory guidelines, Keller's analysis utilized three selected valuation procedures, the Price/Book ("P/B") method, the Price/Earnings ("P/E") method, and Price/Assets ("P/A") method, all of which are described in its report. Keller placed the greatest emphasis on the P/E and P/B methods in estimating pro forma market value. In applying these procedures, Keller reviewed, among other factors, the economic make-up of the Association's primary market area, the Association's financial performance and condition in relation to publicly-traded institutions that Keller deemed comparable to the Association, the specific terms of the offering of the Holding Company's Common Stock, the pro forma impact of the additional capital raised in the Conversion, conditions of securities markets in general, and the market for thrift institution common stock in particular. Keller's analysis provides an approximation of the pro forma market value of the Holding Company and the Association as converted based on the valuation methods applied and the assumptions outlined in its report. Included in its report were certain assumptions as to the pro forma earnings of the Holding Company after the Conversion that were utilized in determining the appraised value. These assumptions included expenses of $545,000, $585,000, $619,000 and $619,000 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, an assumed after-tax rate of return on the net Conversion proceeds of 3.81%, purchases by the ESOP of 8% of the stock sold in the Conversion and purchases in the open market by the MRP of a number of shares equal to 4% of the stock sold in the Conversion at the Purchase
Price. See "PRO FORMA DATA" for additional information concerning these assumptions. The use of different assumptions may yield somewhat different results.

         On the basis of the foregoing, Keller has advised the Holding Company and the Association that, in its opinion, as of September 6, 1996, the aggregate estimated pro forma market value of the Holding Company and the Association, as converted, and, therefore, the Common Stock was within the valuation range of $16.7 million to $22.5 million with a midpoint of $19.6 million. After reviewing the methodology and the assumptions used by Keller in the preparation of the appraisal, the Board of Directors established the Estimated Valuation Range which is equal to the valuation range of $16.7 million to $22.5 million with a midpoint of $19.6 million. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares would be between 1,666,000 and 2,254,000 with a midpoint of 1,960,000. The Purchase Price of $10.00 was determined by discussion among the Boards of Directors of the Association and the Holding Company and Webb, taking into account, among other factors (i) the requirement under OTS regulations that the Common Stock be offered in a manner that will achieve the widest distribution of the stock and (ii) desired liquidity in the Common Stock subsequent to the Conversion. Since the outcome of the Offerings relate in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by the Holding Company at this time. The Estimated Valuation Range may be amended, with the approval of the OTS, if necessitated by developments following the date of such appraisal in, among other things, market conditions, the financial condition or operating results of the Association, regulatory guidelines or national or local economic conditions.

         Keller's appraisal report is filed as an exhibit to the Registration Statement. See "ADDITIONAL INFORMATION."

         If, upon completion of the Subscription and Direct Community Offering, at least the minimum number of shares are subscribed for, Keller, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Association and the Holding Company as converted, as of the close of the Subscription and Direct Community Offering.

         No sale of the shares will take place unless prior thereto Keller confirms to the OTS that, to the best of Keller's knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price on an aggregate basis was incompatible with its estimate of the total pro forma market value of the Holding Company and the Association as converted at the time of the sale. If, however, the facts do not justify such a statement, the Offerings or other sale may be canceled, a new Estimated Valuation Range and price per share set and new Subscription, Direct Community and Syndicated Community Offerings held. Under such circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.

         Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. In the event the total amount of shares issued is less than 1,666,000 or more than 2,592,100 (15% above the maximum of the Estimated Valuation Range), for aggregate gross proceeds of less than $16.7 million or more than $25.9 million, subscription funds will be returned promptly with interest to each subscriber unless he indicates otherwise. In the event a new valuation range is established by Keller, such new range will be subject to approval by the OTS.

         If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of the Association and the Holding Company, if possible. Such other purchase arrangements will be subject to the approval of the OTS and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the Plan of Conversion and in excess of the proposed director purchases set forth herein, although no such purchases are currently intended. If such other purchase arrangements cannot be made, the Plan will terminate.

         In formulating its appraisal, Keller relied upon the truthfulness, accuracy and completeness of all documents the Association furnished it. Keller also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Keller believes this information to be reliable, Keller does not guarantee the accuracy or completeness of such information and did not independently verify the financial statements and other data provided by the Association and the Holding Company or independently value the assets or liabilities of the Holding Company and the Association. The appraisal by Keller is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. Moreover, because the appraisal is necessarily based on many factors which change from time to time, there is no assurance that persons who purchase such shares in the Conversion will later be able to sell shares thereafter at prices at or above the Purchase Price.

Restrictions on Repurchase of Stock

         Pursuant to OTS regulations, OTS-regulated savings associations (and their holding companies) may not for a period of three years from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except in the event of (i) an offer made to all of its stockholders to repurchase the common stock on a pro rata basis, approved by the OTS; (ii) the repurchase of qualifying shares of a director; or (iii) a

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

purchase in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan. Furthermore, repurchases any of its common stock are prohibited if the effect thereof would cause the association's regulatory capital to be reduced below
(a) the amount required for the liquidation account or (b) the regulatory capital requirements imposed by the OTS. Repurchases are generally prohibited during the first year following conversion. However, recent OTS policy has relaxed this restriction, particularly during the second six months after conversion. While an applicant needs to demonstrate the existence of "exceptional circumstances" during the first six months after conversion, the OTS has indicated that it would analyze repurchases during months seven through 12 after conversion on a case-by-case basis. Upon 10 days' written notice to the OTS, and if the OTS does not object, an institution may make open market repurchases of its outstanding common stock during years two and three following the conversion, provided that (x) no more than 5% of the outstanding common stock is to be purchased during any 12-month period, (y) the repurchases do not cause the association to become undercapitalized as defined under the OTS prompt corrective action regulations and (z) the repurchase would not adversely affect the financial condition of the association. No assurances, however, can be given that the OTS will approve a repurchase program under current policy or that such policy will not change or become more restrictive.

Shares to be Purchased by Management Pursuant to Subscription Rights

         The following table sets forth certain information as to the approximate purchases of Common Stock by each director and executive officer of the Association, including their associates, as defined by applicable regulations, assuming that sufficient shares will be available to satisfy subscriptions in all categories. No individual has entered into a binding agreement with respect to such intended purchases and, therefore, actual purchases could be more or less than indicated below. Directors and officers of the Association and their associates may not purchase in excess of 34% of the shares sold in the Conversion. Directors, officers and staff members will pay the same price for the shares for which they subscribe as the price that will be paid by all other subscribers.

                                                                                                       Percent of
                                                                                                        Shares at
     Name and                                                                                          Maximum of
     Position with               Anticipated Number of             Anticipated Dollar                   Estimated
  the Association                 Shares Purchased(1)              Amount Purchased(1)             Valuation Range(1)

  Beverly D. Harris                   22,500                             $225,000                       1.1%
  President

  Walter J. Peterson, Jr.             10,000                              100,000                       0.4
  Chairman of the Board
   and Director

  Ernest A. Sandberg                  12,500                              125,000                       0.6
  Executive Vice President
   Secretary and Director

  John R. Boe                          4,000                               40,000                       0.2
  Director

  Edwin H. Doig                       10,000                              100,000                       0.4
  Director

  Sanroe J. Kaisler, Jr.               5,000                               50,000                       0.2
  Director

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

  Walter R. Sales                      5,000                               50,000                       0.2
  Director
                                      69,000                             $690,000                       3.1%

(1) Excludes any shares awarded pursuant to the ESOP and MRP and options to acquire shares pursuant to the Stock Option Plan. For a description of the number of shares to be purchased by the ESOP and expected awards under the MRP and Stock Option Plan, see "MANAGEMENT OF THE ASSOCIATION
         -- Benefits   -- Employee Stock Ownership Plan," "-- Benefits -- 1996
         Stock Option Plan" and "-- Benefits -- Management Recognition Plan."

Restrictions on Transferability by Directors and Officers and NASD Members

         Shares of Common Stock purchased in the Offerings by directors and officers of the Holding Company may not be sold for a period of one year following consummation of the Conversion, except in the event of the death of the stockholder or in any exchange of the Common Stock in connection with a merger or acquisition of the Holding Company. Shares of Common Stock received by directors or officers through the ESOP, the MRP or upon exercise of options issued pursuant to the Stock Option Plan or purchases subsequent to the Conversion are not subject to this restriction. Accordingly, shares of Common Stock issued by the Holding Company to directors and officers shall bear a legend giving appropriate notice of the restriction, and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted Common Stock shall be subject to the same restrictions.

         Purchases of outstanding shares of Common Stock of the Holding Company by directors, executive officers (or any person who was an executive officer or director of the Association after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Holding Company's outstanding Common Stock or to the purchase of stock pursuant to the Stock Option Plan.

         The Holding Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of Common Stock purchased by persons who are not affiliates of the Holding Company may be resold without registration. Shares purchased by an affiliate of the Holding Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Holding Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

         In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

         The following discussion is a summary of certain provisions of federal law and regulations and Delaware corporate law, as well as the Certificate of Incorporation and Bylaws of the Holding Company, relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Certificate of Incorporation and Bylaws of the Holding Company. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

Conversion Regulations

         OTS regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution (or its holding company) from another person prior to completion of its conversion. Further, without the prior written approval of the OTS, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution (or its holding company) for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution (or its holding company). The OTS has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to an association (or its holding company) or an underwriter or member of a selling group acting on the converting institution's (or its holding company's) behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution (or its holding company) or who controls more than 10% of the outstanding shares or voting rights of a converting or converted institution (or its holding company).

Change of Control Regulations

         FIRREA extended the scope of the Change in Bank Control Act to savings associations and savings and loan holding companies and concurrently repealed the Change in Savings and Loan Control Act of 1978. The Change in Bank Control Act requires persons who at any time intend to acquire control of an insured savings association or its parent holding company to give 60 days' prior written notice to the "appropriate federal banking agency." The OTS is the "appropriate federal banking agency" for savings associations and savings and loan holding companies. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS. Control for these purposes exists when the acquiring party has voting control of at least 25% of the institution's voting stock or the power to direct the management or policies of an institution.

         Under existing OTS regulations, "control" is presumed to exist where the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of the following factors exist: (i) the acquiror would be one of the two largest holders of any class of voting stock; (ii) the acquiror would hold more than 25% of the total stockholders' equity; (iii) the acquiror would hold more than 35% of the combined debt securities and stockholders' equity; (iv) the acquiror is party to any agreement (A) pursuant to which the acquiror possesses a material economic stake resulting from a profit-sharing arrangement, use of common names, facilities or personnel or the provision of essential services; or (B) that enables the acquiror to influence a material aspect of the management or policies, other than agreements to which the insured institution is a party containing restrictions customary under the circumstances and, in the case of an acquisition agreement, applicable only during the period the acquiror is seeking OTS approval to acquire the institution, prohibiting transactions between the acquiror and the insured institution and their respective affiliates without OTS approval during the pendency of the application process and containing no material forfeiture provisions applicable in the event the acquisition is not approved or not approved by a specified date; (v) the acquiror would have the ability, other than through the holding of revocable proxies, to direct the votes of more than 25% of a class of the voting stock or to vote more than 25% of a class of voting stock upon the occurrence of a future event; (vi) the acquiror would have the power to direct the disposition of more than 25% of the voting stock other than by means of a widely

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

dispersed or public offering; (vii) the acquiror and/or the acquiror's representatives or nominees would constitute more than one member of the board of directors; and (viii) the acquiror or a nominee or management official of the acquiror would serve as the chairman of the board of directors, chairman of the executive committee, chief executive officer, chief financial officer or in any position with similar policy making authority. There are also rebuttable presumptions in the regulations concerning whether a group
"acting in concert" exists, including presumed action in concert among members of an "immediate family." In the event a person or entity acquires
10% or more of any class of an institution's voting stock but does not also have one of the other eight factors to constitute a presumption of control, he is required to file an informational report with the OTS disclosing the ownership.

         OTS regulations provide that no company may acquire "control" of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS. Pursuant to OTS regulations, control of an insured institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of an insured institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, of an insured institution where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if it finds, among other things, that
(i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Anti-takeover Provisions in the Holding Company's Certificate of Incorporation and Bylaws and Delaware Law

         A number of provisions of the Holding Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Holding Company's Certificate of Incorporation and Bylaws and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Holding Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of incumbent Board of Directors or management of the Holding Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Holding Company is necessarily general, and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

         Restrictions on Acquisitions of Securities. The Certificate of Incorporation provides that for a period of five years from the effective date of the Conversion, no person may acquire directly or indirectly the beneficial ownership of more than 10% of any class of equity security of the Holding Company, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Holding Company's Continuing Directors (as defined in the Certificate of Incorporation). This provision does not apply to any employee stock benefit plan of the Holding Company. In addition, during such five-year period, no shares beneficially owned in violation of the foregoing percentage limitation, as determined by the Holding Company's Board of Directors, shall be entitled to vote in connection with any matter submitted to stockholders for a vote. Additionally, the Certificate of Incorporation provides for further restrictions on voting rights of shares owned in excess of 10% of any class of equity security of the Holding Company beyond five years after the Conversion. Specifically, the Certificate of Incorporation provides that if, at any time after five years from the Conversion, any person acquires the beneficial ownership of more than 10% of any class of equity security of the Holding Company, then, with respect to each vote in excess of 10%, the record holders of voting stock of the Holding Company beneficially owned by such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the Holding Company which such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holders. An exception from the restriction is provided if the acquisition of more than 10% of the securities received the prior approval by a two-thirds vote of the Holding Company's "Continuing Directors." Under the Holding Company's Certificate of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the Board of Directors must take affirmative action approving in advance a particular offer to acquire or acquisition. Unless the Board took such affirmative action, the provision would operate to restrict the voting by beneficial owners of more than 10% of the Holding Company's Common Stock in a proxy contest.

         Board of Directors. The Board of Directors of the Holding Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The Holding Company's Certificate of Incorporation provides that the size of the Board shall be as set forth in the Bylaws. The Bylaws currently set the number of directors at seven. The Certificate of Incorporation provides that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Holding Company. The Certificate of Incorporation of the Holding Company provides that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause and only upon the vote of 80% of the outstanding shares of voting stock. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire Board, but only with cause, and replace it with persons of such holders' choice.

         Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, the Certificate of Incorporation provides that special meetings of stockholders of the Holding Company may be called only by the Board of Directors of the Holding Company and that stockholders may take action only at a meeting and not by written consent.

         Authorized Shares. The Certificate of Incorporation authorizes the issuance of 4,000,000 shares of Common Stock and 250,000 shares of preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued in the Conversion to provide the Holding Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, restricted stock grants and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Holding Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of the Holding Company, and thereby assist members of management to retain their positions. The Holding Company's Board currently has no plans for the issuance of additional shares, other than the issuance of shares of Common Stock upon exercise of stock options.

         Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Holding Company's outstanding shares of voting stock to approve certain "Business Combinations" (as defined therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of the Holding Company's Board of Directors who are unaffiliated with the Related

Person and were directors prior to the time when the Related Person became an Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity (other than the Holding Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Holding Company or an affiliate of such person or entity. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Holding Company with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of the Holding Company or combined assets of the Holding Company and its subsidiaries to a Related Person; (iii) any merger or consolidation of a Related Person with or into the Holding Company or a subsidiary of the Holding Company; (iv) any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to the Holding Company or a subsidiary of the Holding Company; (v) the issuance of any securities of the Holding Company or a subsidiary of the Holding Company to a Related Person; (vi) the acquisition by the Holding Company or a subsidiary of the Holding Company of any securities of a Related Person; (vii) any reclassification of common stock of the Holding Company or any recapitalization involving the common stock of the Holding Company; or (viii) any agreement or other arrangement providing for any of the foregoing.

         Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the Holding Company and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to stockholders owning 15% or more of the common stock of a corporation for a period of less than three years. Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of the Holding Company. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

         Amendment of Certificate of Incorporation and Bylaws. Amendments to the Holding Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Holding Company and amendment of the Holding Company's Bylaws and Certificate of Incorporation. The Holding Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Stockholder Nominations and Proposals. The Certificate of Incorporation of the Holding Company requires a stockholder who intends to nominate a candidate for election to the Board of Directors or to raise new business at a stockholder meeting to give not less than 30 nor more than 60 days' advance notice to the Secretary of the Holding Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Holding Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Holding Company with certain information concerning the nominee and the proposing stockholder.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Association believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Association in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Association and the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Holding Company and which is in the best interest of all stockholders.

         Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than 300, thereby allowing for Exchange Act deregistration.

         Despite the belief of the Association and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board of Directors of the Association and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted for a Delaware business corporation. The Holding Company and the Association do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

         The cumulative effect of the restrictions on acquisition of the Holding Company contained in the Certificate of Incorporation and Bylaws and Holding Company, federal law and Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of the Holding Company may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

               DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY

General

         The Holding Company is authorized to issue 4,000,000 shares of Common Stock, par value of $0.01 per share, and 250,000 shares of preferred stock, par value of $0.01 per share. The Holding Company currently expects to issue up to 2,254,000 shares of Common Stock and no shares of preferred stock in the Conversion. Each share of the Holding Company's Common Stock will have the same relative rights as, and will be identical in all respects to, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

         The Common Stock of the Holding Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

         Dividends. The Holding Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Holding Company is subject to limitations which are imposed by law and applicable regulation. See "DIVIDEND POLICY" and "REGULATION." The holders of Common Stock of the Holding Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor. If the Holding Company issues preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         Stock Repurchases. The Plan and OTS regulations place certain limitations on the repurchase of the Holding Company's capital stock. See "THE CONVERSION -- Restrictions on Repurchase of Stock" and "USE OF PROCEEDS."

         Voting Rights. Upon Conversion, the holders of Common Stock of the Holding Company will possess exclusive voting rights in the Holding Company. They will elect the Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Holding Company issues preferred stock, holders of the Holding Company preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

         As a federal mutual savings and loan association, corporate powers and control of the Association are vested in its Board of Directors, who elect the officers of the Association and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Association, all of which will be owned by the Holding Company, and voted at the direction of the Holding Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Association.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Association, the Holding Company, as holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -- Liquidation Account"), all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its common stock would
                                 90
be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. If Holding Company preferred stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

         Preemptive Rights; Redemption. Holders of the Common Stock of the Holding Company will not be entitled to preemptive rights with respect to any shares that may be issued. The Common Stock is not subject to redemption.


Preferred Stock

         None of the shares of the authorized Holding Company preferred stock will be issued in the Conversion and there are no plans to issue the preferred stock. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

         Acquisitions of the Holding Company are restricted by provisions in its Certificate of Incorporation and Bylaws and by the rules and regulations of various regulatory agencies. See "REGULATION" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

                            REGISTRATION REQUIREMENTS

         The Holding Company will register the Common Stock with the SEC pursuant to Section 12(g) of the Exchange Act upon the completion of the Conversion and will not deregister its Common Stock for a period of at least three years following the completion of the Conversion. Upon such registration, the proxy solicitation and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable.

                             LEGAL AND TAX OPINIONS

         The legality of the Common Stock has been passed upon for the Holding Company by Breyer & Aguggia, Washington, D.C. The federal tax consequences of the Conversion have been opined upon by Breyer & Aguggia and the Montana income tax consequences of the Conversion have been opined upon by Huppert and Swindlehurst, P.C., Livingston, Montana. Breyer & Aguggia and Huppert and Swindlehurst, P.C. have consented to the references herein to their opinions. Certain legal matters will be passed upon for Webb by Elias, Matz, Tiernan & Herrick LLP, Washington, D.C.

                                     EXPERTS

         The consolidated financial statements of the Association as of June 30, 1996 and 1995 and for the years then ended June 30, 1996 included in this Prospectus and in the Registration Statement have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         Keller has consented to the publication herein of the summary of its letter to the Association setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Association as converted and its opinion as to the value of Subscription Rights, and to the use of its name and statements with respect to it appearing herein.

                              CHANGE IN FISCAL YEAR

         The Holding Company's Bylaws provide for a fiscal year end of December
31. The Federal Stock Charter to be adopted by the Association in connection with the Conversion also provides for a change of the Association's fiscal year end from June 30 to December 31.


                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a Registration Statement on Form SB-2 (File No. 333-12653) under the Securities Act with respect to the Common Stock offered in the Conversion. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Room 1100, Chicago, Illinois 60661; and 75 Park Place, New York, New York 10007. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Association has filed with the OTS an Application for Approval of Conversion, which includes proxy solicitation materials for the Association's Special Meeting and certain other information. This Prospectus omits certain information contained in such Application. The Application, including the proxy solicitation materials, exhibits and certain other information that are a part thereof, may be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the office of the Regional Director of the OTS at the West Regional Office of the OTS, 1 Montgomery Street, Suite 400, San Francisco, California 94104.

                   Index To Consolidated Financial Statements
           Empire Federal Savings and Loan Association and Subsidiary


                                                                                                               Page

Independent Auditors' Report .............................................................................     F-1

Consolidated Statements of Financial Condition as of
 June 30, 1996 and 1995 ..................................................................................     F-2

Consolidated Statements of Income for the Years
 Ended June 30, 1996 and 1995 ............................................................................      19

Consolidated Statements of Equity for
 the Years Ended June 30, 1996 and 1995 ..................................................................     F-4

Consolidated Statements of Cash Flows for the Years
 Ended June 30, 1996 and 1995 ............................................................................     F-5

Notes to Consolidated Financial Statements................................................................     F-6

                                      * * *

         All schedules are omitted as the required information either is not applicable or is included in the Consolidated Financial Statements or related Notes.

         Separate financial statements for the Holding Company have not been included since it will not engage in material transactions, if any, until after the Conversion. The Holding Company, which has engaged only in organizational activities to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

                         EMPIRE FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY

                        Consolidated Financial Statements

                             June 30, 1996 and 1995

                   (With Independent Auditors' Report Thereon)

(KPMG PEAT MARWICK LLP logo here)

            1000 First Interstate Center
            401 N. 31st Street
            P.O. Box 7108
            Billings, MT 59103

                          Independent Auditors' Report



The Board of Directors
Empire Federal Savings and Loan Association:

We have audited the accompanying consolidated statements of financial condition of Empire Federal Savings and Loan Association and subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of income, equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire Federal Savings and Loan Association and subsidiary as of June 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




                         (Signature of KPMG Peat Marwick LLP)
August 9, 1996, except as to note 17
     which is as of August 29, 1996 and
     note 13 which is as of September 30, 1996

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                             June 30, 1996 and 1995


                              Assets                                                  1996                 1995
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                     $      1,160,760              961,050
Interest-bearing deposits                                                            1,337,948            1,234,856
Investment and mortgage-backed securities available-for-sale                        13,876,659            1,191,934
Investment and mortgage-backed securities held-to-maturity                          25,195,531           39,441,193
Loans receivable, net                                                               41,882,298           39,432,375
Stock in Federal Home Loan Bank of Seattle, at cost                                  1,123,300            1,044,100
Accrued interest receivable                                                            327,994              362,727
Income tax receivable                                                                   65,817                   -
Premises and equipment, net                                                          1,337,731            1,160,990
Prepaid expenses and other assets                                                      502,333              665,979
                                                                                --------------      ---------------

                                                                              $     86,810,371           85,495,204
            Total assets                                                       ==============      ===============

                      Liabilities and Equity

Liabilities:
     Deposits                                                                       68,547,802           67,063,722
     Advances from Federal Home Loan Bank                                            1,500,000            1,750,926
     Advances from borrowers for taxes and insurance                                   205,876              239,013
     Accrued expenses and other liabilities                                            449,060              580,694
     Income taxes payable                                                                   -                46,177
     Deferred income taxes                                                             231,234              314,713
                                                                                --------------      ---------------
              Total liabilities                                                     70,933,972           69,995,245

Equity:
     Retained earnings, substantially restricted                                    15,620,702           14,989,025
     Unrealized gain on securities available-for-sale, net of deferred taxes           255,697              510,934
                                                                                --------------      ---------------
              Total equity                                                          15,876,399           15,499,959
                                                                                --------------      ---------------

Commitments and contingencies


              Total liabilities and equity                                    $     86,810,371           85,495,204
                                                                                ==============      ===============





See accompanying notes to consolidated financial statements.

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                        Consolidated Statements of Equity

                       Years ended June 30, 1996 and 1995




                                                                                    Unrealized
                                                                  Retained            gain on
                                                                  earnings,         securities
                                                                substantially       available-              Total
                                                                 restricted          for-sale              equity

Balances at June 30, 1994                                   $     14,037,087            437,589           14,474,676

Net income                                                           951,938                 -               951,938

Change in unrealized gain on securities
     available-for-sale                                                   -              73,345               73,345
                                                              --------------       ------------      ---------------

Balances at June 30, 1995                                         14,989,025            510,934           15,499,959

Net income                                                           631,677                 -               631,677

Change in unrealized gain on securities
     available-for-sale                                                   -            (255,237)            (255,237)
                                                              --------------       ------------      ---------------

Balances at June 30, 1996                                   $     15,620,702            255,697           15,876,399
                                                              ==============       ============      ===============




See accompanying notes to consolidated financial statements.

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                       Years ended June 30, 1996 and 1995




                                                                                      1996                 1995
---------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                               $         631,677             951,938
     Adjustments to reconcile net income to net cash provided by operating activities:
              Provision for loan losses                                                  55,000                  -
              Depreciation                                                              199,309             139,899
              Loss on retirement of premises and equipment, net                          17,430               3,462
              Amortization of premiums and discounts on loans and
                  mortgage-backed securities, net                                        30,239              40,798
              Stock dividends reinvested in Federal Home Loan Bank                      (79,200)            (61,000)
              Decrease (increase) in accrued interest receivable                         34,733             (53,913)
              Increase in income tax receivable                                         (65,817)                 -
              Decrease (increase) in prepaid expenses and other assets                  163,646             (51,503)
              Increase (decrease) in accrued expenses and other liabilities            (131,634)            156,686
              Decrease in income taxes payable                                          (46,177)            (89,561)
              Decrease in deferred income taxes                                          48,007                (482)
                                                                                ---------------    ----------------
                      Net cash provided by operating activities                         857,213           1,036,324
                                                                                ---------------    ----------------

Cash flows from investing activities:
     Net change in interest-bearing deposits                                           (103,092)             24,457
     Net change in loans receivable                                                  (2,504,609)          1,955,888
     Purchases of investment securities held-to-maturity                             (3,998,800)         (1,497,500)
     Proceeds from matured or called investment securities held-to-maturity           3,997,500             200,000
     Purchases of mortgage-backed securities held-to-maturity                        (5,704,272)         (4,869,975)
     Principal payments on mortgage-backed securities held-to-maturity                4,535,653           5,489,487
     Principal payments on mortgage-backed securities available-for-sale              2,313,580                  -
     Purchases of premises and equipment                                               (393,480)           (438,600)
                                                                                ---------------    ----------------
                      Net cash provided by (used in) investing activities            (1,857,520)            863,757
                                                                                ---------------    ----------------

Cash flows from financing activities:
     Net change in deposits                                                           1,484,080          (1,272,116)
     Proceeds from advances from Federal Home Loan Bank                               1,500,000           1,000,000
     Repayment of advances from Federal Home Loan Bank                               (1,750,926)         (1,438,172)
     Repayment of note payable                                                               -              (70,000)
     Net change in advances from borrowers for taxes and insurance                      (33,137)              2,739
                                                                                ---------------    ----------------
                      Net cash provided by (used in) financing activities             1,200,017          (1,777,549)
                                                                                ---------------    ----------------

Net increase in cash and cash equivalents                                               199,710             122,532

Cash and cash equivalents, beginning of year                                            961,050             838,518
                                                                                ---------------    ----------------

Cash and cash equivalents, end of year                                        $       1,160,760             961,050
                                                                                ===============    ================


See accompanying notes to consolidated financial statements.

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                             June 30, 1996 and 1995


(1)    Summary of Significant Accounting Policies

       (a)    General

              Empire Federal Savings and Loan Association (Empire) operates with a main office and two branches and provides services to customers in south central Montana. Empire offers a variety of savings products to its retail customers while concentrating its lending activities on real estate mortgage loans. Lending activities focus primarily on the origination of loans secured by one- to four-family residential real estate. Lending activities also include the origination of multi-family, commercial real estate and home equity loans. Empire is subject to competition from other financial service providers and is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. Empire has a wholly-owned subsidiary, Dime Service Corporation, which was formed in December 1985 to conduct business as an insurance agency. Empire and Dime Service Corporation are herein referred to collectively as "the Association."

              The accounting and consolidated financial statement reporting policies conform with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from those estimates.

              Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and real estate owned, management obtains independent appraisals for significant properties.

              Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and real estate owned. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

       (b)    Basis of Presentation

              The accompanying consolidated financial statements include the accounts of Empire Federal Savings and Loan Association and Dime Service Corporation. All significant intercompany transactions have been eliminated in consolidation.

       (c)    Cash Equivalents


              For purposes of the statements of cash flows, the Association considers all cash and non-interest-bearing deposits with banks to be cash equivalents.


                                      F-5                      (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       (d)    Investment Securities

              The Association's investment securities are classified and accounted for as follows:

                  Trading Securities - Securities held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized net gains and losses included in earnings.

                  Securities Held-to-Maturity - Debt securities for which the Association has the positive intent and ability to hold are classified as held-to-maturity. Held-to-maturity securities are stated at amortized cost.

                  Securities Available-for-Sale - Debt securities not classified as held-to-maturity and debt or equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with any unrealized gains and losses net of deferred taxes, reported as a separate component of equity.

              The Association did not hold any trading securities during the years ended June 30, 1996 and 1995.

              Declines in the fair value of available-for-sale or held-to-maturity securities below carrying value that are other than temporary are charged to expense as realized losses and the related carrying value reduced to fair value.


              The amortized cost of debt securities is adjusted for amortization of premium and accretion of discount using the interest method over the term of each security. The cost of investments sold is determined by specific identification.

       (e)    Mortgage-Backed Securities

              Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. These securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. The cost of mortgage-backed securities sold is determined by specific identification. The Association has classified its portfolio of mortgage-backed securities as held-to-maturity or available-for-sale as defined in "Investment Securities" above.

       (f)    Loans Receivable

              Loans receivable are stated at unpaid principal balances less unearned discounts and net deferred loan origination fees. Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Discounts on purchased loans are amortized using the level-yield method over the remaining period to contractual maturity, adjusted for anticipated prepayments.


                                      F-6                      (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


              The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on factors such as the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current and prospective economic conditions, and independent appraisals.

              Accrued interest on loans that are contractually ninety days or more past due is generally charged off against income. Interest is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is reasonably assured, in which case the loan is returned to accrual status.

              During the year ended June 30, 1996, the Association adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," (collectively, the Statements). The Statements provide guidance for establishing an allowance for losses on specific loans which are deemed to be impaired. Groups of small-balance homogeneous loans (generally residential real estate and consumer loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect, on a timely basis, all principal and interest according to the contractual terms of the loan's original agreement. When a specific loan is determined to be impaired the allowance for loan losses is increased through a charge to expense for the amount of the impairment. The amount of the impairment is measured using cash flows discounted at the loan's effective interest rate, except when it is determined that the sole source of repayment for the loan is the operations or liquidation of the underlying collateral. In such cases, the current value of the collateral, reduced by anticipated selling costs, will be used in place of discounted cash flows. The Association uses the cash basis of income recognition on impaired loans.

              The Association's adoption of the Statements did not have a material impact on the Association's financial position or results of operations. During the year ended June 30, 1996 and 1995, the Association had no impaired loans.

       (g)    Loan Origination Fees and Related Costs

              Loan origination fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the loans. The amortization of deferred loan fees and costs and the accretion of unearned discounts on non-performing loans is discontinued during periods of non-performance.

       (h)    Stock in Federal Home Loan Bank

              Federal law requires a member institution of the Federal Home Loan Bank (FHLB) System to hold common stock of its district FHLB according to predetermined formulas.


                                      F-7                     (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       (i)    Real Estate Owned

              Real estate owned represents real estate acquired through foreclosure or in satisfaction of loans and is initially recorded at the lower of fair market value less estimated costs to sell or "cost" (defined as the fair market value at initial foreclosure). Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the fair market value less estimated costs to sell is less than "cost" or carrying value.

       (j)    Premises and Equipment

              Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives, which range from 3 to 50 years, of the respective assets on straight-line and accelerated methods. Leasehold improvements are amortized on the straight-line method over their estimated useful life or lease term, whichever is less.

       (k)    Income Taxes

              Deferred tax assets and liabilities are recognized for the estimated future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (l)    Reclassifications

              Certain reclassifications have been made to the 1995 financial statements to conform with the 1996 presentation.

       (m)    Future Accounting Changes

              The Financial Accounting Standards Board has issued two Statements of Financial Accounting Standards which the Association will be required to adopt. SFAS No. 121 pertains to the accounting for impairment of long-lived assets and long-lived assets to be disposed of. SFAS No. 125 pertains to the accounting for mortgage servicing rights and assets subject to prepayment. Adoption of the Statements is not expected to have a material impact on the Association's financial position and results of operations.

                                       F-8                    (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)    Investment and Mortgage-Backed Securities Available-For-Sale

       The amortized cost, unrealized gains and losses, and estimated market values of investment and mortgage-backed securities available-for-sale at June 30 are summarized as follows:

                                                                                     1996
                                                                            Gross             Gross          Estimated
                                                         Amortized       unrealized        unrealized         market
                                                           cost             gains            losses            value
       FHLMC common and preferred stock            $           67,791        970,709              -           1,038,500
       Mutual funds                                           350,000             -           (3,463)           346,537
                                                     ----------------    -----------    ------------    ---------------
                                                              417,791        970,709          (3,463)         1,385,037
       Mortgage-backed securities:
           FHLMC certificates                              10,680,009             -         (451,433)        10,228,576
           FNMA certificates                                2,391,439             -         (128,393)         2,263,046
                                                     ----------------    -----------    ------------    ---------------
                                                           13,071,448             -         (579,826)        12,491,622
                                                     ----------------    -----------    ------------    ---------------

                                                   $       13,489,239        970,709        (583,289)        13,876,659
                                                     ================    ===========    ============    ===============

                                                                                     1995
                                                                            Gross             Gross          Estimated
                                                         Amortized       unrealized        unrealized         market
                                                           cost             gains            losses            value
       FHLMC common and preferred stock             $       67,791           770,334             -              838,125
       Mutual funds                                        350,000             5,558         (1,749)            353,809
                                                      ------------       -----------      ---------       -------------

                                                    $      417,791           775,892         (1,749)          1,191,934
                                                      ============       ===========      =========       =============

       There were no sales of investment securities available-for-sale during the years ended June 30, 1996 and 1995.


       On November 15, 1995, the Financial Accounting Standards Board issued a special report which provided for a "one-time reclassification" of securities prior to December 31, 1995. On November 30, 1995, the Association reclassified approximately $14,200,000 of mortgage-backed securities from the held-to-maturity classification to the available-for-sale classification. Unrealized losses at the date of transfer were $158,214.


                                      F-9                     (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(3)    Investment and Mortgage-Backed Securities Held-to-Maturity

       The amortized cost, unrealized gains and losses, and estimated market values of investment and mortgage-backed securities held-to-maturity at June 30 are summarized as follows:


                                                                                     1996
                                                                            Gross             Gross          Estimated
                                                         Amortized       unrealized        unrealized         market
                                                           cost             gains            losses            value
       United States Government and agency
           obligations                            $       2,498,800               -          (94,050)         2,404,750
       Other                                                    200               -               -                 200
                                                    ---------------      -----------    ------------    ---------------
                                                          2,499,000               -          (94,050)         2,404,950
       Mortgage-backed securities:
           FHLMC certificates                            13,029,147           77,388        (148,094)        12,958,441
           FNMA certificates                              6,821,387           16,623         (66,395)         6,771,615
           GNMA certificates                                980,504           34,996              -           1,015,500
           REMIC certificates                             1,865,493           15,319         (26,200)         1,854,612
                                                    ---------------      -----------    ------------    ---------------
                                                         22,696,531          144,326        (240,689)        22,600,168
                                                    ---------------      -----------    ------------    ---------------

                                                  $      25,195,531          144,326        (334,739)        25,005,118
                                                    ===============      ===========    ============    ===============

                                                                                     1995
                                                                            Gross             Gross          Estimated
                                                         Amortized       unrealized        unrealized         market
                                                           cost             gains            losses            value
       United States Government and agency
           obligations                             $        2,497,500          9,990          (9,925)         2,497,565
       Other                                                      200             -               -                 200
                                                     ----------------    -----------    ------------    ---------------
                                                            2,497,700          9,990          (9,925)         2,497,765
       Mortgage-backed securities:
           FHLMC certificates                              21,819,394        217,134        (225,103)        21,811,425
           FNMA certificates                               12,011,648        130,593        (107,062)        12,035,179
           GNMA certificates                                1,246,958         58,875              -           1,305,833
           REMIC certificates                               1,865,493         15,414          (6,550)         1,874,357

                                                     ----------------    -----------    ------------    ---------------
                                                           36,943,493        422,016        (338,715)        37,026,794
                                                     ----------------    -----------    ------------    ---------------

                                                   $       39,441,193        432,006        (348,640)        39,524,559
                                                     ================    ===========    ============    ===============



      The REMICs consist of two certificates which are backed by the FNMA and the FHLMC.



      Maturities of securities held-to-maturity by contractual maturity at June 30, 1996 are shown below. Maturities of securities do not reflect repricing opportunities present in many adjustable rate securities, nor do they reflect expected shorter maturities based upon early prepayments of principal.



                                                                                                          Estimated
                                                                                      Amortized            market
                                                                                        cost                value

           Due after one year through five years                                 $      1,000,000             978,600
           Due after five years through ten years                                         500,000             469,650
           Due after ten years                                                            998,800             956,500
                                                                                   --------------      --------------
                                                                                        2,498,800           2,404,750

           Mortgage-backed securities and other                                        22,696,731          22,600,368
                                                                                   --------------      --------------

                                                                                 $     25,195,531          25,005,118
                                                                                   ==============      ==============


                                      F-10                           (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       There were no sales of investment securities held-to-maturity during the years ended June 30, 1996 or 1995.


       The Association has not entered into any interest rate swaps, options and future contracts. Included in U.S. Government agency obligations are investments in structured notes which have contractual step-up interest rates which have an amortized cost of $250,000 and $997,500 and a market value of $228,200 and $997,000 at June 30, 1996 and 1995, respectively. All of the U.S. Government and agency obligations at June 30, 1996 and 1995 have call features.


(4)    Loans Receivable

       Loans receivable at June 30 are summarized as follows:


                                                                                      1996                 1995
---------------------------------------------------------------------------------------------------------------
           First mortgage loans, including multi-family and
                commercial real estate                                      $       38,716,819           37,956,488
           Construction loans                                                        1,380,000              257,000
           Loans to depositors, secured by savings                                     900,771              454,749
           Other consumer loans                                                      2,112,269            1,456,005
                                                                              ----------------     ----------------
                                                                                    43,109,859           40,124,242
           Less:
                Unearned discounts                                                      (5,174)              (5,488)
                Undisbursed portion of mortgage loans                                 (770,190)            (314,951)
                Allowance for loan losses                                             (200,000)            (145,000)
                Net deferred loan origination fees                                    (252,197)            (226,428)
                                                                              ----------------     ----------------

                                                                            $       41,882,298           39,432,375
                                                                              ================     ================

       One- to four-family first mortgage loans approximated $35,202,000 and $33,974,000 at June 30, 1996 and 1995, respectively.

       The weighted average stated interest rate on loans receivable at June 30, 1996 and 1995 was approximately 7.59% and 7.64%, respectively. The average yield on loans receivable, including amortization of unearned discount and loan origination fees, was approximately 7.69% and 7.61% for the years ended June 30, 1996 and 1995, respectively.

       Loans receivable include approximately $4,440,000 and $5,510,000 in adjustable rate mortgages at June 30, 1996 and 1995, respectively.

       Real estate loans serviced for others totaled approximately $110,000 and $140,000 at June 30, 1996 and 1995, respectively.

       A summary of activity in the allowance for loan losses follows:



                                                                                      1996                 1995
---------------------------------------------------------------------------------------------------------------
           Balance at beginning of year                                         $     145,000             145,000
           Provision charged to expense                                                55,000                  -
                                                                                  -----------         ----------

           Balance at end of year                                               $     200,000             145,000
                                                                                  ===========         ===========



                                      F-11                          (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(5)    Accrued Interest Receivable

       Accrued interest receivable at June 30 is summarized as follows:



                                                                                      1996                 1995
---------------------------------------------------------------------------------------------------------------
           Loans receivable                                                     $     211,440             191,421
           Mortgage-backed securities                                                  83,685              90,741
           Investment securities and interest-bearing deposits                         32,869              80,565
                                                                                  -----------         -----------

                                                                                $     327,994             362,727
                                                                                  ===========         ===========


(6)    Premises and Equipment

       Premises and equipment at June 30 is summarized as follows:



                                                                                      1996                 1995
---------------------------------------------------------------------------------------------------------------
           Buildings and leasehold improvements                               $      2,160,134            1,782,741
           Land and improvements                                                       424,182              367,838
           Furniture, fixtures and equipment                                           891,884              728,485
           Construction in progress                                                         -               382,866
                                                                                --------------      ---------------
                                                                                     3,476,200            3,261,930
           Accumulated depreciation                                                 (2,138,469)          (2,100,940)
                                                                                --------------      ---------------

                                                                              $      1,337,731            1,160,990
                                                                                ==============      ===============



       The Association is party to a long-term lease agreement with an officer and relatives (lessor) for land on which the Livingston, Montana main office is built. The lease expires in March 1997 at which time all improvements made by the Association revert to the lessor. At June 30, 1996, these improvements had an amortized cost basis of $48,123. The Association has negotiated with the lessor to purchase the building. If the Association determines not to purchase the building, it will negotiate and enter into a lease with the lessor for rental of the building prior to the expiration of the current lease term. Total lease expense under this agreement was $10,056 for the years ended June 30, 1996 and 1995.

(7)    Deposits

       Deposits at June 30 are summarized as follows:



                                            Weighted
                                         average rate at                1996                            1995
                                                            ---------------------------      -------------------------
                                          June 30, 1996           Amount            %               Amount         %
         Balance by interest rate:
              Passbook accounts               3.25%         $     14,948,530       21.8%    $     15,224,817      22.7%
              NOW accounts                    2.71%               13,624,016       19.9           13,300,943      19.8
                                                              --------------    -------       --------------   -------
                  Total passbook
                      and NOW accounts                            28,572,546       41.7           28,525,760      42.5
                                                             ---------------    -------       --------------   ---------


                                      F-12                        (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements




                                            Weighted
                                         average rate at                1996                            1995
                                                            ---------------------------      ---------------------------
                                          June 30, 1996            Amount            %               Amount         %
              Certificates of
                  deposit:              3.01 to 4.00        $             -           - %   $      1,595,271       2.4%
                                        4.01 to 5.00               4,626,075        6.8           10,469,108      15.6
                                        5.01 to 6.00              26,196,709       38.2           13,306,507      19.8
                                        6.01 to 7.00               6,764,071        9.9           10,035,367      15.0
                                        7.01 to 8.00               2,156,573        3.1            2,682,412       4.0
                                        8.01 to 9.00                 231,828         .3              449,297       0.7
                                                              --------------    -------       --------------   -------
                  Total certificates
                       of deposit                                 39,975,256       58.3           38,537,962      57.5
                                                              --------------    -------       --------------   -------

                                                            $     68,547,802      100.0%    $     67,063,722     100.0%
                                                              ==============    =======       ==============   =======

       Scheduled maturities of certificates of deposit at June 30, 1996 are as follows:

           Due within one year                                                $     27,431,057
           Due within two to three years                                             9,176,808
           Due within four to five years                                             2,300,630
           Thereafter                                                                1,066,761
                                                                                --------------

                                                                              $     39,975,256

                                                                                ==============




       Certificates of deposit of $100,000 or more are approximately $3,334,000 and $3,757,000 at June 30, 1996 and 1995, respectively.
       Amounts in excess of $100,000 are not insured by a federal agency.



       The weighted average cost of deposits was approximately 4.7% and 4.6% at June 30, 1996 and 1995, respectively. The average cost of deposits approximated 4.7% and 4.1% for the years ending June 30, 1996 and 1995, respectively.

       Accrued interest payable on deposits (included in accrued expenses and other liabilities) totaled approximately $107,000 and $154,000 at June 30, 1996 and 1995, respectively.

       Cash payments for interest on deposits in 1996 and 1995 totaled approximately $2,900,000 and $2,700,000, respectively.

       Interest-bearing deposits with a carrying value of $100,000 were pledged to secure public deposits at June 30, 1996.


       Interest expense on deposits is summarized as follows:

                                          1996       1995
                                    ---------     ---------
        Passbook accounts          $  476,408       596,155

        NOW accounts                  412,096       406,074
        Certificates of deposit     2,325,755     1,791,063

                                   ----------     ---------

                                   $3,214,259     2,793,292

                                   ==========     =========




                                      F-13                         (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(8)    Advances from Federal Home Loan Bank

       Advances from Federal Home Loan Bank at June 30 are summarized as follows:



                                                                                      1996                 1995
------------------------------------------------------------------------------------------------------------------
           5.27% advance, principal due September 1996, interest
                payable monthly                                               $        250,000                   -
           6.02% advance, principal due July 1996, interest payable
                monthly                                                                750,000                   -
           5.82% advance, principal due July 1996, interest payable
                monthly                                                                500,000                   -
           5.80% advance, paid July 1995                                                    -             1,000,000
           5.8011% advance, paid June 1996                                                  -               241,667
           4.091% advance, paid April 1996                                                  -               509,259
                                                                                ---------------     ----------------

                                                                              $      1,500,000            1,750,926
                                                                                ==============       ==============


       The advances are collateralized by Federal Home Loan Bank stock, securities issued by the U.S. government or agency thereof, mortgage-backed securities, and first mortgage loans not otherwise pledged.

       Cash payments for interest on advances in 1996 and 1995 totaled approximately $95,000 and $145,000, respectively.

(9)    Income Taxes

       Income tax expense for the years ended June 30, 1996 and 1995 is summarized as follows:


                                                                   Federal             State               Total
              1996:
                  Current                                     $     290,714             60,759            351,473
                  Deferred                                           41,212              6,795             48,007
                                                                -----------        -----------        -----------

                                                              $     331,926             67,554            399,480
                                                                ===========        ===========        ===========

              1995:
                  Current                                     $     485,284            103,821            589,105
                  Deferred                                             (400)               (82)              (482)
                                                                -----------        -----------        -----------

                                                              $     484,884            103,739            588,623
                                                                ===========        ===========        ===========


       Actual income tax expense for the years ended June 30 differs from "expected" income tax expense (computed by applying the United States Federal corporate income tax rate of 34% to income before income taxes) as follows:


                                                                                      1996                 1995
---------------------------------------------------------------------------------------------------------------
           Computed "expected" tax expense                                    $       350,593             523,791
           Increase (decrease) resulting from:
                State taxes, net of Federal income tax effects                         48,887              68,632
                Other                                                                      -               (3,800)
                                                                                -------------        ------------

                                                                              $       399,480             588,623
                                                                                =============        ============
           Effective tax rate                                                 $          38.7%               38.2%
                                                                                =============        ============



                                      F-14                           (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

       Deferred income taxes are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The types of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30 are as follows:


                                                                                      1996                 1995
---------------------------------------------------------------------------------------------------------------
       Deferred tax assets:
           Loans:
                Allowance for loan losses                                         $       76,910               55,760
                Loan origination fees deferred for financial reporting
                    purposes                                                            96,982               87,084
           Premises and equipment, principally due to differences in
                depreciation                                                             7,691               26,922
           Deferred compensation accrual                                                34,998               31,203
                                                                                  ------------         ------------
                    Gross deferred tax assets                                          216,581              200,969
                                                                                  ------------         ------------





                                                                                      1996                 1995
---------------------------------------------------------------------------------------------------------------
       Deferred tax liabilities:
           Stock in Federal Home Loan Bank of Seattle, principally due to
                dividends not recognized for tax purposes                       $     (276,453)            (246,026)
           Prepaid insurance premium                                                   (30,379)                  -
           Unrealized gains on securities available-for-sale                          (131,723)            (263,209)
           Other, net                                                                   (9,260)              (6,447)
                                                                                  ------------         ------------
                    Gross deferred tax liabilities                                    (447,815)            (515,682)
                                                                                  ------------         ------------

                    Net deferred tax liability                                  $     (231,234)            (314,713)
                                                                                  ============         ============


       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in carryback years, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the deferred tax assets are deductible, at June 30, 1996 and 1995, management believes it is more likely than not that the Association will realize the benefits of these deductible differences.

       Retained earnings at June 30, 1996 includes approximately $3,320,000 for which no provision for Federal income tax has been made. This amount represents the base year tax bad debt reserve which is essentially an allocation of earnings to pre-1988 bad debt deductions for income tax purposes only. This amount is treated as a permanent difference and deferred taxes are not recognized unless it appears that this reserve will be reduced and thereby result in taxable income in the foreseeable future. The Association is not currently contemplating any changes in its business or operations which would result in a recapture of this federal bad debt reserve into taxable income.

       Cash paid for income taxes for the years ended June 30, 1996 and 1995 totaled approximately $461,820 and $511,000, respectively.



                                      F-15                         (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(10)   Pension Plan

       The Association participates in a noncontributory multi-employer trusteed defined benefit pension plan. To be eligible to participate, employees must be at least 21 years of age and have completed one year of service. Actuarially determined pension costs are funded as required by the trustee. Information related to the Association's portion of the actuarial present value of benefits is not avaiable. Contributions were $108,000 and $101,000 for the plan years ended June 30, 1996 and 1995, respectively.

(11)   Regulatory Capital

       The Association is required to meet three FIRREA-enacted capital requirements: a tangible capital requirement equal to not less than 1.5% of tangible assets (as defined in the regulations); a core capital requirement, comprised of tangible capital adjusted for supervisory goodwill and other defined factors equal to not less than 3.0% of tangible assets; and a risk-based capital requirement equal to at least 8.0% of all risk-weighted assets. For risk-weighting, selected assets are given a risk assignment of 0% to 100%. The Association's total risk-weighted assets at June 30, 1996 were $32,794,000.



       Generally accepted accounting principles (GAAP) capital differs from tangible, core, and risk-based capital as a result of the following:


              Capital measured by GAAP(rounded)                                         $       15,876,000
              Net effect of audit adjustments                                                       54,000
                                                                                          ----------------
                  Capital as reported in Thrift Financial Report                                15,930,000

              Non-includable assets of subsidiary                                                 (495,000)
              Unrealized gains on certain available-for-sale securities                           (254,000)
                                                                                          ----------------

                  Tangible and core capital                                                     15,181,000

              General valuation allowance                                                          145,000
              Assets required to be deducted                                                       (21,000)
                                                                                          ----------------

                  Risk-based capital                                                    $       15,305,000
                                                                                          ================


       The following table demonstrates, in dollars and percents, the extent to which the Association exceeds the minimum capital requirements as of June 30, 1996:



                                                                           Regulatory Capital
                                                             Actual            Requirement           Excess
           Tangible capital:
                Dollar amount                         $      15,181,000          1,292,000          13,889,000
                Percent of tangible assets                     17.6%                1.5%               16.1%
           Core capital:
                Dollar amount                         $      15,181,000          2,583,000          12,598,000
                Percent of adjusted tangible
                    assets                                     17.6%                3.0%               14.6%
           Risk-based capital:
                Dollar amount                         $      15,305,000          2,624,000          12,681,000
                Percent of risk-weighted assets                46.7%                8.0%               38.7%



                                      F-16                        (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

       Failure to comply with applicable regulatory capital requirements can result in capital directives from the director of the Office of Thrift Supervision, restrictions on growth and other limitations on a savings association's operations.

(12)   Noncash Investing Activities

       The Association recorded a decrease in unrealized gain on investment securities available-for-sale of $386,723, net of deferred taxes of $131,486, at June 30, 1996.

       The Association recorded an increase in unrealized gain on investment securities available-for-sale of $111,129, net of deferred taxes of $37,784, at June 30, 1995.

(13)   Commitments and Contingencies

       The deposits of the Association are insured by the Savings Association Insurance Fund (SAIF), one of two funds administered by the Federal Deposit Insurance Corporation (FDIC). The Association currently pays premiums of approximately $.23 per $100 of deposits. On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed, which authorizes the FDIC to impose a special assessment on certain deposits held by thrift institutions. This special assessment, which is based on $.657 per $100 of outstanding deposits at March 31, 1995, is intended to recapitalize the SAIF. The assessment of $451,000 and a related tax benefit of $183,000 were recorded by the Association on September 30, 1996. The assessment is payable no later than November 29, 1996.


(14)   Financial Instruments With Off-Balance-Sheet Risk

       The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk.

       The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


       Financial instruments outstanding at June 30, 1996 whose contract amounts represent credit risk are fixed-rate commitments to extend credit totaling approximately $304,000 with interest rates of 7.875% to 9.75%. These commitments generally contain a termination date of 30 days from date the commitment is approved.




                                    F-17                          (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained by the Association upon extension of credit, if deemed necessary, is based on management's evaluation of the counter-party. Collateral held varies but may include personal property, residential real property and income-producing commercial properties.

(15)   Financial Instruments With Concentration of Credit Risk

       At June 30, 1996, approximately $2,000,000 of the Association's loans receivable are secured by real property located outside of the Association's trade area of south central Montana of this amount, approximately $1,100,000 are secured by properties located in Southern California.

(16)   Fair Value of Financial Instruments

       The Association is required to disclose the fair value for financial instruments, whether recognized or not recognized on the statement of financial condition. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that both imposes a contractual obligation on one entity to deliver cash or another financial instrument to a second entity.





       Quoted market prices are used for fair value when available, but do not exist for some of the Bank's financial instruments, primarily loans and time deposits. The fair value of these instruments has been derived from the OTS Net Portfolio Value Model (OTS Model). This OTS Model primarily employs the static discounted cash flow method which determines the economic value of loans and time deposits by calculating the present value of expected cash flows. The present value is determined by discounting the cash flows the instruments are expected to generate by the yields currently available to investors on instruments of comparable risk and duration. Therefore, to calculate present value, the OTS makes assumptions about the size and timing of expected cash flows and appropriate discount rates. Different assumptions could materially change these instruments' estimated values.

       These disclosures exclude certain financial instruments and all nonfinancial instruments. Therefore, the aggregate fair values presented do not represent the Bank's underlying value.

       The following assumptions and methods were used by the Bank in estimating fair value:

           FINANCIAL ASSETS. Due to the liquid nature of the instruments, the carrying value of cash and cash equivalents and interest-bearing deposits approximates market value. For all investment and mortgage-backed securities, the fair value is based upon quoted market prices. The fair value of loans receivable was obtained from the OTS Model. The fair value of accrued interest receivable approximates book value as the Association expects contractual receipt in the short-term. The fair value of FHLB stock approximates redemption value.

           FINANCIAL LIABILITIES. The fair value of NOW and demand accounts and non-term savings deposits approximates book values as these deposits are payable on demand. The fair value of time deposits was obtained from the OTS Model. The imputed interest rate on the borrowed funds approximates the Company's current long-term borrowing rate. Accordingly, the fair value of borrowed funds approximates the carrying value.

                                      F-18                        (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

            OFF-BALANCE SHEET. Commitments made to extend credit represent commitments for loan originations, the majority of which are contracted for immediate sale and therefore no fair value adjustment is necessary.

            LIMITATIONS. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association's entire holdings of a particular instrument. Because no market exists for a significant portion of the Association's financial instruments, fair value estimates are based on judgments regarding comparable market interest rates, future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


            Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax effect of the difference between the fair value and carrying value of financial instruments can have a significant effect on fair value estimates and have not been considered in the estimates presented herein.

                                                                                         June 30, 1996
                                                                               Book Value            Fair Value
           Financial Assets:
                Cash and cash equivalents                                $       1,160,760             1,160,760
                Interest-bearing deposits                                        1,337,948             1,337,948
                Investment and mortgage-backed securities
                    available-for-sale                                          13,876,659            13,876,659
                Investment and mortgage-backed securities
                    held-to-maturity                                            25,195,531            25,005,118
                Loans receivable, net                                           41,937,298            42,318,000
                Stock in Federal Home Loan Bank of Seattle                       1,123,300             1,123,300
                Accrued interest receivable                                        327,994               327,994

           Financial Liabilities:
                Deposits                                                        68,547,802            68,463,000
                Borrowed funds                                                   1,500,000             1,500,000

           Off-Balance Sheet:
                Commitments to extend credit                                       304,000               304,000


(17)   Subsequent Event

       On August 29, 1996, the Board of Directors approved a plan under which the Association would convert from a federally chartered mutual savings and loan association to a federally chartered capital stock savings bank. The conversion to a stock institution is subject to approval of the Office of Thrift Supervision and members of the Association and includes the filing of a registration statement with the Securities and Exchange Commission. If such approvals are obtained, a holding company (of which the Association will become a wholly-owned subsidiary) will issue and sell shares of capital stock to eligible members of the Association and the public.



                                      F-19                        (Continued)

                   EMPIRE FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

       The cost of issuing the Association's capital stock will be deferred and deducted from the sales proceeds of the conversion. At June 30, 1996, the Association had not incurred any conversion costs. In the event that the conversion is not completed, any deferred conversion costs will be charged to operations.

       In accordance with OTS Regulations, at the time that the Association converts from a mutual savings and loan association to a stock savings bank, the Association will restrict a portion of retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Association, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Association may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

         No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Holding Company or the Association. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Holding Company or the Association since any of the dates as of which information is furnished herein or since the date hereof.

                               Table of Contents                  Page

Prospectus Summary............................................
Selected Consolidated Financial Information...................
Recent Developments...........................................
Risk Factors..................................................
Empire Federal Bancorp, Inc...................................
Empire Federal Savings and Loan Association. .................
Use of Proceeds...............................................
Dividend Policy...............................................
Market for Common Stock.......................................
Capitalization................................................
Historical and Pro Forma Capital Compliance...................
Pro Forma Data................................................
Empire Federal Savings and Loan Association and Subsidiary
 Consolidated Statements of Income............................
Management's Discussion and Analysis of Financial
 Condition and Results of Operations..........................
Business of the Holding Company...............................
Business of the Association...................................
Management of the Holding Company.............................
Management of the Association.................................
Regulation....................................................
Taxation......................................................
The Conversion................................................
Restrictions on Acquisition of the Holding Company............
Description of Capital Stock of the Holding Company ..........
Registration Requirements.....................................
Legal and Tax Opinions........................................
Experts.......................................................
Change in Fiscal Year.........................................
Additional Information........................................
Index to Consolidated Financial Statements....................


Until the later of _____ __, 1996, or 25 days after commencement of the Syndicated Community Offering of Common Stock, if any, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.












                          EMPIRE FEDERAL BANCORP, INC.

                                     [Logo]

                  (Proposed Holding Company for Empire Federal
                        Savings and Loan Association, to
                    be known as Empire Federal Savings Bank)






                        1,666,000 to 2,254,000 Shares of
                                  Common Stock




                                   Prospectus










                             Charles Webb & Company,
                   a Division of Keefe, Bruyette & Woods, Inc.











                            ______________ ___, 1996

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.        Indemnification of Officers and Directors

                Article XVII of the Certificate of Incorporation of Empire Federal Bancorp, Inc. requires indemnification of directors, officers and employees to the fullest extent permitted by Delaware law.

                Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities:

        145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 25.  Other Expenses of Issuance and Distribution(1)

     Legal..................................................   $ 95,000
     Securities marketing legal fees........................     35,000
     Printing, postage and mailing..........................     65,000
     Appraisal and business plan preparation................     22,000
     Accounting fees........................................     30,000
     Accounting advisor fee.................................      7,000
     Securities marketing fees(1)...........................    285,130
     Data processing fees...................................      7,500
     SEC registration fee...................................      9,000
     Blue Sky filing fees and expenses......................     10,000
     OTS filing fees........................................      8,400
     Other expenses.........................................     10,970
                                                               --------
           Total............................................   $585,000
                                                               ========


             (1) Assumes a total offering of $22.5 million (midpoint of the Estimated Valuation Range), a management fee payable to Webb equal to $25,000 and a success fee of 1.5% of the aggregate Purchase Price of the shares of Common Stock sold in the Subscription and Direct Community Offering and the Syndicated Community Offering, excluding shares purchased by the ESOP and officers and directors of the Association (such success fee not to exceed 1.5% of the gross offering proceeds at the midpoint of the Estimated Valuation Range, or $294,000). See "THE CONVERSION -- Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings."

Item 26. Recent Sales of Unregistered Securities.

             Not Applicable

Item 27. Exhibits

             The exhibits filed as part of this Registration Statement are as follows:

(a)      List of Exhibits

 1.1     --  Form of proposed Agency Agreement among Empire Federal Bancorp,
             Inc., Empire Federal Savings and Loan Association of Livingston and Charles Webb & Company

 1.2     --  Engagement Letter with Empire Federal Savings and Loan Association of Livingston and Charles Webb & Company (a)

 2       --  Amended Plan of Conversion of Empire Federal Savings and Loan
             Association of Livingston (attached as an exhibit to the Proxy
             Statement included herein as Exhibit 99.5)

 3.1     --  Certificate of Incorporation of Empire Federal Bancorp, Inc. (a)

 3.2     --  Bylaws of Empire Federal Bancorp, Inc. (a)

 4       --  Form of Certificate for Common Stock (a)

 5       --  Opinion of Breyer & Aguggia regarding legality of securities registered (a)

 8.1     --  Federal Tax Opinion of Breyer & Aguggia

 8.2     --  State Tax Opinion of Huppert & Swindlehurst, P.C.

 8.3     --  Opinion of Keller & Company, Inc. as to the value of subscription rights (a)

10.1     --  Proposed Form of Employment Agreement for Certain Executive
             Officers (a)

10.2     --  Proposed Form of Stock Option Plan (a)

10.3     --  Proposed Form of Management Recognition and Development Plan (a)

10.4     --  Proposed Form of Employee Stock Ownership Plan (a)

21       --  Subsidiaries of Empire Federal Bancorp, Inc. (a)

23.1     --  Consent of KPMG Peat Marwick, LLP

23.2     --  Consent of Breyer & Aguggia (contained in opinion included as
             Exhibit  8.1)

23.3     --  Consent of Keller & Company, Inc. (a)

23.4     --  Consent of Huppert & Swindlehurst, P.C. (contained in opinion included as Exhibit 8.2)

24       --  Power of Attorney (a)

99.1     --  Order and Acknowledgement Form (contained in the marketing materials included herein as Exhibit 99.2)

99.2     --  Solicitation and Marketing Materials

99.3     --  Appraisal Agreement with Keller & Company, Inc. (a)

99.4     --  Appraisal Report of Keller & Company, Inc.

99.5     --  Proxy Statement for Special Meeting of Members of Empire Federal
             Savings and Loan Association
---------------------
(a) Previously filed.



Item 28. Undertakings

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                   (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

                   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) The undersigned registrant hereby undertakes to provide the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, in Livingston, Montana on November 8, 1996.


                                EMPIRE FEDERAL BANCORP, INC.



                                By:   /s/Beverly D. Harris
                                      Beverly D. Harris
                                      President and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                                        Title                                          Date



/s/Beverly D. Harris                            President, Chief Executive                 November 8, 1996
------------------------------------------
Beverly D. Harris                               and Director
                                                (Principal Executive Officer)


/s/Ernest A. Sandberg*                          Treasurer, Chief Financial                 November 8, 1996
-----------------------------------------
Ernest A. Sandberg                              Officer, Secretary and Director
                                                (Principal Financial and
                                                Accounting Officer)



/s/W. J. Peterson, Jr.*                         Chairman of the Board                      November 8, 1996
---------------------------------------
W. J. Peterson, Jr.



/s/John R. Boe*                                 Director                                   November 8, 1996
----------------------------------------
John R. Boe



/s/Sanroe J. Kaisler, Jr.*                      Director                                   November 8, 1996
----------------------------------------
Sanroe J. Kaisler, Jr.


/s/Walter R. Sales*                             Director                                   November 8, 1996
----------------------------------------
Walter R. Sales



/s/Edwin H. Doig*                               Director                                   November 8, 1996

-----------------------------------------
Edwin H. Doig


By power of attorney dated September 25, 1996.

   As filed with the Securities and Exchange Commission on November 8, 1996

                                                      Registration No. 333-12653


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    EXHIBITS
                                       TO
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933




                          EMPIRE FEDERAL BANCORP, INC.
               (Exact name of registrant as specified in charter)



          Delaware                         6035                  81-0512374
(State or other jurisdiction of      (Primary SICC No.)       (I.R.S. Employer
incorporation or organization)                               Identification No.)



                              123 South Main Street
                            Livingston, Montana 59047
                                 (406) 222-1981
          (Address and telephone number of principal executive offices)




                          John F. Breyer, Jr., Esquire
                          Victor L. Cangelosi, Esquire
                                BREYER & AGUGGIA
                          Suite 470 East 1300 I Street, N.W.
                             Washington, D.C. 20005
                     (Name and address of agent for service)

                                INDEX TO EXHIBITS



 1.1   --     Form of proposed Agency Agreement among Empire Federal Bancorp, Inc., Empire Federal Savings and Loan Association of Livingston and Charles Webb & Company

 1.2   --     Engagement Letter with Empire Federal Savings and Loan Association of Livingston and Charles
              Webb & Company (a)

 2     --     Amended Plan of Conversion of Empire Federal Savings and Loan Association of Livingston
              (attached as an exhibit to the Proxy Statement included herein as Exhibit 99.5)

 3.1   --     Certificate of Incorporation of Empire Federal Bancorp, Inc. (a)

 3.2   --     Bylaws of Empire Federal Bancorp, Inc. (a)

 4     --     Form of Certificate for Common Stock (a)

 5     --     Opinion of Breyer & Aguggia regarding legality of securities registered (a)

 8.1   --     Federal Tax Opinion of Breyer & Aguggia

 8.2   --     State Tax Opinion of Huppert & Swindlehurst, P.C.

 8.3   --     Opinion of Keller & Company, Inc. as to the value of subscription rights (a)

10.1   --     Proposed Form of Employment Agreement for Certain Executive Officers (a)

10.2   --     Proposed Form of Stock Option Plan (a)

10.3   --     Proposed Form of Management Recognition and Development Plan (a)

10.4   --     Proposed Form of Employee Stock Ownership Plan (a)

21     --     Subsidiaries of Empire Federal Bancorp, Inc. (a)

23.1   --     Consent of KPMG Peat Marwick, LLP

23.2   --     Consent of Breyer & Aguggia (contained in opinion included as Exhibit 8.1)

23.3   --     Consent of Keller & Company, Inc. (a)

23.4   --     Consent of Huppert & Swindlehurst, P.C. (contained in opinion included as Exhibit 8.2)

24     --     Power of Attorney (a)

99.1   --     Order and Acknowledgement Form (contained in the marketing materials included herein as Exhibit 99.2)

99.2   --     Solicitation and Marketing Materials

99.3   --     Appraisal Agreement with Keller & Company, Inc. (a)

99.4   --     Appraisal Report of Keller & Company, Inc.

99.5   --     Proxy Statement for Special Meeting of Members of Empire Federal Savings and Loan Association
---------------------
(a) Previously filed.
</R.

